As filed with the Securities and Exchange Commission on May 13, 1998
                              Registration No. 333-45023
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                 Amendment No. 1
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                             SABA PETROLEUM COMPANY
                       (Name of registrant in its charter)

             Delaware                                1311                               47-0617589
 (State or Other Jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
  Incorporation or Organization)          Classification Code Number)               Identification No.)

                         ------------------------------
                          3201 Airpark Drive, Suite 201
                          Santa Maria, California 93455
                                 (805) 347-8700
                        (Address and Telephone Number of
          Principal Executive Offices and Principal Place of Business)
                         ------------------------------
                                 Walton C. Vance
                             Saba Petroleum Company
                          3201 Airpark Drive, Suite 201
                          Santa Maria, California 93455
                                 (805) 347-8700
            (Name, Address and Telephone Number of Agent for Service)
                         ------------------------------
                                 With copies to:
                              Susan M. Knill, Esq.
                             Saba Petroleum Company
                          3201 Airpark Drive, Suite 201
                              Santa Maria, CA 93455
                                 (805) 347-8700
                         ------------------------------
                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   ------------------------------
                                                     CALCULATION OF REGISTRATION FEE

--------------------------------------------- ------------------- -------------------- ------------------- ======================
                                                                       Proposed         Proposed Maximum
                                                                   Maximum Offering        Aggregate
     Title of Each Class of Securities           Amount to be            Price         Offering Price (2)        Amount of
              to be Registered                  Registered (1)       Per Share (2)                           Registration Fee
--------------------------------------------- ------------------- -------------------- ------------------- ======================
--------------------------------------------- ------------------- -------------------- ------------------- ======================
Common Stock..............................        2,165,898             $3.16              $6,844,238             $2,019
--------------------------------------------- ------------------- -------------------- ------------------- ======================


(1) Shares of Common Stock which may be offered pursuant to this Registration Statement consists of shares issuable upon conversion of 10,000 shares of Series A Convertible Preferred Stock and exercise of the Warrants and the Redemption Warrants as defined herein. The Company is registering approximately 60.8% of the number of shares of Common Stock issuable in connection with the conversion of the Company's Series A Convertible Preferred Stock (based on a conversion price of $3.08 which is the average
     of the closing   prices of the Common  Stock  reported  on the  American
     Stock Exchange for the 3 trading days ending May 12, 1998) and exercise of the Warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A Convertible Preferred Stock and the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.
(2) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low reported sales prices per share of the Company's Common Stock on the American Stock Exchange on May 12, 1998.

                         ------------------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION DATED May 13, 1998



                                2,165,898 Shares

                               [Graphic omitted]

                             SABA PETROLEUM COMPANY
                                  Common Stock


     All of the shares of Common Stock offered hereby (the "Offering") are being sold by the selling stockholders identified herein (the "Selling Stockholders") of Saba Petroleum Company ("Saba" or the "Company"). The Company's Common Stock (the "Common Stock") is listed on the American Stock Exchange under the symbol "SAB." On May 12, 1998, the last reported sale price of the Common Stock on the American Stock Exchange was $3.0625 per share. See "Price Range of Common Stock and Dividend Policy." The registration of the shares of Common Stock hereunder does not necessarily mean that any of the shares will be offered or sold by the holder thereof. See "Use of Proceeds."
    The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest from time to time may offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

    The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company will not receive any of the proceeds  from the sale of shares by
the  Selling   Stockholders,   but  has  agreed  to  bear  certain  expenses  of
registration of the Shares under federal and state securities laws.

The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 14.

--------------------------------------------------------------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE  SECURITIES  COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



It is anticipated that the stock will sell for, at or near the prevailing market rate. As of May 12, 1998, the market price on the American Stock Exchange was $3.0625. The Company will not receive any of the proceeds of the Offering. The Company will bear all of the expenses of the Offering, which are expected to be approximately $155,000.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------



The date of this Prospectus is May 13, 1998.

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, of which this Prospectus is a part, as well as such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a worldwide web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the American Stock Exchange and such reports and other information concerning the Company also can be obtained at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

37


                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. References to "Saba" or the "Company" are to Saba Petroleum Company and its subsidiaries unless the context otherwise requires. All share information included herein has been adjusted to reflect a two-for-one stock split in the form of a stock dividend paid in December 1996. Certain terms, including several technical terms commonly used in the oil and gas industry, are defined in the "Glossary" included as Appendix A to this Prospectus. Investors should carefully consider the information set forth under "Risk Factors." The principal executive offices of the Company are located at 3201 Airpark Drive, Suite 201, Santa Maria, California 93455, and the Company's telephone number at this location is (805) 347-8700.

                                   THE COMPANY

    Saba Petroleum Company is an independent energy company engaged in the acquisition, development and exploration of oil and gas properties in the United States and internationally. The Company has grown primarily through the acquisition and exploitation of producing properties in California, Louisiana and Colombia. The Company has assembled a portfolio of over 200 potential development drilling locations. Based on current drilling forecasts, the Company estimates that such locations represent a five-year drilling inventory. The preponderance of those drilling locations are in Colombia's Middle Magdalena Basin. The Company also has drilling locations in California, New Mexico and Louisiana. The Company uses advanced drilling and production technologies to enhance the returns from its drilling programs. On its California properties, the Company has successfully used horizontal drilling and high-efficiency cavitation pumps, and has recently drilled its first steam assisted gravity drainage ("SAGD") pair of wells in California, on which producing operations have been held in abeyance awaiting a permit and oil price increases. The
Company has also recently initiated exploration projects which the Company believes have high potential in California, Indonesia and Great Britain.

    At December 31, 1997, the Company had estimated proved reserves of 29.1 MMBOE, consisting of 23.9 MMBbls of oil and 31.3 Bcf of gas (5.2 MMBOE), with a PV-10 Value of $118.6 million. Since quantities of oil and gas recoverable from a property are price sensitive, declines in oil and gas prices from December 31, 1997 postings may be expected to result in a reduction of the quantities of oil and gas included in the Company's proved reserves and the PV-10 value of such reserves. See "Properties - Reserve Estimates."

    The Company also owns an asphalt refinery in Santa Maria, California, where it currently processes approximately 4,000 Bopd. See "Description of Property -Asphalt Refinery". Incident to its gas and oil operations, the Company has acquired fee interests in real estate. See "Description of Property - Real Estate Activities". In Colombia the Company holds a 50% interest in a 118-mile pipeline. See "Description of Property-Principal Properties-Colombian Properties".

                               Recent Developments

    Going Concern Status

    The Company's auditors have included an explanatory paragraph in their opinion on the Company's 1997 financial statements to state that there is substantial doubt as to the Company's ability to continue as a going concern. The cause for inclusion of the explanatory paragraph in their opinion is the apparent lack of the Company's current ability to service its bank debt as it comes due (See Note 8 to Consolidated Financial Statements). While the Company is attempting to address funding the current deficit, there is no assurance that it will be able to do so timely. Further, while the Company is in discussion with its primary lender to restructure its bank debt, there is no assurance that the preconditions to the intended restructuring will be met or a satisfactory restructuring accomplished. Finally, as discussed below, the Company has entered into a preliminary agreement to conclude a business combination; however, a definitive agreement has not as yet been reached and there is no assurance that such business combination will be consummated.


    Possible Business Combination


         In early 1998, the Board of Directors of the Company engaged CIBC-Oppenheimer, Inc. ("Oppenheimer"), an investment banking firm, to explore ways to enhance shareholder values. This engagement was prompted by several factors, predominately the declining price of Common Stock and the lack of working capital available to the Company. In March 1998, Oppenheimer presented the Board with its recommendations, which included exploring a possible business combination of the Company with another oil and gas company. In March 1998, the Company achieved a preliminary agreement with Omimex Resources, Inc., a privately held Fort Worth, Texas oil and gas company ("Omimex") which operates a substantial portion of the Company's producing properties, to enter into a business combination. At the date of this Prospectus, all of the details of the business combination have not been fully negotiated. However, it is intended that all of the assets of the Company, except possibly for its California operations, would be combined with the assets of Omimex, with the Company being the surviving corporation. The economic terms of the transaction include issuing Common Stock to the shareholders of Omimex on a basis proportionate to the respective net asset values of the two companies, determined by replacing the property accounts on the respective balance sheets with the present value, calculated at a ten percent discount, of the proved reserves of the apposite company and adjusting that number for other assets and liabilities. Credit is to be given for oil and gas properties deemed to have exploration or development potential. Should a definitive agreement be obtained and the combination consummated, it is expected that the Company will issue Common Stock to the holders of Omimex stock resulting in such holders owning in the range of sixty percent of the then outstanding Common Stock. Management of Omimex would become management of the Company, which would be headquartered in Fort Worth, Texas. The Company's California operations, if excluded from the transaction, may be sold or combined into an existing subsidiary, the shares of which would be distributed proportionately to the Company's shareholders. While the proposed transaction has not been fully negotiated, a definitive agreement with Omimex is to be executed by May 15, 1998. Consummation of the transaction would require the consent of the holders of the Company's 9% Convertible Senior Subordinate Debentures due 2005 ("the Debentures"), the consent of the holders of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock"), shareholder approval, various governmental approvals and agreement on various matters which are yet unresolved.

    Status Of Bank Debt

    Approximately $8.8 million in principal amount of bank debt matured for payment on April 30, 1998. The Company and its bank were in discussions to restructure the terms of the loan agreement and extend the maturities of the short-term loans to a time which would accommodate the proposed business combination with Omimex provided that a $2.0 million payment was made on April 30, 1998 and a definitive agreement with Omimex was executed. The definitive agreement with Omimex has not as yet been concluded and the Company was unable to make the $2.0 million payment. Therefore, no extension was secured and the $8.8 million of principal indebtedness remains due and payable. The Company is continuing its discussions with the bank in an attempt to restructure the indebtedness and is continuing its negotiations with Omimex with a definitive agreement to be executed by May 15, 1998. The bank has not declared the loan in default by giving notice to the Company as required pursuant to the terms of the loan agreement.




                            PRINCIPAL PROPERTY AREAS

    The Company owned interests in approximately 1,070 wells at December 31, 1997. The majority of these wells are concentrated along the central coast of California and in the Middle Magdalena Basin of Colombia. These regions, which primarily produce a low gravity/high viscosity or "heavy" oil, will be the focus of the Company's near-term development drilling activities. The Company also operates wells and has exploration and development activities in several states outside of California and, through a majority-owned subsidiary, in western Canada. The Company regularly evaluates international projects and has recently negotiated the acquisition of exploration projects in Indonesia and Great Britain.

United States

         California

    Approximately 20.3% of the Company's proved reserves at December 31, 1997 (5.9 MMBOE) were located in four onshore fields in California's central coast region (collectively, the "Central Coast Fields"). Daily production from the Central Coast Fields averaged 1,808 BOE for the year ended December 31, 1997, representing 26.3% of the Company's total production. The Company operates all of its wells in the Central Coast Fields. The Company also holds interests in other California areas, which represented 7.2% (2.1 MMBOE) of the Company's proved reserves at December 31, 1997. Further, the Company has interests in several high risk exploratory projects.

    Louisiana

    Approximately 11.0% of the Company's proved reserves at December 31, 1997 (3.2 MMBOE) were located in two fields in Louisiana. An interest in one of these fields was first acquired during 1996, the other in 1997, with additional interests in both fields acquired in the second quarter of 1998. Daily production from the Louisiana fields averaged 524 BOE for the year ended December 31, 1997, representing 7.6% of the Company's total production.

    Other United States

    In addition to its California and Louisiana properties, the Company owns producing properties in a number of other states, primarily New Mexico, Michigan, Texas and Oklahoma, which collectively represented 9.3% of the Company's proved reserves (2.7 MMBOE). Daily production from these properties averaged 834 BOE for the year ended December 31, 1997, representing 12.1% of the Company's total production.

International

     Colombia

    Approximately 43.3% of the Company's proved reserves at December 31, 1997 (12.6 MMBOE) were located in several fields in Colombia's Middle Magdalena Basin. Daily production from these fields averaged 2,429 BOE for the year ended December 31, 1997, representing 35.3% of the Company's total production. The Company also holds a 50% interest in the 118-mile Velasquez-Galan Pipeline, which connects the fields to a 250,000 Bopd government-owned refinery at Barrancabermeja. The Company and Omimex, the operator of the fields, have formulated a plan for drilling approximately 200 development wells.

    During 1997, the Company and the operator participated in the drilling or recompletion of thirteen wells in the Teca (eight) and South Nare (five) Fields. All of the wells drilled were productive and the operator is installing steaming equipment. The Company and the operator have recently reentered a suspended well acquired from Texaco and drilled to an area under the Magdalena River and have recompleted the well as productive of approximately 30 Bopd without artificial stimulation. Both the Company and the operator believe that another two wells should be drilled into the area in an effort to establish an additional commercial area. The Company expects to spend approximately $2.5 million in 1998 on drilling and related activities on its Colombia properties.

     Canada

    Approximately 8.9% of the Company's proved reserves at December 31, 1997 (2.6 MMBOE) were located in Canada. Daily production from these properties, which are owned through an approximately 74%-owned subsidiary of the Company, averaged 608 BOE for the year ended December 31, 1997, representing 8.9% of the Company's total production.

    Other International

    In September 1997, the Company and Pertamina, the Indonesian state-owned oil company, signed a production sharing contract covering 1.7 million unexplored acres on the Island of Java near a number of producing oil and gas fields. This agreement will require the Company to spend approximately $17.0 million over the next three years on this project, in addition to the approximate $1.4 million expended as of December 31, 1997. The Company is seeking a joint venture partner to share the costs of this project; however, the recent economic turmoil in Indonesia may affect the timing and terms of such agreement.

    In July 1997, the Company entered into an agreement to become the operator and a 75% working interest holder of two exploration licenses which cover a 123,000 acre exploration area in southern Great Britain. On March 31, 1998, the Company assigned a 3.75% carried working interest in the first well to be drilled on this concession as payment of a finder's fee. By agreement dated April 14, 1998, the Company sold one half of its net interest in this concession to Omimex at the Company's cost. The Company expects to spend approximately $550,000 in 1998 to drill the first exploratory well on this concession.

                             SUMMARY FINANCIAL DATA
         The following table presents summary historical consolidated financial data of the Company as of and for each of the five years in the period ended December 31, 1997, which has been derived from the Company's consolidated financial statements. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere herein. (in thousands, except for per share data)


                                                                                     Year Ended December 31
                                  --------------------------------------------------------------------------
                                            1993          1994          1995            1996           1997
                                  --------------- ------------- ------------- --------------- --------------

Statement of Income Data
Total revenues                           $10,530       $12,954       $17,694         $33,202        $35,996

Expenses:
   Production costs (1)                    5,857         7,547        10,561          14,604         16,607
   General and  administrative             2,503         1,882         2,005           3,920          5,125
   Depletion, depreciation and
    amortization                           1,853         2,041         2,827           5,527          7,265
   Interest expense                          443           634         1,364           2,402          2,305
Net income (loss)                           (88)           509           547           3,765          2,397
Net earnings (loss) per
   share - basic (2):
                                          (0.01)          0.06          0.07            0.43           0.23
Weighted average  common shares
   outstanding - basic (2):                7,065         7,996         8,327           8,804         10,650

Statement of Cash Flow Data
Net cash provided by
    operating activities                    $503        $3,346        $1,736           $6,914        $4,954

Net cash used in
    investing activities                 (1,439)       (3,930)      (16,757)        (11,856)       (36,166)
Net cash provided by
    financing activities                     958           860        14,850           5,037         21,991

Other Data
EBITDA (3)                                $2,171        $3,568        $5,188         $14,652        $13,843

Capital expenditures (4)
                                           2,372         6,573        17,015          12,776         35,270
Production (MBOE)                            755           980         1,450           2,243          2,508


                                                                December 31,
                                  --------------------------------------------------------------------------
                                       1993           1994          1995           1996           1997
                                  --------------- ------------- ------------- --------------- --------------

Balance Sheet Data
Working capital (deficit)                  $(860)      $(2,422)       $2,471          $2,418       $(11,724)

Total assets
                                          13,261        18,108        39,751          49,117         77,657
Current portion of
    long-term debt
                                           1,440         2,357           505           1,806         13,442
Long-term debt, net (5)
                                           4,875         5,323        23,543          20,812         19,610
Redeemable preferred stock                                                                            8,511
                                               -             -             -               -
Stockholders' equity
                                           4,407         6,283         7,848          17,715         23,640


(1) Production costs include production taxes.
(2) As adjusted for a two-for-one stock split in the form of a stock dividend paid in December 1996.
(3) EBITDA represents earnings before interest expense, provision (benefit) for taxes on income, depletion, depreciation and amortization. EBITDA is not required by GAAP and should not be considered as an alternative to net income or any other measure of performance required by GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements of the Company and the Notes thereto.
(4) Capital expenditures in 1995 include $10.0 million expended in connection with acquisitions of producing properties in Colombia. The acquisitions were principally responsible for the significant increase in results of operations reported by the Company in 1995 and 1996. For additional information, see Note 2 of Notes to Consolidated Financial Statements of the Company.
(5) For information on terms and interest, see Note 8 of Notes to Consolidated Financial Statements of the Company.


                        SUMMARY OIL AND GAS RESERVE DATA

    The following table sets forth certain summary information as of December 31, 1995, 1996 and 1997 regarding the Company's interests in estimated proved oil and gas reserves, the Company's estimated future net revenues therefrom (before income taxes), the PV-10 Value thereof and other data concerning the reserves of the Company for those years. Estimates are based upon average year-end prices of $11.30, $17.05 and $13.13 per BOE on December 31, 1995, 1996 and 1997, respectively, at each date holding prices constant throughout the life of the properties in accordance with regulations of the Securities and Exchange Commission (the "Commission"). This information is based upon numerous assumptions and is subject to various uncertainties. See "Risk Factors -- Factors Relating to the Oil and Gas Industry and the Environment -- Uncertainty of Estimates of Reserves and Future Net Revenues," "Business -- Oil and Gas Reserves" and "Supplemental Information About Oil and Gas Producing Activities (Unaudited)" following the Notes to the Consolidated Financial Statements of the Company. This summary oil and gas reserve information is based on the reserve reports of Netherland, Sewell & Associates, Inc. and Sproule Associates Limited, independent petroleum engineers. There can be no assurance that volumes, prices and costs employed by the independent petroleum engineers will prove accurate. Since December 31, 1997, oil and gas prices have generally declined. At such date the price of West Texas Intermediate ("WTI") crude oil as quoted on the New York Mercantile Exchange was $18.30 per Bbl and the comparable price at March 31, 1998 was $15.60. Quotations for the comparable periods for natural gas were $2.45 per Mcf and $2.41 per Mcf, respectively. A decline in prices will result in a reduction in volumes of oil or gas which are ultimately recoverable, since certain remaining reserves will become marginal earlier.


                                                                                  December 31,
                                                              1995                1996                  1997
                                                      ------------------- -------------------- -------------

------------------------------------------------------
Estimated Net Proved Reserves:
------------------------------------------------------
   Oil (MBbls)                                             12,532               26,679                 23,925
------------------------------------------------------
   Gas (MMcf)                                              19,479               23,665                 31,296
------------------------------------------------------
      Total (MBOE)                                         15,778               30,623                 29,141
------------------------------------------------------
Estimated future net revenues (before income taxes)
      (in thousands)                                  $    73,525         $    253,902         $      183,578
------------------------------------------------------
PV-10 Value (before income taxes) (in thousands)(1)   $    48,155         $    155,939         $      118,629
------------------------------------------------------
Reserve Replacement Data:
------------------------------------------------------
   Production replacement ratio (2)                           5.9x                 7.7x                   1.4x
------------------------------------------------------
   All-in finding costs per BOE                       $      2.02         $       3.15         $         4.49



(1) Present value of estimated future net revenues before income taxes, discounted at 10% per annum.
(2) Calculated by dividing (i) reserve additions through acquisitions of reserves, extensions and discoveries and revisions during the year by (ii) production for such year.

                             SUMMARY OPERATING DATA

    The following table sets forth certain  summary  operating data with respect to the Company's oil and gas operations for the periods indicated.
----------------------------------------------

                                                       Year Ended December 31,

----------------------------------------------
----------------------------------------------
                                                  1995          1996          1997
----------------------------------------------
----------------------------------------------
Production Data:
----------------------------------------------
----------------------------------------------
  Oil (MBbls)                                      1,227         1,968        2,107
----------------------------------------------
----------------------------------------------
  Gas (MMcf)                                       1,337         1,651        2,408
----------------------------------------------
----------------------------------------------
       Total (MBOE)                                1,450         2,243        2,508
----------------------------------------------
----------------------------------------------

----------------------------------------------
----------------------------------------------
Average Sales Price Data (Per Unit):
----------------------------------------------
----------------------------------------------
  Oil (Bbls)                                  $    12.22    $   14.43      $  13.73

----------------------------------------------
----------------------------------------------
  Gas (Mcf)                                         1.45         1.88          2.09
----------------------------------------------
----------------------------------------------
  BOE                                              11.69        14.05         13.54
----------------------------------------------
----------------------------------------------

----------------------------------------------
----------------------------------------------
Selected Data per BOE:
----------------------------------------------
----------------------------------------------
  Production costs (1)                        $     7.29    $     6.51    $     6.62

----------------------------------------------
----------------------------------------------
  General and administrative                        1.27          1.72          1.93
----------------------------------------------
----------------------------------------------
  Depletion, depreciation and amortization          1.92          2.43          2.84
----------------------------------------------

(1)      Production costs include production taxes.


           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

    Certain statements contained in this Prospectus, such as those concerning the Company's business strategy, governmental regulation, drilling programs, potential acquisitions, future production amounts, values and revenues, capital requirements and other statements regarding matters that are not historical facts are "forward-looking" statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Statements that the Company or management "believes", "anticipates", "intends", "plans", or that refer to future events are intended to identify the statements which follow as "forward looking" statements. Because such forward looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The Company undertakes no obligation to release publicly the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

    Prospective investors should read the entire Prospectus carefully and should consider, among other things, the risk factors set forth below.

Factors Relating to the Company

    Effect of Price Declines

     Most of the oil produced by the Company is of low gravity. Production costs of such oil are generally much higher than production costs of higher gravity oil. Consequently, heavy oil properties, such as those owned by the Company, tend to become marginally economic in periods of declining oil prices, such as that presently existing. This is true of the Company's California heavy oil properties which, at present prices, remain economic to produce; should prices continue to decline, much of the Company's California production will become marginally economic.

      During 1997, the Company embarked upon an aggressive development program of its Cat Canyon and Gato Ridge heavy oil properties. This program included the installation of surface facilities for handling much more oil than the Company presently produces from such properties. The recent decline in prices and the results of the 1997 drilling program render it doubtful that the Company will recognize the value of these installations within the foreseeable future.

    Alteration of Business Strategy

     During January 1998, the Company engaged CIBC-Oppenheimer, Inc. to advise the Company with respect to strategies and procedures to adopt in an effort to maximize shareholder values. In March 1998, Oppenheimer presented the Board with its recommendations, which included exploring a possible business combination of the Company with another oil and gas company. In March 1998, the Company entered into a preliminary agreement with Omimex with the objective being a business combination. Should the contemplated merger be consummated, the shareholders of Omimex will receive in the range of 60% of the then outstanding Common Stock and management of Omimex would become management of the Company, which is to be headquartered in Fort Worth, Texas. The Company's California operations may be sold or combined into an existing subsidiary, the shares of which would be distributed proportionately to the Company's shareholders. That corporation is expected to retain some of the Company's existing management and concentrate its efforts on its California properties and the acquisition of lighter oil and gas properties. Whether the Company will be successful in pursuing the above described strategies is not known.

    Near Term Cash Requirements
The Company maintains a reducing revolving credit facility with a bank. As provided for in the loan agreement, the bank, applying its internal projections of future oil and gas prices and applying its internal discount factors to each classification of proved reserves, prepares its own estimate of the Company's remaining reserves and the projected cash flows from those reserves. In the event that the bank's estimate of the loan value of the Company's reserves ("borrowing base") is less than the outstanding loan balance, the bank may require the Company to (I) post additional collateral or (II) make additional payments in reduction of its indebtedness. In accordance with the terms of the reducing revolving credit facility, $3.5 million of the outstanding balance may be payable within the next year depending upon the bank's determination of the borrowing base. In addition to the reducing revolving credit facility, the Company's lending bank has advanced three short-term loans with an aggregate currently outstanding balance of $8.8 million, all of which matured on April 30, 1998. The Company's Canadian subsidiary has a fully advanced borrowing base revolving loan of $2.4 million of which $643,000 is classified as a current liability in that it may be payable over the next year. Further, accounts payable and accrued liabilities increased $3.9 million over accounts receivable and cash balances during the year ended December 31, 1997, due primarily to the Company's year end drilling activities which contributed to the decrease in working capital. The Company and its bank were in discussions to restructure the terms of the loan agreement and extend the maturities of the short-term loans to a time which would accommodate the proposed business combination with Omimex provided that a $2.0 million payment was made on April 30, 1998 and a definitive agreement with Omimex was executed. The definitive agreement with Omimex has not as yet been concluded and the Company was unable to make the $2.0 million payment. Therefore, no extension was secured and the $8.8 million of principal indebtedness remains due and payable. The Company is continuing its discussions with the bank in an attempt to restructure the indebtedness and is continuing its negotiations with Omimex with a definitive agreement to be executed by May 15, 1998. The bank has not declared the loan in default by giving notice to the Company as required pursuant to the terms of the loan agreement. Further, the Company is in discussions with several investment banking firms to arrange for financing should the contemplated business combination with Omimex not be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    In that the current maturities of the Company's bank debt are in excess of the Company's apparent ability to meet such obligations as they come due, the Company's auditors have included an explanatory paragraph in their opinion on the Company's 1997 financial statement to state that there is substantial doubt as to the Company's ability to continue as a going concern. In the past, the Company has demonstrated ability to secure capital through debt and equity placements, and believes that, if given sufficient time, it will be able to obtain the capital required to continue its operations. Further, the Company is in negotiations to divest itself of certain of its non-core oil and gas assets and real estate assets, with the proceeds of such divestitures to be applied to reduction of its bank debt. There can be no assurance that the Company will be successful in obtaining capital on favorable terms, if at all. Additionally, there can be no assurance that the assets which are the present object of the Company's divestiture efforts will be sold at prices sufficient to reduce the bank debt to levels acceptable to the bank in order to allow for a restructuring resulting in the elimination of the "Going Concern" opinion.

    The Company is in a capital intensive industry. Its immediate needs for capital will intensify should the Company be successful in one or more of the exploratory projects it is undertaking, in that it is likely that the Company will be required to drill several more wells on the apposite property to demonstrate the existence of commercial reserves. Should a commercial discovery exist, additional costs are likely to be incurred to create transportation and marketing infrastructure. Major exploratory projects often require substantial capital investments and a significant amount of time before generating revenues.

    Continuation of the Company's exploratory and development programs will require more cash than the Company's properties will generate at present price levels. Should the Omimex business combination be concluded, it is expected that the Company will refinance its debt, consolidating into an Omimex credit facility. Should negotiations of the merger be unsuccessful, the Company will attempt to sell or dispose of its non-core oil and gas properties which should result in the receipt of significant amounts of cash by the Company during 1998, a major portion of which may be applied to the Company's bank indebtedness. However, the timing of any sale and the amounts realized therefrom nevertheless may not be sufficient or early enough to permit the Company to make its bank payments and fund its committed exploration activities, in which cases the Company would be required to seek other financing or attempt to reduce its exploratory commitments. There is no assurance that the Company will be able to do either or that the terms of any new financing or reduction in commitments will be favorable to the Company.

    The Company's newly issued Series A Preferred Stock contains provisions which under certain circumstances not now existing, would require the Company to redeem that series at a price equal to 115% of its stated value. See "Description of Capital Stock-Preferred Stock. The Company does not presently have the funds with which to redeem the Series A Preferred Stock.

    Restriction on Payment of Dividends

    The Company has not paid any cash dividends on its Common Stock to date and has no plans to pay such dividends in the foreseeable future. The payment of cash dividends in the future will be dependent on the Company's future earnings and financial condition. Pursuant to the terms of the Company's credit facility and the terms of its Series A Preferred Stock and its Debentures, the Company is prohibited from making any cash dividend payments on its Common Stock without the specific consent from the lending bank, the holders of the Series A Preferred Stock and the holders of the Debentures.

    Dependence on Key Personnel

    The Company depends upon the efforts and skills of its key executives, most importantly Ilyas Chaudhary, the Chairman of the Board and Chief Executive Officer of the Company. The Company has an employment agreement with Mr. Chaudhary, which will expire in January 2000, and is the beneficiary of a $5 million policy insuring Mr. Chaudhary's life. The Company also has employment agreements with other key employees which will expire in 1998 and 1999. See "Management Benefit Plans and Employment Agreements - Employment Agreements." The success of the Company will depend, in part, on its ability to manage its assets and attract and retain qualified management and field personnel. There can be no assurance that the Company will be able to hire or retain such personnel. In addition, the loss of Mr. Chaudhary or other key personnel could have a material adverse effect on the Company.

    Volatility of Common Stock

    The market price for the Common Stock has been extremely volatile in the past and could continue to fluctuate significantly in response to the results of drilling one or more wells, variations in quarterly operating results and changes in recommendations by securities analysts, as well as factors affecting the securities markets or the oil and gas industry in general. See " Factors Relating to the Oil And Gas Industry and the Environment." Further, the trading volume of the Common Stock is relatively small, and the market for the Common Stock may not be able to efficiently accommodate significant trades on any given day. Consequently, sizable trades of the Common Stock have in the past, and may in the future, cause volatility in the market price of the Common Stock to a greater extent than in more actively traded securities. These broad fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

    Shares Eligible for Future Sale; Control by Significant Stockholder

    On March 31, 1998, the Company had outstanding 10,947,393 shares of Common Stock. Of these shares, 7,141,412 shares of Common Stock were freely transferable and tradable without restriction or further registration under the Securities Act. In addition, approximately 817,143 shares of Common Stock may currently be issued upon the conversion of the outstanding Debentures of the Company. Mr. Chaudhary, members of his family and companies controlled by Mr. Chaudhary beneficially own 3,743,521 shares of Common Stock (34.19% of the outstanding Common Stock). Other officers and directors of the Company beneficially own an additional 62,460 shares (0.57% of the outstanding Common
Stock).  See  "Shares  Eligible  For  Future  Sale." Mr.  Chaudhary,  as a major
indirect  stockholder  of  the  Company,  can  exercise   significant,   if  not
controlling,   influence  over  all  matters  requiring   stockholder  approval,
including the election of directors and approval of significant corporate transactions. This concentration of ownership may also accelerate, delay or prevent a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock."

    Potential Dilution-Outstanding Preferred Stock

    As of December 31, 1997, 10,000 shares of the Company's Series A Preferred Stock were issued and outstanding. Each share of the Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of the shares of Series A Preferred Stock (as increased by accrued but unpaid dividends as of March 31, 1998) by the then current Conversion Price (which is determined by reference to the then current market price, but in no event will the Conversion Price be greater than $9.345). If converted at March 31, 1998, based on a Conversion Price of $4.06 (the closing price of the Common Stock on March 31, 1998), the Series A Preferred Stock would have been convertible into 2,500,000 shares of Common Stock; however, without waiver by the American Stock Exchange of its rules, the Company would be permitted to issue only 2,165,898 shares of Common Stock without a shareholders' vote approving the issuance of additional shares. The number of shares of Common Stock which may be required to be issued could prove to be even greater in the event of further decreases in the trading price of the Common Stock assuming that the required shareholder approval is obtained. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144 or Rule 701. The maximum number of shares of Common Stock into which the Series A Preferred Stock may be converted without shareholder approval is being registered pursuant to the Registration Statement of which this Prospectus forms a part.

    On December 31, 1997, warrants to purchase 224,719 shares of Common Stock were issued to the purchasers of the Series A Preferred Stock and warrants to purchase 44,944 shares of Common Stock were issued to Aberfoyle Capital Ltd. as a fee in connection with the placement of the Series A Preferred Stock (collectively, the "Warrants"). The Warrants are exercisable over the next three years at a price of $10.68 (as may be adjusted from time to time under certain antidilution provisions). The shares of Common Stock issuable upon exercise of the Warrants are being registered pursuant to the Registration Statement of which this Prospectus forms a part.

    The Series A Preferred Stock contains terms that impose restrictions on the Company and may hinder the Company's ability to raise additional capital. In addition, because the conversion price of the Series A Preferred Stock is determined based on the market price of the Common Stock, the conversion of the Series A Preferred Stock could be extremely dilutive to the holders of Common Stock.

    Authorization of Preferred Stock

    The Company's Board of Directors has the authority to issue up to 49,990,000 additional shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue additional shares of preferred stock. See "Description of Capital Stock."

    Potential Dilution-Substantial Options, Warrants  and Debentures Outstanding

    At December 31, 1997, the Company had outstanding  options to purchase up to
1.17 million shares of Common Stock at exercise prices ranging from $1.25 to $15.50 with a weighted average exercise price of $8.95 per share. Additionally, as of March 31, 1998, the Company had outstanding Debentures in the aggregate principal amount of $3,575,000, which may convert into Common Stock at a price of $4.375 per share (817,143 shares). If Common Stock prices improve, the Company anticipates calling for the redemption of the Debentures in the next year, which will likely result in a substantial number of the holders converting the Debentures prior to the redemption date. In addition, on December 31, 1997, the Company issued warrants to purchase 269,663 shares of Common Stock at an exercise price of $10.68. In addition, if the Company redeems the Series A Preferred Stock it will be obligated to issue warrants (the "Redemption Warrants") to purchase 200,000 shares of Common Stock at an exercise price determined based on the price of the Common Stock at the time of such redemption. The shares of Common Stock issuable upon exercise of the Redemption Warrants are being registered pursuant to the Registration Statement of which this Prospectus forms a part.

The existence of these options, warrants and Debentures may hinder future financings by the Company and the exercise of such options and warrants and conversion of such Debentures will dilute the interests of all other stockholders. The possible future resale of Common Stock issuable on the exercise or conversion of these options, warrants and Debentures could adversely affect the prevailing market price of the Common Stock. Further, the holders of options and warrants may exercise them and adversely affect the market price of Common Stock at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Description of Capital Stock Common Stock" and "Principal Stockholders."

    Dependence on Key Customers

    Empresa Colombiana de Petroles ("Ecopetrol"), which also owns a 50% working interest in the Company's Colombian Nare Association properties, is the only viable purchaser of the Company's oil production in Colombia, which accounted for 31.4% of the Company's total oil and gas revenues in the year ended December 31, 1997. Prices received from the sale of oil produced at the Company's Colombian properties are determined by formulas set by Ecopetrol. The formula for determining the price paid for crude oil produced at the Company's Colombian properties is based upon the average of specified fuel oil and international crude oil prices, which average is then discounted relative to the price of West Texas Intermediate crude oil. The formula is expected to be adjusted again by Ecopetrol in February 1999. There can be no assurance that Ecopetrol will not decrease the prices it pays for the Company's oil in the future. A material decrease in the price paid by Ecopetrol would have a material adverse effect on the Company's financial condition and future operations. Also, the loss of Ecopetrol as a purchaser could have a material adverse effect on the Company. See "Business-Marketing of Production."

     Much of the Company's domestic production is heavy, low gravity, viscous crude oil from the Central Coast Fields. Often these crudes contain significant amounts of sulfur and metals, which make it undesirable feedstock for most refineries. In times of excess supply of competitive crudes and low producer prices, these crudes are often the first crudes rejected by California crude purchasers. This means that the demand and price paid for much of the Company's production from the Central Coast Fields can vary significantly. Substantially all of the Company's production from the Central Coast Fields is sold to PetroSource, which in turn, has such oil processed at the Company's asphalt refinery in Santa Maria, California (the "Santa Maria Refinery"). The operation and ownership of the Santa Maria Refinery is important to the Company because it creates additional demand for the Company's heavy gravity crudes.

    Dependence on Operator

    As of December 31, 1997, approximately 13.5% of the Company's North American oil and gas production was derived from properties operated by Omimex. All of the Company's Colombian properties are operated by Omimex (together with Ecopetrol and the Colombian governmental authorities necessary to operate the properties). The speed and success of the Company's Colombian development and exploration efforts depend on the competence and proficiency of Omimex. Further, because of its minority ownership in the oil and gas interests in this jointly owned property, the Company does not have the ability to materially influence the development and exploration plans for such properties or, without the cooperation of Ecopetrol, remove Omimex as operator. The costs and results of operations conducted by Omimex are not within the control of the Company. See " Factors Relating to the Oil and Gas Industry and the Environment - Colombian Operations."

    Risks Relating to Certain Corporate Matters

    Under previous management and prior to its recent reincorporation as a Delaware corporation, the Company did not make various required filings with the Commission, may not have complied with requisite corporate formalities, may have failed to accord stockholders the right to exercise preemptive rights (the right of an existing stockholder to purchase additional shares to prevent dilution of its ownership percentage) and may have failed to validly adopt a material amendment to its Articles of Incorporation. In addition, the Company has been unable to locate all of its original minutes for meetings of the Board of Directors and stockholders and stock records for much of its early history. Further, until the Company's 1997 Annual Meeting of Stockholders, the Company had not notified stockholders of their right to cumulative voting (the right of a stockholder to accumulate his votes and cast all of them for less than all of the nominees for director). When these matters were discovered, the Company took corrective, ratifying and other actions designed to mitigate the effect of these matters, including obtaining waivers from over ninety percent of the shares entitled to exercise preemptive rights and securing an indemnity from Capco Resources Ltd., a company which at that time was the owner of approximately 50.3% of the Company and controlled by Mr. Chaudhary. Additionally, since Mr. Chaudhary would have been entitled to elect a majority of the Board of Directors of the Company, the Company believes that the failure to inform stockholders of the existence of cumulative voting did not have a material effect upon the election of previous Boards. For further information regarding these matters and the risks related thereto, see the discussion contained under the caption "Risk Factors Relating to the Company - Risks Relating to Certain Corporate Matters" in the Company's Form SB-2 Registration Statement (File No. 33-94678) dated December 20, 1995, filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, and under the caption "Description of Business - General
- Development of the Business of Saba" in the Report on Form 10-KSB for the year ended December 31, 1996, filed with the Commission (File No. 1-12322) under the Securities Exchange Act of 1934, as amended, which can be obtained from the Commission. See "Available Information".

    Wells Operated Under Joint Operating Agreements

    Many of the Company's business activities are conducted through joint operating agreements in which the Company owns a partial interest in oil and gas wells and the wells are operated by the Company or another joint owner. If the Company is the operator, it has the risk that one of the joint owners may not pay the owner's share of costs. If the Company is not the operator, it has risks because it must reimburse the operator for the Company's share of costs incurred by the operator, and the Company does not have control over operating procedures and expenditures of the operator.

Risks Relating to the Oil and Gas Industry and the Environment

    Volatility of Commodity Prices and Markets

    Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty, political conditions in international oil producing regions, the extent of domestic production and importation of oil and gas in certain relevant markets, the level of consumer demand, weather conditions, the competitive position of oil or gas as a source of energy as compared with other energy sources, the refining capacity of oil purchasers, the effect of federal, state and local regulation on the production, transportation and sale of oil and political decisions such as trade restrictions or the sale of strategic energy reserves. Adverse changes in the market for oil and gas or the related regulatory environment would likely have an adverse effect on the price of the Company's Common Stock and the Company's ability to obtain capital or partners for its projects. See " Factors Relating to the Company -Dependence on Key Customers."

Uncertainty of Estimates of Reserves and Future Net Revenues; Decline in Oil and
                                   Gas Prices
    The proved developed and undeveloped oil and gas reserve figures presented in this Prospectus are estimates based on reserve reports prepared by independent petroleum engineers at a particular point in time and based on specific pricing assumptions which may no longer be valid. Changes in pricing assumptions can have a material effect on the estimated reserves. Since December 31, 1997, oil and gas prices have generally declined. At March 31, 1998, the price of WTI crude oil as quoted on the New York Mercantile Exchange was $15.60 per Bbl and the comparable price at December 31, 1997, was $18.30. Quotations for natural gas at such dates were $2.41 per Mcf and $2.45 per Mcf, respectively. Estimating reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially, depending in part on the assumptions made, and may be subject to material adjustment. There can be no assurance that the pricing and production assumptions will be realized. Estimates of proved reserves may vary from year to year reflecting changes in the price of oil and gas and results of drilling activities during the intervening period. Reserves previously classified as proved undeveloped may be completely removed from the proved reserves classification in a subsequent year as a consequence of negative results from additional drilling or product price declines which make such undeveloped reserves non-economic to develop. Conversely, successful development and/or increase s in product prices may result in additions to proved undeveloped reserves. Estimates of proved undeveloped reserves, which comprise a substantial portion of the Company's reserves, are, by their nature, much less certain than proved developed reserves. Consequently, the accuracy of engineering estimates is not assured. See "Business - Oil and Gas Reserves."

    Replacement of Reserves; Exploration, Exploitation and Development Risks

    The Company's success will largely depend on its ability to replace and expand its oil and gas reserves through the development of its existing property base, the acquisition of other properties and its exploration activities, all of which involve substantial risks. There can be no assurance that these activities will result in the successful replacement of, or additions to, the Company's reserves. Successful acquisitions of producing properties generally require accurate assessments of recoverable reserves, future oil and gas prices, drilling, completion and operating costs, potential environmental and other liabilities and other factors. After acquisition of a property, the Company may begin a drilling program designed to enhance the value of the prospect. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment, including drilling rigs. Furthermore, even if a well is drilled and completed as capable of production, it does not ensure a profit on the investment or a recovery of drilling, completion and operating costs. Substantially all of the Company's oil and gas leases require that the working interest owner continuously drill wells on the lands covered by the leases until such lands are fully developed. Failure to comply with such obligations could result in the loss of a lease. In addition, foreign concessions (such as the Company's Indonesian Concession) impose substantial work obligations upon the concession holder. See "Business - Exploration and Development Drilling Activities."

    Writedowns of Carrying Values

    The Company periodically reviews the carrying value of its oil and gas properties under the full cost accounting rules of the Commission. Under these rules, capitalized costs of oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. Application of this "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling is exceeded, even if prices declined for only a short period of time, and even if prices increase in subsequent periods. The risk that the Company will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are depressed or decline substantially. If a writedown is required, it would result in a one-time charge to earnings, but would not impact cash flow from operating activities.

     As of December 31, 1997, the Company reported approximately $55.3 million of net capitalized oil and gas property costs and estimated the cost ceiling exceeded the net capitalized costs, less related deferred income taxes, by approximately $40.7 million. However, cost ceilings are computed on a country by country basis, therefore lower product prices coupled with unsuccessful capital investment or higher operating costs may cause a writedown with respect to the cost center for a particular country.

    Competition in the Oil and Gas Industry

    The oil and gas industry is highly competitive. Many of the Company's current and potential competitors have significantly greater financial resources and a greater number of experienced and trained managerial and technical personnel than the Company. There can be no assurance that the Company will be able to compete effectively with these firms.

    Environmental Obligations

    In connection with the acquisitions of most of its properties, including those in Colombia and in California, the Company has agreed to indemnify the sellers from various environmental liabilities, including those that are associated with the seller's prior obligations. Many of these properties were in production during years in which environmental controls were significantly more lax than they are presently. The Company does not conduct a detailed investigation and, accordingly, the Company may be subject to requirements for remediation of environmental damage caused by its predecessors. At the time of an acquisition, there may be unknown conditions which subsequently may give rise to an environmental liability. Consequently, it is difficult to assess the extent of the Company's obligation under these indemnities. Further, the oil and gas industry is also subject to environmental hazards, such as oil spills, oil and gas leaks, ruptures and discharges of oil and toxic gases, which could expose the Company to substantial liability for remediation costs, environmental damages and claims by third parties for personal injury and property damage.

    From time to time in the course of operations, the Company has violated various administrative environmental rules. The Company rectifies the violations after the same are called to its attention. In many cases, the Company has been required to pay fines, some of which have been material in amount, as a result of these violations. Because of the nature of oil and gas producing operations, it is unlikely that operations will be totally violation-free. However, the Company continuously seeks to comply with environmental laws.

    Governmental Regulations and Environmental Risks

    The production and refining of oil and natural gas is subject to regulation under a wide range of federal, state and local statutes, rules, orders and regulations. These requirements specify that the Company must file reports concerning drilling and operations and must obtain permits and bonds for drilling, reworking and recompletion operations. Most areas in which the Company owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing. Many jurisdictions also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations. These regulations may limit the rate at which oil and natural gas can be produced from the Company's properties. Some jurisdictions have also enacted statutes prescribing maximum prices for natural gas sold from such jurisdictions.

    Various federal, state and local laws and regulations relating to the protection of the environment affect the Company's operations and costs. In particular, the Company's production operations and its use of facilities for treating, processing or otherwise handling hydrocarbons and related wastes are subject to stringent environmental regulation. Compliance with these regulations increases the cost of Company operations. Environmental regulations have historically been subject to frequent change and reinterpretation by regulatory authorities and the Company is unable to predict the ongoing cost of complying with new and existing laws and regulations or the future impact of such laws and regulations on its operations. The Company has not obtained environmental surveys, such as Phase I reports, which would disclose matters of public record and could disclose evidence of environmental contamination requiring remediation, on all of the properties that it has purchased. The Company has, however, completed limited environmental assessments for substantially all of its California and Michigan oil and gas properties and the Santa Maria Refinery. These assessments are generally the result of limited investigations performed at governmental environmental offices and cursory site investigations and are not expected to reveal matters which would be disclosed by more costly and time-consuming physical investigations. Generally, such reports are employed to determine if there is obvious contamination and to attempt to obtain indemnification from the seller of the property. Most of the properties that have been purchased by the Company have been in production for a number of years and should be expected to have environmental problems typical of oil field operations generally, and may contain other areas of greater environmental concern. The Company has identified a limited number of areas in which contamination exists on properties acquired by it.

    Refinery Matters

     The party who sold the asphalt refinery in Santa Maria, California, to the Company agreed to remediate portions of the refinery property in a five-year period ending June 1999. Prior to the acquisition of the refinery, the Company had an independent consultant perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period. The Company, however, believes that either all required remediation will be completed by the seller within the five-year period or the Company will provide the seller with additional time to complete the remediation. Should the seller not complete the work during the five year period, because of uncertainties in the language of the agreement, there is some risk that a court could interpret the agreement to shift the burden of remediation to the Company.

    Property Matters

    In 1993, the Company acquired a producing mineral interest from a major oil company. At the time of acquisition, the Company's investigation revealed that a discharge of diluent (a light, oil-based fluid which is often mixed with heavier grades of crude) had occurred on the acquired property. The purchase agreement required the seller to remediate the area of the diluent spill. After the Company assumed operation of the property, the Company became aware of the fact that diluent was seeping into a drainage area which traverses the property. The Company took action to contain the contamination and requested that the seller bear the cost of remediation. The seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the seller has agreed to remediate. The Company has commenced an investigation into the source of the contamination to ascertain whether it is physically part of the area which the major oil company agreed to remediate or is a separate spill area. The Company also found a second area of diluent contamination and is investigating to determine the source of that contamination. Investigation and discussions with the seller are ongoing. Should the Company be required to remediate the area itself, the cost to the Company could be significant. The Company has spent approximately $240,000 to date on remediation activities, and present estimates are that the cost of complete remediation could approach $1.0 million. Since the investigation is not complete, the Company is unable to accurately estimate the cost to be borne by the Company.

    In 1995, the Company agreed to acquire, for less than $50,000, an oil and gas interest on which a number of oil wells had been drilled by the seller. None of the wells were in production at the time of acquisition. The acquisition agreement required that the Company assume the obligation to abandon any wells that the Company did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to the Company were obtained. The Company was unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. The leases have expired and the Company is presently considering whether to attempt to secure new leases. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $800,000. The Company has been unable to determine its exposure to third parties if the Company elects to plug such wells without first obtaining necessary consents. For these and other reasons, there can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. These environmental compliance costs could materially and adversely affect the Company. In addition, the Company is generally required to plug and abandon well sites on its properties after production operations are completed. No assurance can be given that the costs of closure of any of the Company's other oil and gas properties would not have a material adverse effect on the Company.

    Through a subsidiary, the Company discharges water from its operations in Louisiana pursuant to a compliance order issued by the Department of Environmental Quality ("DEQ"). A determination was made by the DEQ that the Company's permit had expired while the Company continued operations. The Company paid a fine of approximately $30,000.

    Colombian Operations

    In February 1997, the Company's rights to the Cocorna area expired in accordance with the terms of the governing agreement, and this property reverted to Ecopetrol. The Company and Omimex were required to perform various environmental remedial operations, which Omimex advises have been substantially, if not wholly, completed. The Company and Omimex are waiting for an inspection of the Cocorna area by Colombian officials to determine whether the government will require any further remedial work. Based upon the advice of Omimex, the Company does not anticipate any significant future expenditures associated with the environmental requirements for the Cocorna area.

    Operational Hazards and Uninsured Risks

    Oil and gas exploration, drilling, production and refining involves hazards such as fire, explosions, blow-outs, pipe failures, casing collapses, unusual or unexpected formations and pressures and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, any one of which may result in environmental damage, personal injury and other harm that could result in substantial liabilities to third parties and losses to the Company. The
Company maintains insurance against certain risks which it believes are customarily insured against in the oil and gas industry by companies of comparable size and scope of operations. The insurance that the Company maintains does not cover all of the risks involved in oil exploration, drilling and production and refining; and if coverage does exist, it may not be sufficient to pay the full amount of these liabilities. The Company may not be insured against all losses or liabilities which may arise from all hazards because insurance is unavailable at economic rates, because of limitations in the Company's insurance policies or because of other factors. Any uninsured loss could have a material and adverse effect on the Company. The Company maintains insurance which covers, among other things, environmental risks; however, there can be no assurance that the insurance the Company carries will be adequate to cover any loss or exposure to liability, or that such insurance will continue to be available on terms acceptable to the Company. See "Governmental Regulations and Environmental Risks."

Economic and Political Risks of Foreign Operations

    International Operations-General

    The Company has producing properties in Colombia and Canada, is undertaking exploration operations in Indonesia and Great Britain and is exploring opportunities in other countries, including Pakistan, the Peoples Republic of China and members of the Commonwealth of Independent States (formerly part of the Soviet Union). Risks inherent in international operations generally include local currency instability, inflation, the risk of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars and the ability to repatriate earnings under existing exchange control laws. Changes in domestic and foreign import and export laws and tariffs can also materially impact international operations. In addition, foreign operations involve political, as well as economic, risks such as nationalization, expropriation, contract renegotiation and changes in laws resulting from governmental changes. In addition, many licenses and agreements with foreign governments are for a fixed term and may not be held by production. In the event of a dispute, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.







    Colombian Operations

    Inherent Risks

    Colombia, which has a history of political instability, is currently experiencing such instability due to, among other factors: insurgent guerrilla activity, which has affected other oil production and pipeline operations; drug-related violence and actual and alleged drug-related political payments; kidnapping of political and business personnel; the potential change of the national government by means other than a recognized democratic election; labor unrest, including strikes and civil disobedience; and a substantial downturn in the overall rate of economic growth. There can be no assurance that these matters, individually or cumulatively, will not materially affect the Company's Colombian properties and operations or by affecting Colombian governmental policy, have an adverse impact on the Company's Colombian properties and operations.

  Uncertainties in the United States , Colombia Bilateral Political, Trade and
                              Investment Relations

    Pursuant to the Foreign Assistance Act of 1961, the President of the United States is required to determine whether to certify that certain countries have cooperated with the United States, or taken adequate steps on their own, to achieve the goals of the United Nations Convention Against Illicit Traffic in Narcotic Drugs and Psychotropic Substances. In 1995, 1996, 1997 and 1998, the President did not certify Colombia. The 1995 and 1998 decertifications were subject to a so-called "national interest" waiver, effectively nullifying its statutory effects. Based on the 1996 and 1997 Presidential decertification, the United States imposed substantial economic sanctions on Colombia, including the withholding of bilateral economic assistance, the blocking of Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and the entry of the United States votes against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank.

    The consequences of continued and successive United States decertifications of Colombian activities are not fully known, but may include the imposition of additional economic sanctions on Colombia in 1998 and succeeding years. The
President also has authority to impose far-reaching economic, trade and investment sanctions on Colombia pursuant to the International Emergency Economic Powers Act of 1978, which powers were exercised in 1988 and 1989 against Panama in a dispute over narcotics trafficking activities by the Panamanian government. The Colombian government's reaction to United States sanctions could potentially include, among other things, restrictions on the repatriation of profits and the nationalization of Colombian assets owned by United States entities. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect the Company's long-term financial results.

    Colombian Labor Disturbances

    All of the workers employed at the Company's Colombian fields belong to one of two unions. Contracts with both unions are scheduled for renegotiations later in 1998 and discussions are currently being held. While the Company has experienced organized work disruptions, including intermittent disruption of production during the course of such discussions, there have been no major union disturbances. There can be no assurance, however, that the Company will not experience such disturbances, including significant production interruption due to sabotage, work slowdowns or work stoppages.

                                 USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Common Stock in this offering.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock trades on the American Stock Exchange under the symbol "SAB." The following table sets forth the high and low quarterly closing sales prices of the Common Stock as reported on the American Stock Exchange for the periods indicated. The sales prices set forth below have been adjusted to reflect a two-for-one stock split in the form of a stock dividend paid in December 1996. Prior to May 22, 1995, the Common Stock was traded on the Emerging Company Marketplace of the American Stock Exchange.



                                                                                          Low            High

1998
 Second Quarter (through May 12)                                                    $        3.0625   $       3.125
 First Quarter                                                                               3 .38            8 .50
1997
  Fourth Quarter                                                                    $        8 .00    $      14 .88
  Third Quarter                                                                             12 .81           20 .12
  Second Quarter                                                                            10 .75           17 .75
  First Quarter                                                                             12 .75           25 .25
1996
  Fourth Quarter                                                                    $        9 .25    $      27 .12
  Third Quarter                                                                              6 .19           9 .94
  Second Quarter                                                                             3 .88            8 .00
  First Quarter                                                                              3 .56            4 .75


     On May 12, 1998, the last reported sales price of the Common Stock on the American Stock Exchange was $3.0625. The Company has never paid cash dividends on its Common Stock and does not anticipate doing so in the foreseeable future. The Series A Preferred Stock, the Company's Debentures and the Company's principal revolving credit agreement restrict the payment of dividends by the Company. See Note 8 of Notes to Consolidated Financial Statements of the Company. At March 31, 1998, the Company had approximately 2,817 stockholders of record.

                             SELECTED FINANCIAL DATA
         The following table presents selected historical consolidated financial data for the Company as of and for each of the five years in the period ended December 31, 1997. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere herein. (in thousands, except for per share data)

                                                                Year Ended December 31,
                                 ---------------------------------------------------------------------------
                                 ---------------------------------------------------------------------------

                                     1993           1994           1995           1996            1997
                                 -------------  -------------  -------------  -------------   --------------
Statement of Income Data
Revenues:

   Oil and gas sales              $    10,130    $    12,170    $    16,941    $    31,521      $    33,969
   Other                                  400            784            753          1,681            2,027
                                 -------------  -------------  -------------  -------------   --------------
            Total revenues             10,530         12,954         17,694         33,202           35,996
                                 -------------  -------------  -------------  -------------   --------------

Expenses:
   Production costs (1)                 5,857          7,547         10,561         14,604           16,607
   General and
    administrative                      2,503          1,882          2,005          3,920            5,125
   Depletion,
    depreciation and
    amortization                        1,853          2,041          2,827          5,527            7,265
                                 -------------  -------------  -------------  -------------   --------------
                                 -------------  -------------  -------------  -------------   --------------
            Total  expenses            10,213         11,470         15,393         24,051           28,997
                                 -------------  -------------  -------------  -------------   --------------
                                 -------------  -------------  -------------  -------------   --------------
Operating income                          317          1,484          2,301          9,151            6,999
                                 -------------  -------------  -------------  -------------   --------------
                                 -------------  -------------  -------------  -------------   --------------
Other income (expense):
Interest income                         (443)          (634)        (1,364)        (2,402)          (2,305)
Gain on issuance
  of shares of subsidiary                   0              0            125              8                4
   Other                                    1             43           (10)            207            (369)
                                 -------------  -------------  -------------  -------------   --------------
                                 -------------  -------------  -------------  -------------   --------------
Total other income
   (expense)                            (442)          (591)        (1,249)        (2,187)          (2,670)
                                 -------------  -------------  -------------  -------------   --------------
                                 -------------  -------------  -------------  -------------   --------------
Income (loss) before
   income taxes                         (125)            893          1,052          6,964            4,329
Provision (benefit) for
   taxes on income                       (37)            384            450          2,958            1,876
Minority interest in
   earnings of
   consolidated subsidiary                  0              0             55            241               56
                                 -------------  -------------  -------------  -------------   --------------
                                 =============  =============  =============  =============   ==============

             Net income            $      (88)   $       509     $      547    $     3,765     $      2,397
                                 =============  =============  =============  =============   ==============


Net earnings (loss) per
   share (basic)(2)              $     (0.01)    $      0.06     $     0.07    $      0.43     $       0.23

Weighted average
   common
   shares outstanding:
   (basic) (2)                          7,065          7,996          8,327          8,804           10,650

Statement of Cash Flow Data
  Net cash provided by
    operating activities                  503          3,346          1,736          6,914           14,954
  Net cash used in
    investing activities              (1,439)        (3,930)       (16,757)       (11,856)         (36,166)
  Net cash provided by
    financing activities                  958            860         14,850          5,037           21,991

Other Financial Data
  EBITDA (3)                                $              $              $              $                $
                                        2,171          3,568          5,188         14,652           13,843
  Capital expenditures(4)                   $              $              $              $                $
                                        2,372          6,573         17,015         12,776           35,270

                                                               December 31,
                               -----------------------------------------------------------------------------
                                     1993           1994           1995           1996            1997
                                 -------------  -------------  -------------  -------------   --------------
                                 -------------  -------------  -------------  -------------   --------------

  Balance Sheet Data
Working capital (deficit)                   $              $              $              $                $
                                        (860)        (2,422)          2,471          2,418         (11,724)
Total assets                           13,261         18,108         39,751         49,117           77,657
Current portion of
    long-term debt                       1440          2,357            505          1,806           13,442
Long-term debt, net (5)                 4,875          5,323         23,543         20,812           19,610
Redeemable preferred Stock                                                                            8,511
Stockholders' equity                    4,407          6,283          7,848         17,715           23,640



(1) Production costs include production taxes.
(2) As adjusted for a  two-for-one  stock split in the form of a stock  dividend paid in December 1996. (3) EBITDA  represents  earnings before interest expense, provision (benefit) for
     taxes on income,  depletion,  depreciation and amortization.  EBITDA is not required  by GAAP and should not be  considered  as an  alternative  to net income  or any  other  measure  of  performance  required  by GAAP or as an indicator of the Company's operating  performance.  This information should be read in  conjunction  with the  Consolidated  Statements  of Cash  Flows contained in the Consolidated  Financial  Statements of the Company and the
     Notes thereto included elsewhere in this Prospectus.
(4)  Capital  expenditures in 1995 include $10.0 million  expended in connection with  acquisitions of producing  properties in Colombia.  The  acquisitions were  principally  responsible for the  significant  increase in results of operations  reported  by the  Company  in 1995  and  1996.  For  additional information,  see Note 2 of Notes to Consolidated  Financial  Statements of
     the Company.
(5)   For information on terms and interest, see Note 8 of Notes to Consolidated Financial Statements of the Company.



    Quarterly Results of Operations

    The following table sets forth certain unaudited quarterly financial information for each of the Company's last two fiscal years. The data has been prepared on a basis consistent with the Company's Consolidated Financial
Statements included elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring accruals that management considers necessary for a fair presentation. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                               QUARTERS ENDED
                  ----------------------------------------------------------------------------------------------------------
                  -------------------------------------------------       --------------------------------------------------
                                        1996                                                    1997
                  -------------------------------------------------       --------------------------------------------------
                  -------------------------------------------------       --------------------------------------------------

                    Mar 31,     June 30,     Sept 30,       Dec 31,       Mar 31,      June 30,     Sept 30,     Dec 31,
                    -------     --------     --------       -------       -------      --------     --------     -------
   Revenues

   Oil and
     gas sales     $6,962,886   $7,640,802    $7,471,924    $9,445,145    $9,668,592   $7,695,072   $7,918,697   $8,686,790

   Other             $424,404     $362,026      $290,998      $604,159    ($105,118)     $576,881   $1,024,076     $530,772

   Total
    revenues       $7,387,290   $8,002,828    $7,762,922   $10,049,304    $9,563,474   $8,271,953   $8,942,773   $9,217,562

   Depletion

   depreciation
    and
    amortization   $1,140,500   $1,227,905    $1,247,226    $1,911,787    $1,586,960   $1,646,327   $1,778,275   $2,253,394

   Net income
   (loss)            $755,488     $734,375      $730,869    $1,543,984    $1,441,582     $507,300     $598,618   ($150,053)

   Net earnings

   (loss)
      per share-basic   $0.09        $0.09         $0.08         $0.17         $0.14        $0.05        $0.06      ($0.01)





                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and the "Selected Financial Data" included elsewhere in this Prospectus.

    General

    The Company is an independent energy company engaged in the acquisition, exploration and development of oil and gas properties. To date, the Company has grown primarily through the acquisition of producing properties with exploration and development potential in the United States, Colombia and Canada. This strategy has enabled the Company to assemble a significant inventory of properties over the past six years. From January 1, 1992 through December 31, 1997, the Company completed 26 property acquisitions. During that six-year period, the Company's proved reserve base, production and operating cash flow have increased at compound annual growth rates of 48.4%, 45.0% and 45.8%, respectively. In 1996, the Company broadened its strategy to include growth through exploration and development drilling.

    The current focus of the Company's activity is drilling of horizontal wells in the Central Coast Fields and drilling approximately 200 wells in Colombia's Middle Magdalena Basin. A total of thirteen gross (13.0 net) oil wells were drilled in California as part of the Company's 1997 drilling program. Seven of the wells are currently in production, three wells have encountered formation problems which the Company is seeking to remediate, one well was determined to be noncommercial and two wells (one pair) of SAGD horizontal wells are shut-in awaiting local permits and an increase in oil prices. Five of these wells were horizontal wells drilled in a previous waterflood area and high water cuts are inhibiting oil production rates. Although this situation was not unexpected, the dewatering process is occurring at slower rates than anticipated. Based on disappointing results, the Company reduced the number of wells it had originally projected to drill in 1997 and 1998. Combined geologic, reservoir engineering and production engineering studies are currently underway and the Company plans to drill at least two wells in 1998. In Colombia, a total of thirteen gross (3.25 net) wells were drilled in 1997 on the Teca/Nare property, and one well drilled by the previous operator was re-entered and completed for production. The operator has made an application to obtain a global environmental permit in order to more rapidly develop the Colombian properties. At the Velasquez field, three gross (0.75 net) wells were recompleted to establish additional reserves and increase production.

    The Company's revenues are primarily comprised of oil and gas sales attributable to properties in which the Company owns a substantial interest. The Company accounts for its oil and gas producing activities under the full cost method of accounting. Accordingly, the Company capitalizes, in separate cost centers by country, all costs incurred in connection with the acquisition of oil and gas properties and the exploration for and development of oil and gas reserves. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition involves a significant change in reserves. The Company's financial statements have been consolidated to reflect the operations of its subsidiaries, including Beaver Lake Resources Corporation ("Beaver Lake"), its 74% owned Canadian oil and gas operation.

    Crude Oil Prices

    The price received by the Company for its oil produced in North America is influenced by the world price for crude oil, as adjusted for the particular grade of oil. The oil produced from the Company's California properties is predominantly a heavy grade of oil, which is typically sold at a discount to lighter oil. The oil produced from the Company's Colombian properties is also predominantly a heavy grade of oil. The prices received by the Company for its Colombian production is determined based on formulas set by Ecopetrol. See "Description of Business-Economic and Political Factors of Foreign Operations-Colombian Operations".

    The weighted average sales price of the Company's crude oil was $13.73 per Bbl in 1997 and $14.43 per Bbl in 1996, representing approximately 73.7% and 70.6%, respectively, of the average posted price per Bbl for WTI crude oil during those periods. Since January 1, 1992, the weighted average quarterly sales price received by the Company for its crude oil ranged from a low of $10.69 for the quarter ended March 31, 1994 to a high of $16.31 for the quarter ended December 31, 1996.

    Results of Operations

    Comparison of Years Ended December 31, 1997 and 1996

    Oil and Gas Sales

     Oil and gas sales increased 7.9% to $34.0 million during the year ended December 31, 1997 from $31.5 million for 1996. Average sales price per BOE for the year ended December 31, 1997 decreased 3.6% to $13.54 from $14.05 per BOE in 1996.

    Total production increased 13.6% to 2.5 MMBOE in the year ended December 31, 1997 as compared to 2.2 MMBOE for 1996. The increase in oil and gas production was primarily attributable to the Company's property acquisitions in Louisiana in November 1996 and September 1997 and the horizontal drilling program that began in California in June 1996. The production increases were partially offset by a decline in production in Colombia of 145,000 BOE for the year ended December 31, 1997 as compared with 1996. The decline resulted from the reversion of the Cocorna Concession in February 1997 and normal production declines.

    Other Revenues

    Other revenues increased 17.6% to $2.0 million for the year ended December 31, 1997, as compared to $1.7 million for 1996. The increase was due primarily to additional processing fee income of $659,000 realized from the Company's asphalt refinery and additional operator's overhead recoveries of $101,000 on operated oil and gas properties, reduced by excess Velasquez-Galan Pipeline operating expenses in the amount of $414,000 which were invoiced to the Company by the facility's operator in the first quarter of the year.

    Production Costs

    Production costs increased 13.7% to $16.6 million for the year ended December 31, 1997, as compared to $14.6 million in 1996. Average production costs per BOE increased $0.11 to $6.62 for the year ended December 31, 1997 from $6.51 in 1996, resulting in increased production costs of $279,000.

    A production increase of 265,000 BOE for the year ended December 31, 1997, from 2.2 MMBOE in 1996, resulted in increased production costs of $1.7 million. In comparison with the prior year, production volume in 1997 increased 415,000 BOE in the United States and decreased 145,000 BOE in Colombia. The increase in the United States was primarily attributable to the Company's property acquisitions in Louisiana in November 1996 and September 1997, and the horizontal drilling program that began in California in June 1996. Approximately two-thirds of the production declines in Colombia resulted from the reversion of the Cocorna Concession property interest in February 1997; the balance of the decrease was due to normal production declines. The results of the drilling program in Colombia, which began in the second quarter of 1997, partially offset normal production declines.

    General and Administrative Expenses

    General and administrative expenses increased 30.8% to $5.1 million for the year ended December 31, 1997, from $3.9 million for 1996. The overall increase in general and administrative expenses was due principally to the increase in employment in the Company's domestic offices to support its oil and gas property development programs in California, New Mexico and Louisiana.

    Depletion, Depreciation and Amortization

    Depletion, depreciation and amortization expenses increased 32.7% to $7.3 million for the year ended December 31, 1997, from $5.5 million in 1996. Depletion expense increased 32.0% to $6.6 million for the year ended December 31, 1997, from $5.0 million in 1996. The increase was primarily attributable to domestic production volume increases for the year ended December 31, 1997, of 415,000 BOE in comparison with 1996, capital costs recorded by the Company in its full cost pools beginning in the second quarter of 1996, and anticipated future development and abandonment costs to be incurred in connection with the management of its oil and gas properties. Depreciation and amortization expenses increased 19.3% to $654,000 for the year ended December 31, 1997, from $548,000 in 1996.

    Other Income (Expense)

    Other income (expense) decreased to a net expense of $365,000 for the year ended December 31, 1997, from income of $215,000 in 1996. The change was primarily due to foreign currency transaction losses of $230,000 realized by the Company's Colombia operations, costs in the amount of $321,000 attributable to prospect screening activities and financing proposal costs in the amount of $175,000, partially reduced by interest income of $52,000 and other income of $67,000.

     Interest Expense

    Interest expense decreased 4.2% to $2.3 million for the year ended December 31, 1997, from $2.4 million in 1996. Interest expense attributable to the Debentures decreased $636,000 due to the conversion of $9.1 million of Debentures to Common Stock occurring since June, 1996. Interest expense attributable to the Company's principal commercial credit facilities increased $881,000 for the year ended December 31, 1997, from 1996. The average debt balance outstanding under the credit facilities increased 106.5% to $19.0 million for the year ended December 31, 1997, from $9.2 million in 1996, due principally to the use of loan proceeds to fund property acquisitions and development drilling activities. The weighted average interest rate for the credit facilities decreased 2.8% to 8.75% for the year ended December 31, 1997, from 9.00% for 1996.

    Provision for Taxes on Income

     Provision for taxes on income decreased 36.7% to $1.9 million for the year ended December 31, 1997, from $3.0 million in 1996. The Company's effective tax rate was 43.9% in 1997 and 44.0% in 1996.

    Net Income

    Net income decreased $1.4 million (36.8%) to $2.4 million for the year ended December 31, 1997, from $3.8 million in 1996. This decrease reflected the effects of changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, interest expense, other income (expense) and provision for taxes on income as discussed above.

    Comparison of Years Ended December 31, 1996 and 1995

    Oil and Gas Sales

    The Company's total oil and gas sales increased 86.4% to $31.5 million for the year ended December 31, 1996, from $16.9 million for 1995. The average sales price per BOE increased 20.2% to $14.05 in 1996 from $11.69 in 1995. The increase was primarily attributable to the full year results in 1996 of the property acquisitions in Colombia during 1995. Excluding the financial impact of the Colombian properties, which were principally acquired in September 1995, oil and gas sales increased 44.2% during 1996, to $18.6 million from $12.9 million for 1995. The average sales price per BOE for United States and Canadian operations was $15.87 and $13.26, respectively, in 1996, representing increases of 21.7% and 28.5%, respectively, from the comparable 1995 averages.

    Oil and gas production increased 46.7% to 2.2 MMBOE for the year ended December 31, 1996, from 1.5 MMBOE for 1995. The increase in oil and gas production was primarily attributable to the acquisitions of the Company's Colombian properties, which were completed in the second half of 1995, and the Company's drilling and rework activities performed in 1996.

    Other Revenues

    Other revenues increased 125.8% to $1.7 million for the year ended December 31, 1996, from $753,000 in 1995. This increase was due primarily to net tariffs of $717,000 for use of the Velasquez-Galan Pipeline in Colombia, in which the Company acquired a 50% interest in September 1995. In addition, the Company's asphalt refining operation reported processing fee income of $514,000 for 1996, as compared to no processing fee income in 1995.

    Production Costs

    Production costs increased 37.7% to $14.6 million in 1996 from $10.6 million in 1995. The Company's production costs per BOE decreased 10.7% to $6.51 in 1996 from $7.29 in 1995. This increase in total production costs was due primarily to increased production volumes. Excluding the financial impact of the Colombian properties, the Company's average production costs per BOE decreased 5.9% to $7.70 for 1996 from $8.18 for 1995. For 1996, production costs for the Colombian properties were $5.3 million, or $5.11 per BOE.

    General and Administrative Expenses

    General and administrative expenses increased 95.0% to $3.9 million in 1996 from $2.0 million in 1995. The Company's general and administrative expenses per BOE increased 26.8% to $1.75 in 1996 from $1.38 in 1995. The increase was due principally to expenses incurred in connection with the Company's expanded international operations in Canada and Colombia in the third and fourth quarters of 1995, and an increase in employment in its domestic offices to support anticipated future growth.

    Depletion, Depreciation and Amortization Expenses

    Depletion, depreciation and amortization expenses increased 96.4% to $5.5 million in 1996 as compared to $2.8 million in 1995. Depletion, depreciation and amortization expenses per BOE increased 26.8% to $2.46 per BOE for the year ended December 31, 1996 from $1.94 per BOE for 1995. This increase was primarily attributable to the capital costs recorded by the Company in its full cost pools during 1996 and the anticipated future development and abandonment costs to be incurred in connection with the management of its oil and gas properties.

    Other Income (Expense)

    Other income increased 87.0% to $215,000 for the year ended December 31, 1996 from $115,000 in 1995. The change was due primarily to foreign currency transaction gains of $41,000 and additional interest income of $97,000 realized in 1996.

    Interest Expense

    Interest expense increased 71.4% to $2.4 million in 1996 from $1.4 million in 1995, due principally to interest expense totaling $998,000 attributable to the Debentures, which were issued in December 1995. The average debt balance outstanding under the Company's revolving credit facility for the year ended December 31, 1996 increased 7.0% to $9.2 million as compared to an average debt balance of $8.6 million in 1995. This increase was due principally to loan proceeds used to fund the Company's acquisition and development program during 1996. The weighted average interest rate for the Company's revolving credit facility decreased to 9.0% in 1996 from 9.8% in 1995.

    Provision for Taxes on Income

     Provision for taxes on income increased 557.3% in 1996 to $3.0 million compared to $450,000 in 1995. The Company's effective tax rate for 1996 was 44.0%, a decrease from 45.1% in 1995 due to the impact of foreign tax credits. Net Income

    Net income  increased  594.7% to $3.8 million in 1996 from $547,000 in 1995.
This increase reflected the effects of changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, other income (expense), interest expense and provision for taxes on income as discussed above.

    Liquidity and Capital Resources

      The Company's auditors have included an explanatory paragraph in their opinion on the Company's 1997 financial statements to state that there is substantial doubt as to the Company's ability to continue as a going concern. The cause for inclusion of the explanatory paragraph in their opinion is the apparent lack of the Company's current ability to service its bank debt as it comes due (See Note 8 to Consolidated Financial Statements). While the Company is attempting to address funding the current deficit, there is no assurance that it will be able to do so timely. Further, while the Company is in discussion with its primary lender to restructure its bank debt, there is no assurance that the preconditions to the intended restructuring will be met or a satisfactory restructuring accomplished. Finally, the Company has entered into a preliminary agreement to conclude a business combination; however, a definitive agreement has not as yet been reached and there is no assurance that such business combination will be consummated.

Since 1991, the Company's strategy has emphasized growth through the acquisition of producing properties with significant development potential. The Company recently broadened its activities to include exploration drilling, enhanced recovery projects and programs to increase production efficiencies. During the past five years, the Company financed its acquisitions and other capital expenditures primarily though secured bank financing, production payment obligations, participation arrangements with joint venture partners and through the sale of Common Stock and Debentures. Working capital was provided by internally generated cash flow from operations supplemented by bank debt which was available because the Company's borrowing base was greater than loan balances. At year end 1997, the Company sold $10.0 million of Series A Preferred Stock which provided approximately $2.1 million working capital after repayment of $7.0 million in short term bank debt and providing for costs associated with the sale of the Series A Preferred Stock and attendant preparation and filing of a registration statement. The Company has a working capital deficit due principally to the near-term maturities of a portion of its bank debt, with $8.8 million past due as of May 1, 1998. The Company and its bank were in discussions to restructure the terms of the loan agreement and extend the maturities of the short-term loans to a time which would accommodate the proposed business combination with Omimex provided that a $2.0 million payment was made on April 30, 1998 and a definitive agreement with Omimex was executed. The definitive agreement with Omimex has not as yet been concluded and the Company was unable to make the $2.0 million payment, therefore, no extension was obtained The Company is continuing its discussions with the bank in an attempt to restructure the indebtedness and is continuing its negotiations with Omimex with a definitive agreement to be executed by May 15, 1998. It is expected that following the merger, the bank debt of both companies will be consolidated in one credit facility. Apart from these discussions, the Company is negotiating the sale of certain non-core oil and gas assets and real estate assets, the proceeds of which would be applied to reduce the bank loan and provide working capital. Further, the Company is in discussions with several investment banking firms to arrange for financing should the contemplated business combination with Omimex not be consummated.

    The Company's capital expenditure budget for 1998 is dependant upon the price for which its oil and gas is sold and upon the ability of the Company to obtain external financing. Subject to these variables, the Company has budgeted a minimum of $12.0 million and a maximum of $18.3 million for 1998 capital expenditures. As presently scheduled, the majority of these expenditures are to commence during the second calendar quarter and continue throughout the remainder of 1998. A significant portion of the capital expenditures budget is discretionary. Due to the decline in oil prices during the first quarter of 1998, the Company deferred certain capital programs. The Company may elect to make further deferrals of capital expenditures if oil prices remain at current levels. Capital expenditures beyond 1998 will depend upon 1998 drilling results, improved oil prices and the availability of external financing,.

    Working Capital

    The Company's working capital decreased $14.1 million in 1997 from $2.4 million at December 31, 1996 to a deficit of $11.7 million at December 31, 1997. This decrease was primarily due to the classification as a current liability of $12.3 million of long-term debt presently scheduled for repayment to the Company's principal lender during the next year. During 1997, the Company's capital expenditures did not produce expected increases in reserves, which, when coupled with the decline in oil and gas prices, reduced the amount of reserves against which the Company could borrow and the projected cash flow with which to service debt. The Company's principal credit facility is a reducing, revolving line of credit with an outstanding balance of $17.1 million at December 31, 1997. In accordance with the terms of the loan agreement, $3.5 million of this amount may be payable within the next year depending upon the value ascribed to the Company's proved oil and gas assets by the Company's principal lender, and therefore has been classified as a current liability. The Company has a reducing borrowing base term loan in the amount of $3.1 million which matured on April 30, 1998, and accordingly is classified as a current liability. On March 30, 1998, the Company and its lender amended the terms of both loans to provide for a three-month deferral of borrowing base reductions. The effect of this amendment is reflected in the amounts classified as currently payable at December 31, 1997. In addition to the two borrowing base loans, the Company has two outstanding term loans in the amounts of $3.0 million and $2.7 million that matured on April 30, 1998, and are classified as current liabilities.
Notwithstanding the maturity date of the loans, the Company was to make a principal reduction of $2.0 million on April 30, 1998, and another principal reduction of not less than $3.0 million on June 1, 1998. The April 30, 1998 payment has not been made. The Company's Canadian subsidiary has a reducing borrowing base revolving loan that was fully advanced with an outstanding balance of $2.4 million at December 31, 1997. In accordance with the terms of that facility, $643,000 of the outstanding balance is classified as a current liability as it may be payable over the next year. A net increase of $3.9 million in accounts payable and accrued liabilities over accounts receivable and cash balances for the year ended December 31, 1997, was due primarily to the Company's year end drilling activities and contributed to the decrease in working capital.

    In that the current maturities of the Company's bank debt are in excess of the Company's apparent ability to meet such obligations as they come due, the Company's auditors have included an explanatory paragraph in their opinion on the Company's 1997 financial statement to state that there is substantial doubt as to the Company's ability to continue as a going concern. In the past, the Company has demonstrated ability to secure capital through debt and equity placements, and believes that, if given sufficient time, it will be able to obtain the capital required to continue its operations. Further, the Company is in negotiations to divest itself of certain of its non-core oil and gas assets and possibly its real estate assets, with the proceeds of such divestitures to be applied to reduction of its bank debt. There can be no assurance that the Company will be successful in obtaining capital on favorable terms, if at all. Additionally, there can be no assurance that the assets which are the present object of the Company's divestiture efforts will be sold at prices sufficient to reduce the bank debt to levels acceptable to the bank in order to allow for a restructuring resulting in the elimination of the "Going Concern" opinion.

    The Company is taking actions to address the working capital deficit. It is in discussions with institutions to secure capital either by the placement of debt or equity. Discussions have been held with the Company's principal lender to restructure existing indebtedness to allow sufficient time for the contemplated business combination with Omimex to be concluded.

    Operating Activities

    The Company's operating activities during the year ended December 31, 1997, provided net cash flow of $15.0 million. Changes in the non-cash components of working capital were responsible for $4.6 million of this amount. Cash flows from operating activities provided net cash flow of $6.9 million in 1996.

    Investing Activities

    Investing activities during the year ended December 31, 1997, resulted in a net cash outflow of $36.2 million, which consisted principally of expenditures in the amount of $32.9 million for oil and gas property acquisition, development and exploration, and a net increase of $1.5 million in notes receivable. Investing activities during the year ended December 31, 1996 resulted in a net cash outflow of $11.9 million, which consisted primarily of oil and gas property acquisition, development and exploration expenditures in the amount of $12.2 million and a net increase of $1.1 million in notes receivable, all reduced by the receipt of a refund of $1.8 million on a certificate of deposit.

    Financing Activities

    Financing activities during the year ended December 31, 1997, which provided net cash flow of $22.0 million, consisted principally of activity on the Company's revolving credit facility and net proceeds of $9.1 million realized from the sale of Preferred Stock. Financing activities during the year ended December 31, 1996, which provided net cash flow of $5.0 million, consisted principally of activity on the Company's revolving line of credit and proceeds from the sale of the Debentures, net of related costs in the amount of $1.4 million.

    Credit Facilities

    In September 1993, the Company established a reducing, revolving line of credit with Bank One, Texas, N.A. to provide funds for the retirement of a production note payable, the retirement of other short-term fixed rate indebtedness and for working capital. At December 31, 1997, the borrowing base under the revolving loan was $17.5 million, subject to a monthly reduction of $400,000, of which $17.4 million was outstanding.

    The Company has a second borrowing base credit facility in the face amount of $3.4 million to fund development projects in California. At December 31, 1997, the borrowing base for this facility was $3.1 million, subject to a monthly reduction of $142,000 to April 30, 1998, at which time any outstanding balance was due and payable. The payment was not made and the note maturity was not extended. At December 31, 1997, $3.1 million was outstanding. In September 1997, the Company borrowed $9.7 million from Bank One, Texas, N.A. to fund the acquisition cost of the Potash Field property. On December 31, 1997, a principal payment in the amount of $7.0 million was made, reducing the outstanding balance to $2.7 million which matured for payment on April 30, 1998. The payment was not made and the note maturity was not extended.

    In November 1997, the Company secured a short term loan in the face amount of $3.0 million with Bank One, Texas, N.A. to be advanced in a series of tranches as needed to fund working capital requirements. Amounts outstanding under the loan bear interest at the rate of prime plus 3%, and matured for payment on April 30, 1998. At December 31, 1997 the loan was fully advanced. The payment was not made and the note maturity was not extended.

    Pursuant to an amendment dated December 31, 1997, to the Loan Agreement with Bank One, Texas, N.A., the Company was required to make a payment of $3.0 million in April 1998 and a minimum payment of $3.0 million in June 1998 in addition to its scheduled monthly payments of principal and interest. On March 30, 1998, the Loan Agreement with Bank One, Texas, N.A. was amended to provide for a deferral of monthly reductions totaling $542,000 to the borrowing base loans for the period February to April 1998. In addition, the previous requirement for a $3.0 million payment due April 1, 1998, was reduced to $2.0 million and the payment date was extended to April 30, 1998. This payment, which was to be applied to the aggregate $8.8 million in debt due on April 30, 1998, has not been made.

    The Company's Canadian subsidiary has available a demand revolving reducing loan in the face amount of $2.8 million. The maximum principal amount available under the loan reduces at the rate of $56,000 per month. At December 31, 1997, the loan was fully advanced with an outstanding balance of $2.4 million.

     Capital Budget

    The Company expended approximately $32.6 million for its acquisition, development and exploration activities during the year ended December 31, 1997. The expenditures were funded principally by cash flow from operations and borrowings under bank credit facilities. The producing property acquisition in
September 1997 was funded in total by a short-term bank loan. The Company's capital expenditure budget for 1998 is dependant upon the price for which its oil and gas is sold and upon the ability of the Company to obtain external financing. Subject to these variables, the Company has budgeted a minimum of $12.0 million and a maximum of $18.3 million for 1998 capital expenditures. As presently scheduled, the majority of these expenditures are to commence during the second calendar quarter and continue throughout the remainder of 1998. A significant portion of the capital expenditures budget is discretionary. Due to the decline in oil prices during the first quarter of 1998, the Company deferred certain capital programs. The Company may elect to make further deferrals of capital expenditures if oil prices remain at current levels. Capital expenditures beyond 1998 will depend upon 1998 drilling results, improved oil prices and the availability of external financing.


    New Accounting Standards

    In June 1997, the Financial Standards Accounting Board issued FAS No. 130, "Reporting Comprehensive Income." FAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement is effective for fiscal years beginning after December 15, 1997. The Company will adopt FAS No. 130 in 1998. Management does not believe that adoption of the statement will have a material impact on the financial statements of the Company.

    In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." FAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires that interim financial reports issued to shareholders include selected information about reporting segments. The statement is effective for fiscal years beginning after December 15, 1997. The Company will adopt FAS No. 131 in 1998. Management does not believe that adoption of FAS No. 131 will have a material impact on the financial statements of the Company.

     Impact of Inflation

    The price the Company receives for its oil and gas has been impacted primarily by the world oil market and the domestic market for natural gas, respectively, rather than by any measure of general inflation. Because of the relatively low rates of inflation experienced in the United States in recent years, the Company's production costs and general and administrative expenses have not been impacted significantly by inflation.

     Information Systems for the Year 2000

    The Company has reviewed its computer systems and software and has determined that it must replace its current integrated accounting software in order to accurately process data beginning with the year 2000. Should it not do so, the Company would be unable to properly process and report upon its own operating data, as well as information provided to it by outside sources that are "Year 2000" compliant. The Company's third-party accounting software vendor is modifying the current operating system utilized by the Company and expects to provide the modified system to the Company in the third quarter of 1998. The cost of this modification will be included in the vendor's system support contract and will not be a significant additional expense to the Company. The Company is also reviewing its other computer applications, in addition to interviewing outside parties that provide data base access, to determine that they will be "Year 2000" compliant.

                             BUSINESS OF THE COMPANY

    Saba Petroleum Company is an independent energy company engaged in the acquisition, development and exploration of oil and gas properties in the United States and internationally. The Company has grown primarily through the acquisition and exploitation of producing properties in California and Colombia. The Company has also recently initiated exploration projects which the Company believes have high potential in California, Indonesia and Great Britain. The Company has assembled a portfolio of over 200 potential development drilling locations. Based on current drilling forecasts, the Company estimates that these locations represent a five-year drilling inventory. The preponderance of those drilling locations are in Colombia's Middle Magdalena Basin. The Company also has drilling locations in California, New Mexico and Louisiana. The Company intends to continue using advanced drilling and production technologies in an effort to enhance the returns from its drilling programs. On its California properties, the Company has successfully used horizontal drilling and high-efficiency cavitation pumps, and has recently drilled its first steam assisted gravity drainage ("SAGD") pair of wells in California, the preliminary results of which are expected during the second quarter of 1998. (See Note 16 to the Consolidated Financial Statements for a description of operating results by geographic region)

    At December 31, 1997, the Company had estimated proved reserves of 29.1 MMBOE, consisting of 23.9 MMBbls of oil and 31.3 Bcf of gas (5.2 MMBOE), with a PV-10 Value of $118.6 million. Since quantities of oil and gas recoverable from a property are price sensitive, declines in oil and gas prices may be expected to result in a reduction of the quantities of oil and gas included in the Company's proved reserves and the PV-10 value of such reserves. See "Properties Reserve Estimates."



                                BUSINESS STRATEGY

    In March 1998, the Company entered into a preliminary agreement with Omimex to enter a business combination. Should such merger be consummated, it is anticipated that the combined entity will continue to develop its properties in the U.S., Colombia and in other areas deemed appropriate by the Omimex management. Until the merger is completed, the Company intends to continue to increase its proved reserves, production rates and operating cash flow through a program which includes the following key elements:

         Development of existing hydrocarbon base. The Company has an extensive inventory of drilling locations, which the Company intends to exploit over the next five years. The Company's program includes exploration of existing producing properties located in California, Colombia, New Mexico and Louisiana. The Company believes that this program will provide it with a cost-effective means to significantly increase proved reserves, production rates and operating cash flow.

         Acquisition of producing properties with significant development potential. The Company seeks to acquire domestic and international producing properties where it can significantly increase reserves through development or exploitation activities and control costs by serving as operator. Subject to receipt of an analysis presently underway by the Company's investment banker, the Company intends to concentrate these domestic activities in California where the Company believes that its substantial experience and established relationships in the oil and gas industry enable it to identify, evaluate and acquire high potential properties on favorable terms.

         Selective pursuit of exploration prospects. The Company plans to expand its reserve base by acquiring or participating in exploration prospects in California, New Mexico, Louisiana and internationally. The Company believes these activities complement its traditional development and exploitation activities. In pursuing these exploration opportunities, the Company plans to use advanced technologies, including 3-D seismic and satellite imaging, where appropriate. The Company intends to increase its exposure to natural gas and lighter oil prospects. In addition, the Company may seek to limit its direct financial exposure in exploration projects by entering into strategic partnerships.

Should  the  contemplated  merger be  consummated,  it is  anticipated  that the
California properties, if not sold, will be combined into an existing subsidiary, the shares of which would be distributed proportionately to the Company's shareholders. That corporation is expected to retain some of the Company's existing management and concentrate its efforts on its California properties and the acquisition of lighter oil and gas properties. Whether the Company will be successful in pursuing such strategies is not known.

    History of the Company

    The Company's initial efforts focused on the acquisition of producing properties with positive cash flow, development potential and an opportunity to improve cash flow through more efficient operations. The Company has acquired several properties that meet these criteria, including the 1993 acquisition of Cat Canyon and the other properties that comprise the California Central Coast Fields. These heavy oil properties were attractive acquisitions because the Company believed it could acquire the properties on the low end of a market cycle, reduce the relatively high operating cost on the fields, and significantly develop their proven reserve base through low risk drilling and workover activities. As the Company grew through such acquisitions, it developed expertise in heavy oil projects, drilling and enhanced recovery techniques, field management and cost controls. In 1995, the Company expanded its operations internationally by acquiring an interest in heavy oil production in the Middle Magdalena Basin of Colombia, and oil and gas properties in Canada.

    From January 1, 1992 through December 31, 1997, the Company completed 26 property acquisitions with an aggregate purchase price of approximately $43 million. These properties, as improved through the Company's development efforts and including associated drilling activities, represented approximately 29.1 MMBOE of proved reserves as of December 31, 1997. The Company's all-in-finding costs for these acquisitions and related activities have averaged $2.71 per BOE.

     Exploration and Development Drilling Activities

    The Company has identified over 200 potential drilling locations on its properties in Colombia, which represent an estimated five year inventory at planned drilling rates. In addition, the Company has identified a number of drilling locations on its properties located in the United States, primarily in California, Louisiana and New Mexico. The Company is also pursuing the acquisition of high potential exploration prospects to enhance its inventory of drilling opportunities. In particular, the Company has initiated high potential exploration activities in Indonesia and Great Britain. It has recently completed the analysis of a 3-D seismic survey covering some 10,500 acres of land in which it has interests in the area of the Coalinga oil field in Kern County, California, resulting in defining a number of drillable prospects; has entered into an agreement with a subsidiary of Chevron Corp. pursuant to which the Company will analyze Chevron 3-D seismic data covering lands in Kern County, California, and if warranted, will drill exploratory wells on Chevron fee lands; and, has entered into a joint venture with a large independent for the exploration of a multi-thousand acre lease block in northern California, on which an exploratory well commenced drilling in 1998.

    The Company's capital expenditure budget for 1998 is dependent upon the price for which its oil is sold and upon the ability of the Company to obtain external financing. Subject to these variables, the Company has budgeted a minimum of $12.0 million and a maximum of $18.3 million for capital expenditures during 1998; allocated $7.8 million to $13.4 million for U.S. activities, approximately $2.5 million for Colombian activities and $1.7 million to $2.4 million for other international activities. As presently scheduled, the majority of these expenditures are to commence during the second calendar quarter and continue throughout the remainder of 1998. A significant portion of the capital expenditures budget is discretionary. Due to the decline in oil prices during the first quarter of 1998, the Company deferred certain capital programs. The Company may elect to make further deferrals of capital expenditures if oil prices remain at current levels. Capital expenditures beyond 1998 will depend upon 1998 drilling results, improved oil prices and the availability of external financing.

    The Company's exploration and development drilling programs are conducted by its in-house technical staff of petroleum engineers and geologists. In addition, the Company retains the services of several consulting geologists and engineers to evaluate and develop exploration projects in California and internationally. These consultants report to the Company's professional staff, which evaluates the consultants' recommendations and determines what, if any, actions are to be taken. The Company's professional staff oversees the Company's development strategy which is designed to maximize the value and productivity of its existing property base through development drilling and enhanced recovery methods. One of the most important components of the Company's development program is its use of horizontal drilling technology. In general, a horizontal well is able to encounter a greater volume of hydrocarbons through its exposure to a longer lateral portion of a producing formation than a comparable vertical well. As a result, in appropriate formations, a horizontal well may generate both higher initial production and greater ultimate recovery of oil and gas than a vertical well. In addition, because a horizontal well can be extended laterally into a formation, it can significantly reduce the number of wells required to drain a given reservoir. An important component of the Company's horizontal well program is the use of high efficiency cavitation pumps. These pumps, which are particularly effective for heavy oil, reduce maintenance, increase production and permit the production of oil mixed with sand and other formation materials.

    Beginning in June 1997, the Company initiated use of another enhanced production technique known as SAGD. This technique involves drilling two horizontal wells in a parallel configuration, one above, and within a short distance of, the other. After drilling is complete, steam is injected into the upper wellbore, which creates a steam chamber and heats the oil so that it may flow by gravity to the lower producing wellbore for extraction. The SAGD process has been successfully employed by other companies in Canada in thick reservoirs containing viscous oils, similar to those found in areas of the Central Coast Fields. Although this technique is initially more costly than employing a single horizontal well, the Company anticipates that it will result in increased rates of production and recovery and lower per-unit production costs. The Company has drilled one pair of SAGD wells on its Gato Ridge Field and is awaiting local permits before initiating steaming operations, but does not anticipate commencing such operations until oil prices improve. The Company expects to obtain preliminary results from these wells during 1998. If the initial SAGD wells are successful, the Company intends to expand the use of this technology on its California heavy oil properties.

     California

    The Company's drilling operations in California are focused on the Central Coast Fields, which consist of four onshore fields that collectively comprise approximately 4,405 gross (4,367 net) developed acres and 1,139 gross (1,138 net) undeveloped acres. The Company intends to capitalize on the potential of these properties through a five year multiwell drilling program. The Central Coast Fields consist of the Cat Canyon, Gato Ridge, Santa Maria Valley and Casmalia fields. The Company also has producing properties in Ventura, Solano, Kern and Orange Counties, California. Of these properties, the Company regards the Cat Canyon and Gato Ridge fields, both heavy oil properties, as the most significant and upon which it has focused its development drilling efforts. Aggressive development activities during 1997, in contemplation of significantly increased production, included the installation of surface facilities for handling much more oil than the Company presently produces from the properties. The recent decline in oil prices coupled with the drilling results of the 1997 program render it doubtful that the Company will realize its initially projected rates of return. In addition to the producing properties, the Company has several exploratory projects in California which it plans to drill during 1998.

    Overall, the Company during 1997 experienced a 38% increase in annual production from its California properties (from 654 MBOE in 1996 to 904 MBOE in
1997). The development costs incurred by the Company in California during 1997 were $12.8 million. The economic benefits derived from the program were substantially below the Company's expectations. Notwithstanding the 1997 results, the Company continues to believe that its focus on the Central Coast Fields will ultimately be justified. This opinion is based in part on the established synergy between the Company's production from the Central Coast Fields and its asphalt refinery located in Santa Maria, in that the Company is able to sell its production to the refinery at a price reflecting a premium to market. Generally, the crude oil produced by the Company and other producers in the Santa Maria Basin is of low gravity and makes an excellent asphalt. Recent prices for asphalt exceed market prices for crude oil and costs of operating the refinery. The Company believes that as road building and repair increase in California and surrounding western states, the market for asphalt will expand significantly.

    To date, the Company has drilled and completed thirteen horizontal wells in the Sisquoc sands of the Cat Canyon Field. Twelve of these wells are currently producing at rates from 40 to 140 Bopd; the thirteenth well has encountered a sand intrusion problem which the Company is attempting to rectify. The Company also drilled one pair of SAGD wells in the Gato Ridge Field, which is awaiting local permits and oil price increases before production will be attempted. Two horizontal wells drilled to test a different zone in this field have encountered severe sand production and are presently planned to undergo recompletion operations during 1998. During 1997, the Company drilled one well in the Casmalia Field which was non-productive.

    Depending upon oil prices and other relevant factors, the Company intends to drill up to six horizontal wells and recomplete up to 10 existing vertical wells, primarily in the Cat Canyon and Gato Ridge fields in the year 1998. In addition, the Company may attempt to reactivate as many as fifteen existing, shut-in vertical wells. The horizontal wells will be drilled to known producing formations at relatively shallow depths (2,700 feet). Costs are anticipated to average approximately $550,000 per well, with a lateral extension of each well ranging from 1,500 to 2,000 feet. See "Description of Property-Principal Properties-California" for additional information concerning the results of drilling activities on these properties. The Company believes that horizontal drilling will be particularly effective in producing the heavy oil contained in these fields because of the significantly greater exposure of the wellbore to the productive section. The Company has identified several distinct horizons in the Sisquoc sands of the Cat Canyon and Gato Ridge fields, but has yet not determined how many of these horizons are productive. To date, the Company has tested only a shallow horizon to an approximate depth of 2,500 feet. The Company intends to begin selectively exploring additional horizons, the deepest of which is believed to be at approximately 3,500 feet. A deeper formation, the Monterey, which is a prolific producing formation offshore and onshore California, lies below the Sisquoc at approximately 5,500 feet. A horizontal well drilled into this formation during 1995 developed mechanical problems and operations were suspended. The Company had deferred attempts to correct the problem until such time as oil prices increase sufficiently to justify such efforts. The Central Coast Fields contain a number of wells drilled by previous owners which have been suspended for various reasons. The Company is studying the feasibility of attempting to place some of the suspended wells back into production. As indicated, the Company intends to perform workover and remedial operations on a number of vertical wells that exist in the Central Coast Fields, including some of the suspended wells.

    Louisiana

    The Company acquired an 80% working interest in the Potash Field in September 1997 and subsequent to 1997 year end acquired the remaining 20% working interest. The total field reserves comprise approximately 13.9 Bcf and approximately 1.3 MMBbl. Current production from the field is averaging 375 Bopd and 4.0 MMcfd. Increases in productivity and possibly reserves are expected to be achieved through completion of a number of potential zones presently behind pipe in existing wells. These potential producing zones range in depth from 1,500 to 15,000 feet. Further technical programs, including a possible 3-D seismic shoot, are planned to evaluate the exploration potential of the Company lands associated with this field. The Company owned a 40.5% working interest in the Manila Village field and subsequent to year end 1997 acquired an additional 10.2% working interest. The Company's net reserves, including the 1998 acquired interest, are approximately 327 MBbl and 156 MMcf. Current gross production is averaging 900 BOEPD. A workover of a shut-in well is scheduled for 1998 in order to increase field production. A 3-D seismic program is being interpreted to determine additional opportunities to further develop this field.

     Colombia

    The Company owns interests in two Association Areas (Cocorna and Nare) and one fee property (Velasquez) all of which are located in the Middle Magdalena Basin, some 130 miles northwest of Bogota, Colombia. The Association Areas encompass several fields, some of which are partially developed and some of which await development. The Teca, Nare and Velasquez fields are presently under development. The Association Areas, Nare and Cocorna, are held under Articles of Association between Empresa Petroleos Colombiana ("Ecopetrol") and the Company's predecessor in interest, a subsidiary of Texaco, Inc. ("Texaco"). Each Association Area is large enough to encompass more than one commercial area or field.

    The Company and Omimex, the operator of the fields, have formulated a development program which includes, pending regulatory approval, the drilling of approximately 200 development wells through the year 2001 at an average depth of 2,900 feet. During 1997, the Company and its operator successfully completed or reworked fourteen wells of the development program, which wells have met or exceeded initial production expectations. The 200 well program is a refinement of an approximate 600 well program originally designed by Texaco. The Texaco program was not implemented due to what the Company believes was Ecopetrol's concern with refinery capacity and oil prices. The ability of Omimex, as operator of the fields, to implement the development program is dependent on the approval of Ecopetrol and the Colombian Ministry of the Environment. The Company and Omimex have submitted an application for an omnibus approval of the drilling of the remainder of the 200 well program; failing receipt of the omnibus approval, the companies would continue to seek approval for drilling such wells in segments. In 1997, approval was obtained for the drilling of 21 development wells, 13 of which were completed during the year. Also, a well under the Magdalena River was recompleted and plans to drill two additional wells which, if commercial, should establish a new commercial area for development. In the Velasquez Field, the operator recompleted a behind pipe zone in three wells. Initial per well production rates ranged from 142 Bopd to 223 Bopd. Studies to date indicate up to 23 wells with behind pipe zones suitable for recompletion. Recompletion of ten of these wells is budgeted for 1998. The Company is also pursuing selected exploration opportunities in Colombia including acquiring third party 3-D seismic data on the currently producing Velasquez Field to determine its exploration potential.

     Canada

    The Company's Canadian properties, which are owned through Beaver Lake (Alberta Stock Exchange), represented approximately 8.5% of the Company's PV-10 Value at December 31, 1997. The Canadian properties produced an average of 608 BOEPD for the year ended December 31, 1997, from 142 wells covering 56,800 gross (14,972 net) developed acres, most of which are located in the province of Alberta. These properties had proved reserves of 2.6 MMBOE at December 31, 1997. The information presented has not been adjusted for the approximate 26% minority interest in Beaver Lake held by others. See "Business -- Exploration and Development Drilling Activities -- Other United States and Canadian Properties."

     Other International Properties

    In September 1997, the Company and Pertamina, the Indonesian state-owned oil company, signed a production sharing contract covering 1.7 million unexplored acres on the Island of Java near a number of producing oil and gas fields. The Company is required to spend approximately $17.0 million over the next three years on this project in addition to the approximate $1.4 million expended as of December 31, 1997. The Company expects to identify drilling locations based on geologic trends identified through its review of existing seismic data, satellite images and the results of its own seismic program to be performed in 1998 or 1999. The Company is in the negotiation stage with several potential joint venture partners and expects to sign a joint venture agreement during 1998. However, the recent economic turmoil in Indonesia may affect the timing and terms of such agreement.

    In July 1997, the Company entered into an agreement to become the operator and a 75% working interest holder of two exploration licenses which cover a 123,000 acre exploration area in southern Great Britain. On March 31, 1998, the Company assigned a 3.75% carried working interest in the first well to be drilled on this concession as payment of a finder's fee. By agreement dated April 14, 1998, the Company sold one half of its net interest in this concession to Omimex at the Company's cost. The Company expects to spend approximately $550,000 in 1998 to drill the first exploratory well on this concession.

     Other United States Properties

    Other than its California and Louisiana properties, the Company has interests in over 290 oil and gas wells located principally in Texas, Michigan, New Mexico and Oklahoma, with other interests located in Utah, Wyoming, and Alabama. The Company seeks to acquire domestic and international producing properties where it can significantly increase reserves through development or exploitation activities and control costs by serving as operator. The Company believes that its substantial experience and established relationships in the oil and gas industry enable it to identify, evaluate and acquire high potential properties on favorable terms. As the market for acquisitions has become more competitive in recent years, the Company has taken the initiative in creating acquisition opportunities, particularly with respect to adjacent properties, by directly soliciting fee owners, as well as working and royalty interest holders, who have not placed their properties on the market. The Company also plans to expand its existing reserve base by acquiring or participating in high potential exploration prospects in known productive regions. The Company believes these activities complement its traditional development and exploitation activities. In pursuing these exploration opportunities, the Company may use advanced technologies, including 3-D seismic and satellite imaging. In addition, the Company may seek to limit its direct financial exposure in exploration projects by entering into strategic partnerships.

Property

    At December 31, 1997, on a PV-10 Value basis, approximately 16.9% of the Company's proved reserves were in California, primarily in the Central Coast Fields and approximately 48.2% were attributable to the Company's Colombian properties.

The following table summarizes the Company's estimated proved oil and gas reserves by geographic area as of December 31, 1997. The following table includes both proved developed (producing and non-producing) and undeveloped reserves. The reliability of estimates of undeveloped reserves is significantly less than that of proved developed producing reserves. Approximately 33.0% of the total reserves reflected in the following table are undeveloped. See "Risk Factors ? Factors Relating to the Oil and Gas Industry and the Environment ? Uncertainty of Estimates of Reserves and Future Net Revenues." There can be no assurance that the timing of drilling, reworking and other operations, volumes, prices and costs employed by the independent petroleum engineers will prove accurate. Since December 31, 1997, oil and gas prices have generally declined. At such date, the price of WTI crude oil as quoted on the New York Mercantile Exchange was $18.30 per Bbl and the comparable price at March 31, 1998 was $15.60. Quotations for the comparable periods for natural gas were $2.45 per Mcf and $2.41 per Mcf, respectively.




                                                                    December 31, 1997

                                                 Proved Reserves, net                                  PV-10
                                                                                              Value

                                      Gross         Oil          Gas                    Dollar Value
                 Property            Wells(1)     (MBbls)      (MMcf)       MBOE       (In thousands)      Percentage


California
Cat Canyon                              51         4,483           485      4,564         $10,320               8.7
Casmalia                                26           259            10        260             328               0.3
Santa Maria                             20           558           823        695           2,127               1.8
Gato Ridge                               9           399             5        400             816               0.7
Other                                   77         2,034           623      2,138           6,466               5.4
      Total California                 183         7,733          1945      8,057          20,057              16.9
Louisiana
Potash Field                            37          1,066       11,116       2,919         15,917              13.4
Manila Village                          10            262          125         283          2,186               1.9

        Total Louisiana                 47          1,328       11,241       3,202         18,103              15.3

Other United States
Michigan                               185           560         3,889      1,209           4,743               4.0
Texas                                   48           397         1,141        587           2,794               2.4
New Mexico                              23           474         1,133        662           4,576               3.9
Other                                   38            58           961        218           1,172               0.8
      Total Other United States        294         1,489         7,124      2,676          13,285              11.1
      Total United States              524        10,550        20,310     13,935          51,445              43.3
Colombia                               511        12,568            --     12,568          57,136              48.2
Canada                                 168           807        10,986      2,638          10,048               8.5
      Total International              679        13,375        10,986     15,206          67,184              56.7

Total                                1,203        23,925        31,296     29,141        $118,629             100.0

(1) Includes locations attributed to proved undeveloped reserves and wells in which the Company holds royalty interests.

================================================================================

     California

    Producing Properties

    The Company operates all of its wells in the Central Coast Fields and maintains an average working interest in these wells of 98.8% and an average net revenue interest of 89.4%. These fields produced 1,808 net BOEPD for the year ended December 31, 1997, and had proved reserves at December 31, 1997 of 5.9 MMBOE. The Company's 1998 operations may include recompletions of up to 32 existing vertical wells and reactivation of up to 15 existing shut-in vertical wells.

    Cat Canyon Field. The Cat Canyon Field is the Company's principal California producing property, representing approximately 8.7% of the Company's PV-10 Value at December 31, 1997. This field, which covers approximately 1,775 acres of land is located in northern Santa Barbara County and was acquired by the Company in 1993. At the time of acquisition, there were 89 producing wells and 74 suspended wells, all of which were vertically drilled to either the Sisquoc or Monterey Formations (lying between approximately 2,400 feet and 3,400 feet and 4,000 feet and 6,600 feet, respectively). At the time of acquisition, average production was 425 Bopd and for the month of December 1997, average production was approximately 1,243 Bopd. Daily production varies depending upon various factors, including normal decline in production levels, the production of newly drilled wells and whether remedial work is being done on wells in the field. The field produces a heavy grade of viscous oil, which is in demand at the Company's Santa Maria Refinery. The property is considered (as are many heavy oil properties) a high production cost field and reductions in prices paid for crude generally affect such properties more dramatically than higher gravity lower production cost fields.

    The Company owns a 100% working interest (99.7% net revenue interest) in approximately 45 producing wells and a number of non-producing wells located in this field which consists of two major producing horizons, the Sisquoc and the Monterey. The Sisquoc formation, which consists of a number of separate zones, is divided by two major north-south trending faults into three separate and distinct areas. The area between the faults contains the bulk of the productive reservoir volume and has the highest cumulative production. A portion of that area was the subject of a waterflood instituted in 1962 by a previous operator. The waterflood was not economically successful. The Company believes that the two faults are sealing faults, thus preventing communication with the portions of the field lying outside of the fault block, which areas were not the subject of waterflood operations.

    In 1995, the Company drilled its first horizontal well into the Monterey formation. The well developed mechanical problems and operations were suspended. The Company has deferred attempts to correct the problem until such time as oil prices increase sufficiently to justify further efforts. In 1996, the Company initiated its present horizontal well drilling program in the Cat Canyon Field by drilling five horizontal wells into the Sisquoc formation S1b sand (which is one of the multiple separate sand bodies comprising the Sisquoc formation). Of the five wells, three wells were drilled in the central fault block, on which a waterflood operation was previously conducted, and one in each of the eastern and western portions of the field. The well in the western portion of the field initially produced at rates approaching 400 Bopd and, as expected, has declined to a present rate of approximately 130 Bopd. Wells drilled into the Sisquoc formation may be expected to produce varying amounts of formation water as part of the production process. The well drilled in the eastern portion of the field has encountered mechanical problems and plans are to rework the well during 1998. The three wells drilled in the central portion, or waterflood area of the field, developed initial production rates of approximately 150 Bopd per well and have declined to approximately 40 Bopd per well. In 1997, the Company continued its horizontal drilling program in the Cat Canyon Field by drilling eight additional wells into the Sisquoc S1b sand. Of the eight wells, five were drilled into the waterflood area and the remaining three were drilled into other areas. Year end average production rates for the wells in the waterflood area were 82 Bopd and 1,100 barrels of water per day per well. Production rates for the other wells were 88 Bopd and 13 barrels of water per day per well. The wells drilled into the central waterflood area, as expected, are producing oil with high volumes of residual water from the prior waterflood operations. The Company believes that by using high volume pumps and lifting large volumes of fluid, the ratio of oil to total fluids produced will gradually increase. Production declines have been in line with the Company's expectations of roughly a 40-50% decline in production during the first 12 months of the wells' operation, followed by a more moderate 10% annual decline in production.

    Results from the horizontal well drilling program have not met the Company's expectations and continuing study is being given to the field to determine how to maximize production. In addition, the Company has implemented measures designed to ensure that operations are conducted with greater efficiency than was the case during 1997. The Company plans to drill two horizontal wells in this field during 1998, the locations for which will probably be outside of the waterflood area of the central fault block. As many as four additional wells may be drilled, depending on results from existing wells and product prices. Horizontal wells in the field generally have a horizontal extension of 1,500 to 2,000 feet and cost approximately $550,000 as a completed well.

    In addition to the Cat Canyon Field, the Company has interests in a number of fields in California, none of which had a PV-10 Value equal to five percent or more of the PV-10 Value of the Company's proven reserves at December 31, 1997. Among such fields are the following:

    Gato Ridge Field. The Gato Ridge Field, which represented approximately 0.7% of the Company's PV-10 Value at December 31, 1997, is located in the Santa Maria Basin adjacent to the Cat Canyon Field and covers approximately 405 acres. The Company owns a 100% working interest and net revenue interests ranging from 86% to 100% in seven producing wells in the Gato Ridge Field. The existing vertical wells primarily produce a heavy oil (11(Degree)) from the same formations as those underlying the Cat Canyon Field. In 1997, the Company drilled a pair of SAGD wells, to the Sisquoc formation at a total cost of $1.8 million, including related surface equipment. In addition, two horizontal wells were drilled to a different zone in the Sisquoc formation, at an average cost of $537,000, both of which experienced sand intrusion problems. One well initially produced at a rate of 300 Bopd before sand infiltrated the well bore necessitating a reduction in production levels to approximately 20 Bopd. Operations on the other well have been suspended. The Company is of the view that it will be able to rectify the sand intrusion in these wells and establish the wells as commercial producers. The pair of SAGD wells drilled on this property during 1997 have been completed and the initiation of steaming operations is awaiting the issuance of county permits and a recovery in oil prices. At such time steam will be injected into the upper well and thereafter production will commence from the lower well. Should this procedure prove economically successful, the Company plans to initiate other SAGD projects on its Central Coast Fields.

    Richfield East Dome Unit (REDU). The REDU unit, which represented approximately 2.4% of the Company's PV-10 Value at December 31, 1997, is located in Orange County, California and covers approximately 420 acres. The Company is the operator of this unit and owns a working interest of 50.6% and a net revenue interest of 40.8%. The unit is under waterflood in the Kraemer and Chapman formations and contains approximately 68 producing wells, 39 shut-in wells and 54 water injection wells. The Company conducted remedial operations on this property during 1997 which resulted in increasing production by approximately 100 Bopd. The Company plans to conduct remedial operations in 1998 on this property at an estimated cost to the Company's interest of approximately $600,000. The Company owns fee interests in lands in this unit which it believes will be developable for real estate purposes as oil operations are curtailed.

    Other. The Company also owns other producing properties located in Santa Barbara, Ventura, Solano, Kern and Orange counties, California, which in the aggregate represented approximately 5.1% of the Company's PV-10 Value at December 31, 1997.

    California Exploration Ventures

    Coalinga Exploratory Prospect, Kern County, California. The Company has acquired leases covering approximately 3,600 acres of land and contractual rights covering an additional approximate 7,000 acres of land in the region of the prolific Coalinga oil field in the San Joaquin Valley of California. The Company has participated in a 16 square mile 3-D seismic survey covering this area and has partially interpreted the survey. Nineteen anomalies have been identified in the prospect area, covering five potentially productive zones, ranging in depth from 6,500 to 12,000 feet. The Company plans to drill three exploratory wells during 1998 to test anomalies appearing on the 3-D seismic data. Under the agreement, the Company will bear 100% of the cost of the wells, which is estimated at approximately $2.5 million in the aggregate as dry holes and $3.0 million as completed wells. The Company would have an 85% working (68% net revenue) interest in the wells.

      Northern California Exploratory Project. In late 1997, the Company entered into a joint venture with a large independent company and a company in which Rodney C. Hill, a director, has a financial interest, to acquire a multi-thousand acre block of oil and gas leases and drill an exploratory well for gas on such block. The Company has a 30% initial interest in the exploratory well to earn a 20% interest in the well and in the block and any additional wells that may be drilled by the venture thereon. The Company regards the project as a high risk venture with possible commensurate returns should the well prove productive. The initial objective will be the sands of the Cretaceous Age at a depth of approximately 8,500 feet. Lease acquisition costs are estimated at approximately $300,000 to the venture and the cost of the well is estimated at approximately $1,250,000 as a dry hole and $1,700,000 as a completed well. Should the well be completed, the large independent company, with a 60% interest in the well to earn a 40% interest in the block, will be the operator of the venture. An exploratory well commenced drilling in March 1998.

      Chevron Seismic Venture. In January 1998, Saba and Nahama Natural Gas Co. entered into an agreement with a subsidiary of Chevron Corp. under which Chevron made available to Saba and its partner, on a non-exclusive basis, the right to process Chevron proprietary 3-D survey data covering approximately 42 square miles of land in Kern County, California. Included in the 42 square miles are approximately 14 square miles of land owned in fee by Chevron. Saba and Nahama will reprocess the seismic data employing modern techniques at a cost estimated at $300,000 and will have the ability to select and drill upon the Chevron owned lands as well as the other lands should it and Chevron be able to acquire leases covering such other lands. Under the terms of the agreement, Saba will have the right to obtain oil and gas leases covering the Chevron lands by drilling one or more exploratory wells on such lands. Should Saba and Nahama acquire a lease on Chevron owned lands, the sharing of costs will be 85% and 15% to Saba and Nahama, respectively, and revenues will be shared 68% to Saba (63.7% after payout) and 12% (11.24% after payout) to Nahama.

    Louisiana

    Manila Village is located in Jefferson Parish, Louisiana. The Company operates this field and to year end 1997, owned a working interest of 40.5% (28% net revenue interest) in the wells in the field. Subsequent to year end 1997, the Company acquired an additional 10.2% working interest. The field represented approximately 1.9% of the Company's PV-10 Value at December 31, 1997. The field covers approximately 450 gross acres of land covered by shallow waters, and is located approximately forty miles south of New Orleans. There are six producing wells in the field that produced approximately 331 BOEPD for the year ended December 31, 1997. The Company is participating in a 3-D seismic program which includes the field and expects that the results of the survey will provide a basis for additional enhancements to the value of the property, including recompletions, reworks and equipment installations.

    Potash Field, which is located in Plaquemines Parish, Louisiana, was acquired by the Company in September 1997. The Company operates all of the wells in the field that represented approximately 13.4% of the Company's PV-10 Value at December 31, 1997. The field is a salt dome feature originally discovered by Humble Oil and Refining Company and covers approximately 3,600 acres. The field is located in a shallow marine environment southeast of New Orleans. To year end 1997, the Company owned an 80% working interest and a 67% net revenue interest in this property, on which are located ten active wells and a number of shut-in or suspended wells. Subsequent to year end 1997, the Company acquired the remaining working interest. Current production from the field is approximately 375 Bopd and 4.0 MMcfd of high BTU content gas. The Company believes that remedial work on several of the wells will result in increased production levels. The salt dome feature in the field has not been fully explored. The Company plans on conducting a 3-D seismic survey to delineate the field. Production in this field is from multipay zones, the deepest of which is 15,000 feet.

    Other United States Properties

    In addition to its California and Louisiana properties, the Company owns producing properties in a number of states, primarily New Mexico, Michigan, Texas and Oklahoma, which collectively represented approximately 11.1% of the Company's PV-10 Value at December 31, 1997. At such date, these properties had proved reserves of 2.7 MMBOE and produced approximately 833 BOEPD for the year ended December 31, 1997 . The principal producing properties are:

    San Simon Ranch Field, is located in Lea County, New Mexico. The Company owns interests in several wells in this field and operates three wells. The Company has a 50% working interest (42% net revenue) in approximately 1,122 gross (742 net) acres in the field. The Company is participating in a 3-D seismic survey to evaluate the development of the field.

    Southwest Tatum Field, which is located in Lea County, New Mexico was acquired by the Company as an exploratory project in late 1996. The Company holds leases covering approximately 2,000 gross acres of land, in which the Company has a working interest of 50% (38.75% net revenue interest). During the last part of 1996, the Company, as operator, commenced the drilling of a 14,000 foot exploratory Devonian test well. In addition to the deepest zone, the Devonian (which has been abandoned after having produced in excess of 20,000 barrels of high gravity oil), the well has three other potential oil producing zones. The Company has recompleted the well in the shallower Cisco zone with initial flow rates of 400-350 Bopd of clean 45(Degree) oil, 800 Mcfpd of gas and no water. A second reentry well to test the shallower zones was completed in September 1997, and is currently flowing approximately 175 Bopd and 140 Mcfd of gas, with a small amount of water. A gas sales line was completed in February 1998, allowing for gas sales from the two wells. Two additional wells are planned to be drilled on this property in 1998 at an approximate cost of $350,000 each to the Company's interest.

    Colombian Properties

    General

    The Company's Colombian operations are conducted on two Association Areas and one mineral fee property. These properties are located in the Middle Magdalena Basin of Colombia, some 130 miles northwest of Bogota. The Company and Omimex, acquired their interests in the Middle Magdalena Basin properties from Texaco in 1994 and 1995 transactions; each has a 25% working (20% net revenue) interest in Nare and Cocorna Association properties, while Ecopetrol, the Colombian state oil company owns the remaining 50% working interest. The mineral fee property, Velasquez, is owned 75% by Omimex and 25% by the Company. The three areas cover 52,894 gross acres of land. The Nare Association is the northernmost area in which the Company has an interest and covers approximately 37,164 gross (approximately 9,300 net) acres of land. The exploitation and development of the Teca and Nare Fields, and the adjacent Nare North, Chicala and Morichi Fields are governed by the association contract originally entered into between Ecopetrol and Texaco in 1980. Under these contracts, the cost of exploratory wells is borne solely by the Company and its partner, who are entitled to all revenues from such wells. Once an area within an Association is declared to be a commercial area by Ecopetrol, the Company and its partner each receives 20% of the crude oil produced at these fields, while Ecopetrol receives 40% of production and the Colombian government receives the remaining 20% of production in the form of royalties. A commercial area is roughly equivalent to a field. Each of the Company and its partner bears 25% of the production costs of commercial areas and Ecopetrol is responsible for the remaining 50%. The exploitation rights under these contracts expire in September 2008 and are not renewable by the Company under their current terms. The Company understands that legislation is being considered by the Colombian government which would permit such extensions to be obtained. The Company intends to seek an extension of these contracts; however, no assurance can be given that any extension will be granted or that the terms on which any extension may be obtained will be acceptable to the Company. See "Risk Factors ? Factors Relating to Operations in Colombia and Other Foreign Countries ? Foreign Operations" and "? Exploration and Development Drilling Activities ? Colombia."

    Generally, as in the case of the Company's interests under the Nare and Cocorna Associations, the Articles require that the contracting oil company perform various work obligations (including the drilling of any exploratory wells) at its cost on the lands covered by the Articles, and allow production of hydrocarbons for a stated terms of years. Upon discovery of a field capable of commercial production and upon commencement of production from that field,
Ecopetrol reimburses the contracting party out of Ecopetrol's share of production for 50% of the allowable costs. Thereafter, costs of operations and working interest revenues are shared 50% by Ecopetrol and 50% by the contracting oil company, which in this case is Omimex and the Company, as successors to Texaco, the original contracting party. The working interest is subject to a royalty of 20% which is paid to Ecopetrol on behalf of the Colombian government. Several of the fields in the contract area owned by the Company and Omimex have been declared to be commercial areas, but a number of other areas have not yet been so designated. Approval of both Ecopetrol and the Ministry of the Environment is required to implement a development program. One field located within the Cocorna Concession area, which was acquired by the Company from Texaco, has reverted to Ecopetrol because of the expiration of the term of the Articles governing that field.

    Description of the Properties

      Both the Nare and Cocorna Associations will expire in September 2008. At the date hereof, three fields within the Cocorna Association have been declared commercial by Ecopetrol: Teca (approximately 1938 acres), Toche (approximately 150 acres), and South Cocorna (approximately 700 acres); and four fields within the Nare Association have been declared commercial: South Nare (approximately 660 acres), North Nare (approximately 1,700 acres), Chicala (approximately 830 acres), and Moriche (approximately 1085 acres). The Company's Teca and Nare Fields, which represented approximately 40.0% of the Company's PV-10 Value at December 31, 1997, produced an average of 1.87 Mbopd for the year ended December 31, 1997, from 309 wells covering 2,598 gross (649.0 net) developed acres and is the primary producing area. The Company owns a 25% mineral fee interest in the Velasquez Field which covers approximately 3,800 gross (950 net) acres of land, and produced an average of 505 Bopd for the year ended December 31, 1997.

    The Company's Colombian properties in the aggregate represented 12.6 MMBOE at December 31, 1997 or approximately 43.1% of the Company's total proved reserves and approximately 48.2% of the Company's PV-10 Value at that date. The following table provides information concerning the Company's interest in the commercial areas and fee minerals in Colombia.


                                    Proved Reserves                                        Average Daily Barrels of
                                    at Dec. 31, 1997                                         Oil Produced in 1997
        Field Name                      (MMBbls)                Number of Wells
----------------------------       -------------------       -----------------------       --------------------------

Velasquez                                 2.9                         102                             505

North Nare                                3.8                          78                              0

Magdalena                                 0.1                          3                              53

Teca & South Nare                         5.8                         328                            1,871
                                   ===================       =======================       ==========================

Total                                     12.6                        511                            2,429
                                   ===================       =======================       ==========================

      Production from all of the fields comes from relatively shallow reservoirs lying at approximate depths of from 1,200 to 3,000 feet. All of the production (save that produced from the Velasquez field) is of a relatively heavy grade of crude oil, generally in the area of 10(Degree) to 13(Degree) gravity API. Wells generally produce small amounts of formation water in conjunction with oil. Because of the viscosity of the oil, wells are initially produced without artificial stimulation and thereafter stimulated by cyclic steam injection. Wells cost approximately $250,000 to $300,000 to the total working interest, depending upon depth.

    During 1997, the Company and the operator participated in the drilling or recompletion of thirteen wells in the Teca (eight) and South Nare (five) Fields. All of the wells drilled were productive and the operator is in the process of installing steaming equipment. While the Company has not yet received its independent engineering report, it is believed that the drilling of such wells has added significantly to the Company's Colombian reserves.

    The Company and Omimex have recently reentered a suspended Texaco drilled well to an area under the Magdalena River and recompleted the well as productive of approximately 30 Bopd without artificial stimulation. Both the Company and the operator believe that another two wells should be drilled into the area in an effort to establish an additional commercial area. Should those efforts be successful, it is believed that from 15 to 20 additional drilling locations would be established. In the Velasquez field, the Company and Omimex recompleted three wells in a behind-pipe zone. Initial per well production rates range from 142 Bopd to 223 Bopd. Studies to date indicate up to 23 additional wells with behind pipe reserves suitable for recompletion.

    During 1997, the operator in conjunction with the Company formulated a plan for the drilling of approximately 200 development wells in the Nare North, Chicala and Moriche fields. This program, subject to regulatory approval, would be implemented through the year 2001. The Company is also considering joining in a development program at the Velasquez property. The Company has budgeted approximately $2.5 million for its Colombian operations' capital expenditures, but the expenditure will depend upon the price of oil and other economic factors.

    Crude Oil Sales and Pipeline Ownership

    All of the Company's crude oil produced at the Company's properties in Colombia has been sold exclusively to Ecopetrol at negotiated prices. See "Business - Marketing of Production." In conjunction with its purchase of interests in the Nare Association, the Company also purchased a 50% interest in the 118-mile Velasquez-Galan Pipeline, which connects the fields to the 250,000 Bopd Colombian government-owned refinery at Barrancabermeja. See "Exploration and Development Drilling Activities - Colombia." The pipeline transports oil from the Company's fields, together with a lighter crude oil supplied by Ecopetrol which acts as a diluent to the Company's heavier crude, and crude oil from other adjacent fields. The pipeline generates revenues through collection of tariffs for the use of the pipeline. Throughput on this pipeline in December 1997 averaged 30,500 Bopd of which the Company's share was approximately 2,300 Bopd. In addition to the operator and the Company, three other companies transport their crude oil through the pipeline at tariff rates established by Colombian authorities. The Company and the operator have considered expansion of the pipeline system if additional production is developed by operators in the area.

    Canadian Properties

    The Company's Canadian properties, which are owned through Beaver Lake, represented approximately 8.5% of the Company's PV-10 Value at December 31, 1997. The Canadian properties produced an average of 608 BOEPD for the year ended December 31, 1997, from 142 wells covering 56,800 gross (14,972 net) developed acres, most of which are located in the province of Alberta. These wells had proved reserves of 2.6 MMBOE at December 31, 1997. The information presented has not been adjusted for the approximate 26% minority interest in Beaver Lake held by others.

    Indonesian Exploratory Project

    In September 1997, the Company and Pertamina, the Indonesian state-owned oil company, signed a production sharing contract covering 1.7 million unexplored acres on the Island of Java near a number of producing oil and gas fields. The Company is required to spend approximately $17.0 million over the next three years on this project, in addition to the approximate $1.4 million expended as of December 31, 1997 on bonus payments, data acquisition and geophysical investigation. The Company expects to identify drilling locations based on geologic trends identified through its review of existing seismic data, satellite images and the results of its own 3-D seismic program to be performed in 1998 and 1999. The Company has held discussions with several potential joint venture partners with a view to concluding a participation agreement during 1998. However, the recent economic turmoil in Indonesia may affect the timing and the terms of such agreement.

    Great Britain Project

    In July 1997, the Company entered into an agreement to become the operator and a 75% working interest holder of two exploration licenses which cover a 123,000 acre exploration area in southern Great Britain. On March 31, 1998, the Company assigned a 3.75% carried working interest in the first well to be drilled on this concession as payment of a finder's fee. By agreement dated April 14, 1998, the Company sold one half of its net interest in this concession to Omimex at the Company's cost. The Company expects to spend approximately $550,000 in 1998 to drill the first exploratory well on this concession. The Company believes that any oil and gas eventually produced from this concession would benefit from the fiscal regime in Great Britain, which is based on income taxes instead of a cost-free royalty or revenue sharing regime commonly used in other countries.


Oil and Gas Reserves

    The Company's proved reserves and PV-10 Value from proved developed and undeveloped oil and gas properties in this Prospectus have been estimated by the following independent petroleum engineers. In 1995, 1996 and 1997, Netherland, Sewell & Associates, Inc. ("NSA") prepared reports on the Company's reserves in the United States and Colombia and Sproule Associates Limited ("Sproule") prepared a report on the Company's Canadian reserves. The estimates of these independent petroleum engineers were based upon review of production histories and other geological, economic, ownership and engineering data provided by the Company. In accordance with the Commission's guidelines, the Company's estimates of future net revenues from the Company's proved reserves and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including, in the case of gas contracts, the use of fixed and determinable contractual price escalation. Future net revenues at December 31, 1997, reflect weighted average prices of $13.13 per BOE compared to $17.05 per BOE and $11.30 per BOE as of December 31, 1996 and 1995, respectively. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Uncertainty of Estimates of Reserves and Future Net Revenues." There have been no reserve estimates filed with any other United States federal authority or agency, except that the Company participates in a Department of Energy annual survey, which includes furnishing reserve estimates of certain of the Company's properties. The estimates furnished are identical to those included herein with respect to the properties covered by the survey.

    The following tables present total estimated proved developed producing, proved developed non-producing and proved undeveloped reserve volumes as of December 31, 1995, 1996 and 1997, and calculation of the PV-10 Value thereof. There can be no assurance that these estimates are accurate predictions of reserves or of future net revenues from oil and gas reserves or their present value. As indicated elsewhere, the prices received for oil and gas have declined since the preparation of the 1997 year end engineering estimates.





                                                             ESTIMATED PROVED OIL AND GAS RESERVES



                                                                                      At December 31,

                                                          1995                       1996                1997
                                                  --------------------       --------------------  ---------------------


Net oil reserves (MBbl)
------------------------------------------------

   Proved developed producing...............           10,278                        12,029              13,977
------------------------------------------------
------------------------------------------------

   Proved developed non-producing...........              590                         1,367               2,639
------------------------------------------------
------------------------------------------------

   Proved undeveloped.......................            1,664                        13,283               7,309
                                                        -----                        ------               -----
------------------------------------------------
------------------------------------------------

     Total proved oil reserves (MBbl).......           12,532                        26,679              23,925
                                                       ======                        ======              ======
------------------------------------------------
------------------------------------------------



Net natural gas reserves (MMcf)
------------------------------------------------
------------------------------------------------

   Proved developed producing...............            9,371                        12,659              11,995
------------------------------------------------
------------------------------------------------

   Proved developed non-producing...........              871                         1,516               5,407
------------------------------------------------
------------------------------------------------

   Proved undeveloped.......................            9,237                         9,490              13,894
                                                        -----                         -----             -------
------------------------------------------------
------------------------------------------------

     Total proved natural gas reserves (MMcf)          19,479                        23,665              31,296
                                                       ======                        ======              ======
------------------------------------------------
------------------------------------------------

Total proved reserves (MBOE)................           15,778                        30,623              29,141
                                                       ======                        ======              ======
------------------------------------------------

     Estimates of proved reserves may vary from year to year reflecting changes in the price of oil and gas and results of drilling activities during the intervening period. Reserves previously classified as proved undeveloped may be completely removed from the proved reserves classification in a subsequent year as a consequence of negative results from additional drilling or product price declines which make such undeveloped reserves non-economic to develop. Conversely, successful development and/or increase s in product prices may result in additions to proved undeveloped reserves. Estimates of proved undeveloped reserves, which comprise a substantial portion of the Company's reserves, are, by their nature, much less certain than proved developed reserves. Consequently, the accuracy of engineering estimates is not assured.

                                                          ESTIMATED PRESENT VALUE OF PROVED RESERVES


                                                                          At December 31,
------------------------------------------------- ----------------------------------------------------------------

------------------------------------------------- -------------------- --------------------- ---------------------
                                                           1995                 1996                   1997
                                                                           (In thousands)
                                                  --------------------  --------------------  --------------------

PV-10 Value
-------------------------------------------------
-------------------------------------------------

   Proved developed producing...............      $     38,618         $      84,916         $      62,215
-------------------------------------------------
-------------------------------------------------

   Proved developed non-producing...........             3,044                 9,227                16,097
-------------------------------------------------
-------------------------------------------------

   Proved undeveloped.......................             6,493                61,796                40,317
                                                         -----                ------               -------
-------------------------------------------------
-------------------------------------------------

      Total.................................      $     48,155         $     155,939         $     118,629
                                                        ======               =======               =======
-------------------------------------------------

    Proved reserves are estimates of hydrocarbons to be recovered in the future. Reservoir engineering is a subjective process of estimating the sizes of underground accumulations of oil and gas that cannot be measured in an exact way. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve reports of other engineers might differ from the reports contained herein. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Future prices received for the sale of oil and gas may be different from those used in preparing these reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. See "Risk Factors ? Factors Relating to the Oil and Gas Industry and the Environment ? Uncertainty of Estimates of Reserves and Future Net Revenues."

Marketing of Production

    The prices obtained for oil and gas are dependent on numerous factors beyond the control of the Company, including domestic and foreign production rates of oil and gas, market demand and the effect of governmental regulations and incentives. Substantially all of the Company's North American crude oil production is sold at the wellhead at posted prices under short term contracts, as is customary in the industry. No one customer accounted for more than ten percent of the sales of the Company's North American production during 1997 except PetroSource which accounted for 33.2% of such sales. The Company's Colombian oil production, which is, and as a practical matter can only be, sold to Ecopetrol, accounted for 31.4% of total oil and gas revenues in 1997.

     The market for heavy crude oil produced by the Company from its Central Coast Fields differs substantially from the remainder of the domestic crude oil market, due principally to the transportation and refining requirements associated with California heavy crude oil. The prices realized for heavy crude oil are generally lower than those realized from the sale of light crude oil. The Company's Santa Maria refinery uses essentially all of the Company's Central Coast Fields' crude oil, in addition to third party crude oil, to produce asphalt, among other products. Ownership of the refinery gives the Company a steady market for its local crude oil which is not enjoyed by producers generally. See "Property- Asphalt Refinery".

    Colombia

    Oil produced from the Company's Middle Magdelena Basin Fields, after being sold to Ecopetrol, is processed in a 250,000 Bopd government owned refinery in Barrancabermeja, Colombia. The Company believes that the refinery has sufficient unused throughput capacity to satisfy any reasonably foreseeable increase in production that might be achieved from the Company's Colombian exploration and development program. The refinery is connected to the Company's Colombian fields through the 118-mile Velasquez-Galan Pipeline owned by the Company and its partner. The pipeline is currently operating at approximately 12,000 Bopd (together with 18,000 Bbls of diluent per day) and has the capacity to carry approximately 20,000 Bopd (together with 30,000 Bbls of diluent per day). Accordingly, significant capacity exists for additional throughput. The Company owns a 50% interest in the Velasquez-Galan Pipeline and is working with Omimex, the owner of the remaining 50% interest, to explore the feasibility of extending it to an export terminal on the Colombian coast. The pipeline currently generates tariff revenue from the transportation of oil produced for Ecopetrol's interest and by other producers in the area. The tariff revenue is sufficient to cover the direct expenses associated with the operation of the pipeline.

    The formula for determining the price paid for oil produced at the Teca-Nare Fields is based upon the average of two price baskets of fuel: (a) a crude fuel oil basket (1% sulphur United States Gulf Coast and Ecopetrol fuel oil for exportation) ("Basket A") and (b) an international crude basket (Maya, Mandji and Isthmus) adjusted for gravity API and sulphur content ("Basket B"). The average of Baskets A and B is then discounted based on the price of West Texas Intermediate ("WTI") crude oil, an industry posted price generally indicative of prices for sweeter, lighter crude oil. If WTI is less than $16.00 per Bbl, the average of Baskets A and B is discounted by $1.65 per Bbl; if WTI is between $16.00 and $20.00 per Bbl, the average of Baskets A and B is discounted by $2.05 per Bbl; and if WTI is greater than $20.00 per Bbl, the average of Baskets A and B is discounted by $2.45 per Bbl. The formula may be adjusted by Ecopetrol in February 1999. Ecopetrol is required to pay for oil produced at the Teca-Nare Field in the following denominations: 75% in United States dollars paid in the United States and 25% in Colombian pesos paid in Colombia.

    For production from its Velasquez Field, the Company receives a contracted price of between $6.00 and $7.00 per Bbl for basic production of up to 34 MBbl per month. For incremental production above such amount, the Company receives a price equal to the average of (a) the prior quarter average of the prices of Baskets A and B and (b) the average international price of crude oil from the Velasquez and Tisquirama Fields in Colombia, which average is then discounted by approximately 47%. The average sales price of the Company's production was $12.04 per Bbl in 1997 and $12.49 per Bbl in 1996, representing approximately 64.6% and 61.1%, respectively, of the average posted price per Bbl for WTI crude oil during those periods.

    The following table summarizes sales volume, sales price and production cost information for the Company's net oil and gas production for each of the years in the three-year period ended December 31, 1997.



                                                       Year Ended December 31,

                                                   1995          1996         1997
                                           ---------------  -------------  --------------
                                           ---------------  -------------  --------------
Production Data:
----------------------------------------------
----------------------------------------------
  Oil (MBbls)                                 1,227          1,968        2,107
----------------------------------------------
----------------------------------------------
  Gas (MMcf)                                  1,337          1,651        2,408
----------------------------------------------
----------------------------------------------
       Total (MBOE)                           1,450          2,243        2,508
----------------------------------------------
----------------------------------------------

----------------------------------------------
----------------------------------------------
Average Sales Price Data (Per Unit):
----------------------------------------------
----------------------------------------------
  Oil (Bbls)                                  $    12.22     $    14.43   $   13.73
----------------------------------------------
----------------------------------------------
  Gas (Mcf)                                         1.45           1.88        2.09
----------------------------------------------
----------------------------------------------
  BOE                                              11.69          14.05       13.54
----------------------------------------------
----------------------------------------------

----------------------------------------------
----------------------------------------------
Selected Data per BOE:
----------------------------------------------
----------------------------------------------
  Production costs (1)                        $     7.29     $     6.51   $     6.62
----------------------------------------------
----------------------------------------------
  General and administrative                        1.27           1.72         1.93
----------------------------------------------
----------------------------------------------
  Depletion, depreciation and amortization          1.92           2.43         2.84
----------------------------------------------


(1)       Production costs include production taxes.




Drilling Activity

    The following tables sets forth certain information for each of the years in the three-year period ended December 31, 1997, relating to the Company's participation in the drilling of exploratory and development wells in:




    United States



                              Year Ended December 31,
                                     1995                 1996                  1997

                              Gross (1)   Net (2)  Gross (1)   Net (2)  Gross (1)   Net (2)
                              ----- ---   --- ---  ----- ---   --- ---  ----- ---   --- ---
Exploratory Wells
  Oil                             -          -         -          -         2        1.00
  Gas                             -          -         3        1.35        -          -
  Dry (3)                         3        0.46        3        1.28        1         0.5
Development Wells
  Oil                             4        1.51        11       7.59       13        13.00
  Gas                             1        0.10        3        0.64        -          -
  Dry (3)                         1        0.04        1        0.35        1        1.00
Total Wells
  Oil                             4        1.51        11       7.59       15        14.00
  Gas                             1        0.10        6        1.99        -          -
  Dry (3)                         4        0.50        4        1.63        2         1.5


(1)      A gross well is a well in which a working  interest is owned. The number of gross  wells is the total  number of wells in which a working  interest  is owned.
(2)      A net well is  deemed  to exist  when the sum of  fractional  ownership working  interest in gross wells equals one. The number of net wells is the sum of fractional  working interests owned in gross wells expressed as whole numbers and fractions thereof.
(3)      A dry hole is an  exploratory  or  development  well that is not a producing well.



Colombia

                              Year Ended December 31,
                                     1995                 1996                  1997

                              Gross (1)   Net (2)  Gross (1)   Net (2)  Gross (1)   Net (2)
                              ----- ---   --- ---  ----- ---   --- ---  ----- ---   --- ---
Exploratory Wells
  Oil                             -          -         -          -         -          -
  Gas                             -          -         -          -         -          -
  Dry (3)                         -          -         -          -         -          -
Development Wells
  Oil                             -          -         -          -        13        3.25
  Gas                             -          -         -          -         -          -
  Dry (3)                         -          -         -          -         -          -
Total Wells
  Oil                             -          -         -          -        13        3.25
  Gas                             -          -         -          -         -          -
  Dry (3)                         -          -         -          -         -          -


(1)      A gross well is a well in which a working  interest is owned. The number of gross  wells is the total  number of wells in which a working  interest  is owned.
(2)      A net well is  deemed  to exist  when the sum of  fractional  ownership working  interest in gross wells equals one. The number of net wells is the sum of fractional  working interests owned in gross wells expressed as whole numbers and fractions thereof.
(3) A dry hole is an  exploratory  or  development  well that is not a producing well.


    Canada

                              Year Ended December 31,
                                     1995                 1996                  1997

                              Gross (1)   Net (2)  Gross (1)   Net (2)  Gross (1)   Net (2)
                              ----- ---   --- ---  ----- ---   --- ---  ----- ---   --- ---
Exploratory Wells
  Oil                             -          -         -          -         -          -
  Gas                             -          -         -          -         -          -
  Dry (3)                         -          -        1.0       0.01       1.0        1.0
Development Wells
  Oil                             -          -         -          -         -          -
  Gas                            1.0       0.09        -          -        1.0       0.29
  Dry (3)                         -          -         -          -        1.0       0.87
Total Wells
  Oil                             -          -         -          -         -          -
  Gas                            1.0       0.09        -          -        1.0       0.29
  Dry (3)                         -          -        1.0       0.01       2.0       1.87


(1)      A gross well is a well in which a working  interest is owned. The number of gross  wells is the total  number of wells in which a working  interest  is owned.
(2)      A net well is  deemed  to exist  when the sum of  fractional  ownership working  interest in gross wells equals one. The number of net wells is the sum of fractional  working interests owned in gross wells expressed as whole  numbers and fractions  thereof.  No reduction is made for the minority interest in Beaver Lake.
(3) A dry hole is an  exploratory  or  development  well that is not a producing well.

Productive Oil and Gas Wells

    The following table sets forth certain information at December 31, 1997 relating to the number of productive oil and gas wells (producing wells and wells capable of production, including wells that are shut in) in which the Company owned a working interest:

                                           Oil                            Gas                            Total
                               Gross             Net            Gross            Net             Gross            Net
United States                    378           179.3               74           23.4               452          202.7
Canada (1)                        82            20.7               60           15.9               142           36.6
Colombia                         390            97.4                -              -               390           97.4
                            ---------      ----------        ---------      ---------        ----------       --------
                                 850           297.4              134           39.3               984          336.7
                            =========      ==========        =========      =========        ==========       --------


(1)      No reduction is made for the minority interest in Beaver Lake.

In addition to its working interests, the Company held royalty interests in approximately 86 productive wells in the United States and Canada at December 31, 1997. The Company does not own any royalty interests in Colombia.



Oil and Gas Acreage

    The following table sets forth certain information at December 31, 1997 relating to oil and gas acreage in which the Company owned a working interest:


                                  Developed (1)                           Undeveloped
                               Gross               Net              Gross               Net
United States                    50,997             14,388            30,684             23,388
Canada (2)                       56,809             13,492            39,114             12,280
Colombia                          6,398              1,599            46,496             11,624
                            ------------        -----------      ------------        -----------
                            ============        ===========      ============        ===========
    Total                       114,204             29,479           116,294             47,292
                            ============        ===========      ============        ===========

(1)       Developed acreage is acreage assigned to productive wells.

(2)       No reduction is made for the minority interest in Beaver Lake

Title to Properties

    Many of the Company's oil and gas properties are held in the form of mineral leases. As is customary in the oil and gas industry, a preliminary investigation of title is made at the time of acquisition of undeveloped properties. Title investigations are generally completed, however, before commencement of drilling operations or the acquisition of producing properties. The Company believes that its methods of investigating title to, and acquisition of, its oil and gas properties are consistent with practices customary in the industry and that it has generally satisfactory title to the leases covering its proved reserves.

Average Sales Price and Production Cost

    The following table sets forth information concerning average per unit sales price and production cost for the Company's oil and gas production for the periods indicated:


                                                           Year Ended December 31,
                                              --------------------------------------------------
                                                         1995            1996        1997
                                                         ----            ----        ----
Average sales price per BOE
  California                                  $         12.55   $       15.10  $      13.49
  Colombia                                               9.44           12.49         12.04
  Canada                                                10.32           13.26         10.52
  Other                                                 13.97           17.39         17.68
  Combined                                              11.69           14.05         13.54

Average production cost per BOE
  California                                  $          9.15   $        8.50  $       7.48
  Colombia                                               5.17            5.11          5.71
  Canada                                                 5.92            5.15          4.87
  Other                                                  7.49            7.88          7.47
  Combined                                               7.29            6.51          6.62



    Asphalt Refinery

    In June 1994, in an effort to increase margins on the heavy crude oil produced from the Company's oil and gas properties in Santa Barbara County, California, the Company acquired from Conoco Inc. ("Conoco") and Douglas Oil Company of California an asphalt refinery in Santa Maria, California, which had been inoperative since 1992. The Company refurbished the refinery and, in May 1995, completed a re-permitting environmental impact review process with Santa Barbara County, receiving a Conditional Use Permit to operate the refinery. Pursuant to the refinery purchase agreement, Conoco is required to perform certain remediation and other environmental activities on the refinery property until June 1999, at which point the Company will be responsible for any additional remediation, if any. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Environmental Obligations."

    The Company entered into a processing agreement with PetroSource in May 1995, and recommenced operations of the refinery in June 1995. Under the processing agreement, PetroSource purchases crude oil (including crude oil produced by the Company), delivers it to the refinery, reimburses the Company's out-of-pocket refining costs, markets the asphalt and other products and generally shares any profits equally with the Company. The arrangement with PetroSource ends on December 31, 1998 and the Company does not intend to renew the arrangement on its present terms. From that time forward, the Company may negotiate an alternative arrangement with PetroSource and may assume the marketing responsibilities presently held by PetroSource and may carry the cost of inventorying crude oil and asphalt.

    The refinery is a fully self-contained plant with steam generation, mechanical shops, control rooms, office, laboratory, emulsion plant and related facilities, and is staffed with a total of 20 operating, maintenance, laboratory and administrative personnel. Crude oil is delivered to the refinery by trucks to a 40,000 barrel storage facility. An additional 60,000 barrels of crude oil storage is also available for future demands. Crude oil processing equipment consists of a conventional pre-flash tower, an atmospheric distillation tower, strippers and a vacuum fractionation tower. The refinery has truck and rail loading facilities, including some capability of tank car unloading. Throughput at the refinery has ranged between 2,000 to 4,000 Bopd, while production capacity is approximately 8,000 Bopd.

    Refinery products include light feedstock (naphtha), kerosene distillate, gas oils and numerous cut-back, paving and emulsion asphalt products, with the primary product produced at the refinery being asphalt, with some liquids, such as propane. Historically, marketing efforts have been focused on the asphalt products which are sold to various users, primarily in the Southern California area. Liquids are readily marketed to wholesale purchasers.

    The Company regards the refinery as a valuable adjunct to its production of crude oil in the Santa Maria Basin and surrounding areas. Generally, the crude oil produced in these areas is of low gravity and makes an excellent asphalt. Recent prices for asphalt exceed market prices for crude and costs of operating the refinery. The Company believes that as road building and repair increase in California and surrounding western states, the market for asphalt will expand significantly.

Real Estate Activities

    The Company from time to time has purchased real estate in conjunction with its acquisition of oil and gas and refining properties in California and plans to continue this practice. In connection with the acquisition of oil and gas producing properties in Santa Maria, California in June 1993, the Company purchased 1,707 acres in Santa Barbara County for an aggregate purchase price of $465,000. In addition, the Company entered into an agreement to acquire 385 acres in Santa Barbara County in connection with an acquisition of producing oil and gas properties at a contract purchase price of $400,000, the closing of which took place in June 1995. In addition, the Company acquired approximately 370 acres in Santa Maria, California in June 1994 in connection with the acquisition of its Santa Maria refinery. The Company has used a portion of its real estate holdings for agricultural purposes. The Company plans to retain these real estate holdings for asset appreciation which may include developmental activities at a future date.

Office Facilities

    The Company's executive offices are located in Santa Maria, California, and its accounting offices are located in Irvine, California. The Company maintains regional offices in Edmond, Oklahoma, Calgary, Alberta, Canada and Bogota, Colombia. These offices, consisting of approximately 18,000 square feet, are leased with varying expiration dates to January 2002, at an aggregate rate of $15,000 per month. The Company owns its office facilities at the asphalt refinery in Santa Maria, which occupy approximately 1,500 square feet of space.

Employees

    As of December 31, 1997, the Company employed 109 persons in the operation of its business, 54 of whom were administrative employees. The Company has not entered into any collective bargaining agreements with any unions and believes that its overall relations with its employees are good. Omimex, the operator of the Company's Colombian fields, has experienced minor organized work disruptions from its union employees. See "Risk Factors-Economic and Political Risks of Foreign Operations-Colombian Labor Disturbances"

Insurance

    The Company maintains customary and usual insurance for companies in its industry.

Legal Proceedings


    Gitte-Ten v. Saba Petroleum Company. In December 1997, the Company contracted with Gitte-Ten, Inc. ("GTI") to purchase from GTI all of its surface fee and leasehold interests in certain property located in Santa Barbara County, California. A portion of the purchase price was paid at closing on December 31, 1997, at which time GTI's interests were conveyed to the Company. The remaining purchase price of $350,000 was to be paid through overriding royalty payments of the Company's gross income from the leases until the balance was retired but no later than January 1, 2003, on which date any unpaid balance was to be immediately due and payable. To provide GTI with an assurance of the Company's payment obligation, the Company executed a promissory note in the principal amount of $350,000 which provided that said amount (less the total amount of overriding royalties paid to GTI) was all due and payable on February 27, 1998, unless the Company replaced the note by February 24, 1998, with an irrevocable and non-cancelable surety bond or letter of credit in the then unpaid balance. The Company was unable to procure either instrument and the note became all due and payable on February 27, 1998. Notwithstanding attempted settlement conferences by the Company with GTI, GTI filed a claim against the Company in March 1998, for breach of contract and seeks damages of $350,000 plus interest at the rate of 13.5% per annum and attorney fees. The Company intends to interpose certain defenses.


    The Company is a party to certain litigation that has arisen in the normal course of its business and that of its subsidiaries. In the opinion of management, none of this litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

Competition

     The oil and gas industry is highly competitive in all its phases. The Company encounters competition from a substantial number of companies, many of which have greater financial and other resources than the Company in acquiring economically desirable producing properties and drilling prospects, in obtaining equipment and labor to operate and maintain its properties and in the sale of oil and gas. See "Risk Factors ? Factors Relating to the Oil and Gas Industry and the Environment ? Replacement of Reserves; ? Exploration and Development Risks; ? Competition in the Oil and Gas Industry."

                                   MANAGEMENT

Directors, Executive Officers, Control Persons and Key Employees

    The following table sets forth the name, age and position of each director, executive officer, control person and significant employee of the Company and significant subsidiaries (references are to offices or directorships held in the Company unless otherwise indicated):


----------------------------------- ----------- ---------------------------------------------------------------------
               Name                    Age                                    Position
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------

----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
Ilyas Chaudhary................         50      Chairman of the Board and Chief Executive Officer
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
Walton C. Vance................         50      Vice President, Treasurer, Secretary, Chief Financial Officer and
                                                Director
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
Alex S. Cathcart...............         64      President, Chief Operating Officer and Director
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
Rodney C. Hill.................         61      Director
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
William N. Hagler..............         65      Director
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
Ronald D. Ormand...............         38      Director
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
Faysal Sohail..................         33      Director
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
Bradley T. Katzung.............         44      Vice President-Mid-Continent Operations of the Company, and
                                                President and Chief Operating Officer of Saba Energy of Texas,
                                                Incorporated and Saba Petroleum of Michigan, Inc.
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
Burt M. Cormany................         67      President and Chief Operating Officer of Santa Maria Refining
                                                Company
----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------
Herb Miller....................         63      President Beaver Lake Resources Corp.
Imran Jattala..................         39      President and Chief Operating Officer of Saba Petroleum, Inc.

----------------------------------- ----------- ---------------------------------------------------------------------
----------------------------------- ----------- ---------------------------------------------------------------------

----------------------------------- ----------- ---------------------------------------------------------------------

    Executive Officers and Directors

    Ilyas Chaudhary has been a director of the Company since 1985 and has served as Chairman of the Board and Chief Executive Officer since 1993. Mr. Chaudhary has served as President of the Company during parts of 1991, 1992 and 1993, and in 1994 through December 1997. Mr. Chaudhary also serves as Chairman of the Board and Chief Executive Officer of all subsidiaries of the Company other than Beaver Lake Resources Corporation, Saba Petroleum (U.K.) Limited, Saba Cayman Limited and Saba Jatiluhur Limited, and serves as Chairman of the Board of these latter three subsidiaries. Mr. Chaudhary is a director and controlling stockholder of Capco Resources Ltd. ("Capco"), the Company's majority stockholder whose common stock is traded on the Alberta Stock Exchange and as of December 31, 1997, owned 50.27% of the outstanding Common Stock of the Company, and the controlling stockholder of SEDCO Inc. ("SEDCO"), which as of December 31, 1997, owned 3.54% of the outstanding Common Stock of the Company. Mr. Chaudhary is also a director of Meteor Industries, Inc. Mr. Chaudhary has 25 years of experience in various capacities in the oil and gas industry, including eight years of employment with Schlumberger Well Services from 1972 to 1979. Mr. Chaudhary received a Bachelor of Science degree in Electrical Engineering from the University of Alberta, Canada. See "Risk Factors Factors Relating to the Company Dependence on Key Personnel."

    Walton C. Vance has been the Vice President and Chief Financial Officer of the Company since 1993 and became Secretary of the Company in 1994. Mr. Vance has been a director of the Company since September 1996. From 1990 to 1993, he was an independent consultant and provided accounting and financial reporting services to small businesses, including oil and gas producers. From 1985 to 1990, Mr. Vance was the Executive Director for a law firm in Dallas, Texas. Mr. Vance was the Chief Financial Officer of Natural Resource Management Corporation (now Edisto Resources) from 1981 to 1983 and Treasurer of such company in 1984.

     Alex S. Cathcart has been a director of the Company since January 1997 and has served as Executive Vice President of the Company since March 1997 until his appointment as President in December 1997 to which he devotes fifty percent of his professional time. Mr. Cathcart has served as President and Chief Executive Officer of Beaver Lake Resources Corporation since 1993 and previously as President and Chief Operating Officer of Saba Exploration Company from May through December 1997. He has also served as President and Chief Operating Officer of Saba Offshore, Inc. and Sabacol, Inc., subsidiaries of the Company, from December 1996 to August 1997. From 1987 to 1993 he was the Chairman and principal owner of Barshaw Enterprises Ltd., a family-owned consulting and investment company operating primarily in the oil industry. Mr. Cathcart has over 40 years experience in the oil industry. His exploration experience was gained with Texaco Exploration Company, Francana Oil & Gas and LL&E Canada. Since 1971 he has been involved in general management with Banner Petroleum, Voyager Petroleum, Natomas Exploration of Canada, Page Petroleum and Prime Energy.

    Rodney C. Hill has been a director of the Company since January 1997 and was Vice President - Legal Affairs from March through December of 1997. Since 1993 Mr. Hill has served as President of Rodney C. Hill, a (California) Professional Corporation. From 1981 until 1993 Mr. Hill was a senior partner of Hill & Weiss, where he was in charge of that firm's natural resources and corporate securities departments. Prior to 1981 Mr. Hill served as both a senior partner at several major Southern California law firms and as an officer of certain natural resources companies where he directed their oil and gas property acquisitions. Mr. Hill has informed the Company that he will not stand for re-election of the Board of Directors.

    William N. Hagler has been a director of the Company since 1994. Mr. Hagler is Chairman of the Board of Directors, Chief Executive Officer and President of Unico, Inc., a company he founded in 1979. Unico is engaged in petroleum refining, co-generation, natural gas production and the manufacturing of methanol, a natural gas-based petrochemical. In addition, he is President of Hagler Oil and Gas Company. Prior to 1979, Mr. Hagler was Vice President of Plateau, Inc., a Rocky Mountain oil refiner and marketer. Mr. Hagler has served for approximately 10 years on the City of Farmington, New Mexico Public Utility Commission. Since 1955, Mr. Hagler has been continuously engaged in various phases of petroleum manufacturing and marketing with Exxon Corporation, Cities Service Oil Company and Riffe Petroleum Company. Mr. Hagler currently serves as a director of Consolidated Oil & Transportation, a privately held company in the business of asphalt transportation.

     Ronald D. Ormand has been a director since May 1997 and currently serves as a Managing Director of CIBC-Oppenheimer & Co., Inc., an international investment banking firm, where he has been employed since 1988. Mr. Ormand is the head of CIBC-Oppenheimer's Energy Investment Banking Group, which is responsible for financing and advising energy companies on a worldwide basis. Prior to 1988, Mr. Ormand was employed by L.F. Rothschild & Co., Inc., Bateman Eichler Hill Richards, Inc. and Rauscher Pierce Refsnes, Inc. in their investment banking departments. Mr. Ormand has informed the Company that he will not stand for re-election of the Board of Directors.

    Faysal Sohail has been a director since May 1997 and currently serves as Vice President and General Manager for Synopsys, Inc., a leading Silicon Valley provider of electronic design automation tools for complex integrated circuits, where he has been employed since 1996. He is responsible at Synopsys for corporate strategic planning and representing this company to the investment community. From 1990 to 1996 he worked as a senior executive and co-founder of Silicon Architects, which is a worldwide licensor of libraries for highly complex integrated circuits to semiconductor manufacturers.

     Bradley T. Katzung has been Vice President - Mid-Continent Operations of the Company and President and Chief Operating Officer of Saba Energy of Texas, Incorporated and President of Saba Petroleum of Michigan, Inc. since 1994. Mr. Katzung joined the Company in 1993 as Vice President of Operations for Saba Energy of Texas, Incorporated, Saba Petroleum of Michigan, Inc. and Saba Petroleum, Inc. Mr. Katzung has more than 20 years experience in the oil and gas industry, including Vice President of Operations for Oakland Oil Company from 1987 to 1993.

    Burt M. Cormany has been President of Santa Maria Refining Company since July 1994. Mr. Cormany worked in various capacities for the previous owners of the Company's Santa Maria Refinery from 1951 to 1990, including refinery manager from 1974 to 1990. In 1991, Mr. Cormany was a consultant to the previous owner of the refinery. He retired in 1991 and returned to work in 1994 as a consultant to the Company for several months prior to becoming President of Santa Maria Refining Company later that year.

    Herb Miller has been President of Beaver Lake since March 1998 where he had also served as Vice President of Exploration and Land from 1993 to February 1997. At that time, Mr. Miller was transferred to the Company's corporate office to the position of Manager of the Technical and Drilling Departments, and in August 1997 he was appointed President and Chief Operating Officer of Saba Petroleum, Inc. in which positions he served through December 1997. In December 1997, Mr. Miller was appointed Vice President of the Company's international exploration and drilling operations and President and Chief Operating Officer of Saba Exploration Company. Mr. Miller graduated from the University of Tulsa, Oklahoma with a Bachelor of Geology degree and has 38 years of oil industry experience. Mr. Miller's exploration experience was obtained while employed by the Pure Oil Company and Unocal Canada Explorations. For the period 1976-1980, he was involved in managing exploration projects with Unocal in the position of District Geologist, Division Geologist and Exploration Co-ordinator. In 1980 he joined Westar Petroleum serving as general manager of exploration/land and general manager exploration/engineering. Mr. Miller's experience has been primarily in Western Canada and also includes the Northwest Territories, Beaufort Sea, east and west coast offshore, the United States and the North Sea. From 1991 to 1993 when he joined Beaver Lake as Vice President Exploration and Land, he was a private consultant to the energy industry.

    Imran Jattala had been appointed President and Chief Operating Officer of Saba Petroleum, Inc., which operates the Company's California properties, in December 1997. Mr. Jattala joined the Company in 1992 as Assistant Controller for the Company and its subsidiaries. Since that time, Mr. Jattala had worked in various capacities for the Company, including Administrative Manager. In addition to Mr. Jattala's educational background in international business and banking, he has over 4 years experience in revenue auditing.

     Director Compensation

    The Company does not pay any additional remuneration to executive officers for serving as directors. As of May 1997 and for each term thereafter, non-employee directors will receive a retainer of $12,000 for the first four Board meetings and $1,000 per meeting for the fifth and any additional meetings, including committee meetings attended. Directors of the Company are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings, including reasonable travel and lodging expenses. The Board of Directors received a total of $47,900 in cash compensation in 1996 and $39,700 in 1997. Pursuant to the 1997 Stock Option Plan for Non-Employee Directors, each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of the Company's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. Subject to shareholder approval which will be sought at the Annual Shareholders' Meeting scheduled for June 25, 1998, the Board of Directors amended the plan to provide for a one-time grant of 15,000 shares of Common Stock, vesting 20% per year. To date, each qualified non-employee director has been granted 15,000 options, subject to shareholder approval, at an exercise price of $15.50 per share. See "Benefit Plans and Employment Agreements -- Stock Option Plans."

    No family relationships exist between or among any of the directors or executive officers.

    Executive Compensation

    The following table sets forth certain information as to compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company who received salary and bonuses of over $100,000 in any of the years 1995, 1996 or 1997.



-------------------------------- --------- ----------------------------- ------------------ ------------------ -------------------
                                                                                                Long Term
                                                                                              Compensation
                                                                                               Securities
                                           Annual Compensation             Other Annual        Underlying          All Other
-------------------------------- --------- ----------------------------- ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
Name and Principal Position        Year        Salary          Bonus       Compensation          Options        Compensation (3)
---------------------------        ----        ------          -----       ------------     ---------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------

Ilyas Chaudhary...............     1997    $   183,500      $   2,885           (2)             500,000 (4)         $   4,420
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  Chairman of the Board,           1996        153,000         20,000           (2)                 ---                 4,750
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  Chief Executive Officer          1995        150,000 (1)      1,731           (2)             200,000                  ---
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------

-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------

Walton C. Vance...............     1997    $   120,700      $   2,254           (2)                 ---             $   4,009
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  Vice President,                  1996        101,633         20,000           (2)                 ---                 2,259
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  Chief Financial Officer, and     1995            ---            ---           ---                 ---                  ---
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  Secretary
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------

-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------

Burt Cormany..................     1997    $   110,040      $   9,170           (2)              20,000             $   1,351
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  President and                    1996        113,386          8,330           (2)                 ---                 5,549
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  Chief Operating Officer          1995            ---            ---           ---                 ---                  ---
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  of Santa Maria Refining
Company
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------

-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
Bradley T. Katzung                 1997    $    77,655      $  70,200           (2)                 ---             $   1,097
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  Executive Vice President &       1996            ---            ---           ---                 ---                  ---
General
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
  Manager -- USA                   1995            ---            ---           ---                 ---                  ---
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------

-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------

-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------

-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
Rodney C. Hill                     1997    $      121,636       ---             ---             125,000               ---

-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
   Vice President-Legal Affairs    1996        ---              ---             ---               ---                 ---
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------
                                   1995        ---              ---             ---               ---                 ---
-------------------------------- --------- ---------------- ------------ ------------------ ------------------ -------------------



(1) Includes amounts reimbursed by the Company in 1995 to SEDCO, a corporation wholly owned by Ilyas Chaudhary, of $75,000 for management services performed by Mr. Chaudhary.
(2) "Other Annual Compensation" was less than the lesser of $50,000 or 10% of such officer's annual salary and bonus for such year. (3) Represents the contributions made by the Company on behalf of these individuals to the Company's 401(k) Plan. (4) Consists of options covering 200,000 shares granted pursuant to the Company's 1996 Incentive Equity Plan; 200,000 shares of deferred Common Stock; and 100,000 performance shares issuable if the Company meets 1998 earnings test.


Option/SAR Grants In Last Fiscal Year

         The following stock options were granted during 1997 by the Company to the named executives.

                                    Potential
                                                                               Realized Value At
                                 Assumed annual
                                                                               Rates of Stock         Alternative
                                                                               Price                  to (f) and
                                Individual Grants                              Appreciation For       (g); Grant
                                                                               Option Term            Date Value
--------------------------------------------------------------------------     -------------------    --------------
--------------------- ------------ ------------- ------------- -----------     --------- ---------    -------------
 (a)                  (b)          (c)           (d)           (e)                  (f)       (g)              (h)
                      Number of
                      Securities   % of Total
                      Underlying   Options/
                      Options/     SARs
                      SARs         Granted to
                      Granted (f)  Employees     Exercise or                                            Grant Date
Name                  (in          in Fiscal     Base          Expiration                                  Present
                      thousands)   Year          Price($/Sh.)  Date              5% ($)   10% ($)          Value $
--------------------- ------------ ------------- ------------- -----------     --------- ---------    -------------
--------------------- ------------ ------------- ------------- -----------     --------- ---------    -------------

Ilyas Chaudhary           200          33.6         15.50       5-30-07                                  1,454,500
Herb Miller               15            2.5         15.50       5-30-07                                    109,100
Alex Cathcart             75           12.6         15.50       5-30-07                                    421,600
Imran Jattala             25            4.2         15.50       5-30-07                                    181,800
Rod Hill                  125          21.0         15.50       5-30-07                                    909,000
Burt Cormany              20            3.4         15.50       5-30-07                                     89,800
Total in 1997             595

(1)               Valuation  Method used:  Black-Scholes  option  pricing model:
                  Expected volatility - 43.16% Risk-free rate of return - ranging from 6.18%-6.49% Dividend yield - 0% Time of Exercise
                  - full vesting period of each option, ranging from 2-5 years



Option Exercises and Fiscal Year-End Values

     The following table provides certain information with respect to options exercised in 1997 and unexercised options to purchase Common Stock of the Company at December 31 1997:


                                                                Securities Underlying
                                                                Number of Unexercised        Value of Unexercised,
                        Shares Acquired on                         Options SARs at          In-the-Money Options at
Name                       Exercise  (#)          Value          Fiscal Year-End (#)          Fiscal Year-End ($)
                                                Realized ($)    Exercisable/Unexercisable    Exercisable/Unexercisable
---------------------  -------------------  -----------------  ---------------------------  ----------------------------
Ilyas Chaudhary.......         20,000            $50,000           60,000/120,000              $420,000/$840,000
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Walton C. Vance.......           -                  -              150,000/40,000             $1,087,500/$290,000
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Bradley T. Katzung....            -                  -              80,000/20,000               $570,000/$142,500
------------------------------------------------------------------------------------------------------------------------



Compensation and Options Committee Interlocks and Insider Participation

     For the year ended December 31, 1997, the following non-executive directors of the Company served as members of the Compensation and Options Committee of the Board of Directors: Messrs. Sohail, Ormand and Hagler. Neither Mr. Sohail nor Mr. Ormand were formerly, nor are they currently, officers or employees of the Company or any of its subsidiaries. Mr. Hagler, although currently not an officer or employee of the Company or any of its subsidiaries, was President from July 1997 through September 1997 of Capco, an affiliate of the Company. Benefit Plans and Employment Agreements

         Employment Agreements

    Ilyas Chaudhary Employment Agreement. The Company has entered into an employment agreement with Ilyas Chaudhary for a term expiring in the year 2000, pursuant to which Mr. Chaudhary will serve as Chief Executive Officer of the Company. A relatively small portion of Mr. Chaudhary's time is spent working for Capco and other companies. The Company is reimbursed for Mr. Chaudhary's time spent on such other matters. The employment agreement provided for a base salary of $150,000 in 1995, increasing 10% annually to $219,615 in 1999. The employment agreement also provides Mr. Chaudhary with options to purchase 200,000 shares of the Company's Common Stock, for $1.50 per share, 40,000 of which vest each year of the agreement beginning in 1996. Of the total shares vested at December 31, 1997, 60,000 were unexercised and 20,000 have been exercised. Upon termination of Mr. Chaudhary's employment during the term of the employment agreement for any reason other than for "cause," Mr. Chaudhary's death or permanent incapacitation or voluntary termination, the Company will be obligated to pay
Mr. Chaudhary a lump sum severance payment in the amount equal to Mr. Chaudhary's then current annual base salary. In May 1997, the Company authorized the issuance to Mr. Chaudhary of 200,000 shares of Deferred Common Stock, the issuance of such deferred shares being contingent upon Mr. Chaudhary remaining in the employ of the Company for a period of two years succeeding the expiration of his existing employment contract and such shares being issuable 100,000 shares at the end of each such succeeding year. In addition, at that time the Company authorized the issuance to Mr. Chaudhary of 100,000 shares of the Common Stock should the Company meet certain earnings benchmarks during 1997, which was later extended to 1998 by the Company in December 1997.

    Walton C. Vance Employment Agreement. The Company has entered into an employment agreement with Walton C. Vance for a five-year term expiring June 30, 1998, pursuant to which Mr. Vance will serve as Vice President and Chief Financial Officer of the Company. The employment agreement provides for a base salary of $117,200 from July 1, 1997 through the end of the agreement. Under the agreement, Mr. Vance is eligible to participate in the stock option plans of the Company, and is also granted additional options to purchase 200,000 shares of the Company's Common Stock at a strike price of $1.25 per share, of which 150,000 are currently vested and unexercised, 10,000 have been exercised and 40,000 will vest on June 30, 1998. Upon termination of Mr. Vance's employment during the term of the employment agreement for any reason other than for "cause," Mr. Vance's death or permanent incapacitation or voluntary termination, the Company will be obligated to pay Mr. Vance a lump sum severance payment in the amount equal to Mr. Vance's then current annual base salary.

    Alex S. Cathcart Employment Agreement. The Company has entered into an employment agreement with Alex S. Cathcart, dated March 1, 1997, for a two-year term expiring on February 28, 1999, which can be extended for an additional two years at the sole discretion of the Company. The employment agreement provides for a base salary of $115,000, increasing to $123,000 in the following years. Mr. Cathcart is granted options to purchase 50,000 shares at fair market value as of May 31, 1997, which vest pro rata at the completion of the year of service under the agreement to which they relate (with the first 25,000 options vesting on March 1, 1998). In May 1997, the Company granted to Mr. Cathcart options to purchase 25,000 shares at fair market value as of May 31, 1997, the grant of such options being contingent upon Mr. Cathcart remaining in the employ of the Company for an additional year succeeding the expiration of his existing employment contract and such options vesting at the completion of the additional year of service to which they relate.

    Burt Cormany Employment Agreement. Santa Maria Refining Company, a wholly owned subsidiary of the Company, and Burt Cormany have entered into an employment agreement for a two-year term expiring on December 31, 1998, pursuant to which Mr. Cormany will serve as President and Chief Operating Officer of that subsidiary. Under the agreement, Mr. Cormany is eligible to participate in the stock option plans of the Company and will receive a base salary of $110,000 in the first year of the agreement and $120,000 in the second year.

    Bradley Katzung Employment Agreement. The Company has entered into an employment agreement with Bradley Katzung for a five-year term expiring on November 8, 1998, pursuant to which Mr. Katzung will serve as an executive officer of the Company. The employment provides for an initial annual salary of $75,000 subject to annual reviews and which was increased to $125,000 in January 1998. Under the agreement Mr. Katzung is eligible to participate in the stock option plans of the Company, and is also granted options to purchase 100,000 shares of the Company's Common Stock at a strike price of $1.375 per share, of which 80,000 shares are vested and unexercised as of December 31, 1997.

    Herb Miller Employment Agreement. Beaver Lake Resources Corporation, a 74%-owned subsidiary of the Company, and Herb Miller have entered into an employment agreement for a two-year term expiring on March 1, 2000, pursuant to which Mr. Miller will serve as President of that subsidiary. The employment provides for an annual salary of $85,000 (Cdn) and the grant of options to purchase 500,000 shares of Beaver Lake Resources Corporation's common stock at a strike price of $0.50 (Cdn) per share to be vested fifty percent a year for two years. During the first year of Mr. Miller's employment, the agreement provides that either party may terminate the agreement by providing three months' written notice thereof to the other party.

         Benefit Plans

    Stock Option Plans. In June 1996, the Company's stockholders approved the Company's 1996 Incentive Equity Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to enable the Company to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of the Company's Common Stock that may be issued pursuant to the Incentive Plan, and the maximum number of shares of Common Stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000 shares, respectively. Options granted under the Incentive Plan have an exercise price equal to the market value of the Common Stock on the date of grant, and become exercisable over periods ranging from two to five years from the date of grant. At December 31, 1997, options to purchase 580,000 shares of Common Stock had been awarded under the Incentive Plan.

    In May 1997, the Company's stockholders approved the Company's 1997 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), which provided that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of the Company's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. Subject to shareholder approval, the Board of Directors amended the plan to provide for a one-time grant of 15,000 shares of Common Stock vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At December 31, 1997, a total of 45,000 options had been granted under the Directors Plan.

    In fiscal years 1993 through 1996, the Company issued options for 560,000 shares of Common Stock to certain employees of the Company, other than Mr. Chaudhary. These options, which are not covered by the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options is the fair market value of the shares at the date of grant and ranges from $1.25 to $4.38, with a weighted exercise price of $1.47. Options to acquire a total 284,000 shares were exercisable as of December 31, 1997.

    Retirement Plan. The Company sponsors a defined contribution retirement savings plan (the "401(k) Plan"). The Company currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. The Company's contributions to the 401(k) Plan were $25,745 in 1995, $44,014 in 1996, and $42,016 in 1997.

Certain Relationships and Related Transactions

     SEDCO and Capco owned 385,580 shares (3.54%) and 5,471,300 shares (50.27%), respectively, of the Company's Common Stock outstanding as of December 31, 1997.

    Certain officers, directors and key employees of the Company are engaged in the oil and gas business for their own account and have business relationships with other oil and gas exploration and development companies or individuals. As a result, potential conflicts of interests between such persons and the Company may arise.

    In 1997, the Company adopted a policy whereby all transactions by and between the Company and any affiliate of the Company shall be conducted on an arm's-length basis, and all substantial transactions shall be approved by a majority of the Company's directors without an interest in such transactions.

     In 1995, the Company borrowed $350,000 from Unico, Inc., a company controlled by William N. Hagler, a director. The loan bore interest at 10% per annum and was repaid in December 1995.

    The Company has, from time to time, outstanding balances due to, or receivables due from, Capco and SEDCO (or subsidiaries of such companies). Except as indicated to the contrary, balances from and to the Company are open accounts and are unsecured. The transactions giving rise to such matters are as follows:

    In 1995, Capco loaned $2,221,900 to the Company at 9% per annum; the proceeds were used to acquire certain of the Company's Colombian properties. The loans were evidenced by unsecured promissory notes. $600,000 of the initial loan proceeds was exchanged for 150,000 shares of Common Stock at a price of $4 per share (which exceeded market price at the time). The notes were paid in full in 1997.

    In 1995, the Company borrowed $10,500 from SEDCO on a short-term basis and repaid such amount during 1996.

    In 1995, the Company paid SEDCO $10,700 for reimbursement of prior year charges to the Company.

    In 1995, the Company received $210,100 from Capco for reimbursement of prior year charges and advances and was charged $22,700 for interest on advances.

    In 1995, the Company remitted $92,100 to Capco and affiliates in settlement of prior year charges.

    During 1995, the Company loaned $101,700 to SEDCO, evidenced by a secured promissory note bearing interest at 9% per annum, collateralized by Mr. Chaudhary's vested, but unexercised, options to purchase the Common Stock of the Company. The note is payable December 31, 1997. At year-end the note was current.

    In 1996, the Company received $29,300 from Capco and certain affiliates of Mr. Chaudhary for reimbursement of prior year advances and charged Capco $9,600 for interest on such advances.

     In 1996, the Company charged SEDCO $9,800 for interest on the outstanding note receivable and was charged $5,100 by Saba Energy, Ltd. for interest due to that company.

    The Company charged SEDCO, Capco and certain affiliates of Mr. Chaudhary $92,900 and $26,300 for administrative services provided to such companies during 1995 and 1996, respectively. Such administrative services consisted largely of Mr. Chaudhary's time. Of such amounts, $43,100 was unpaid at December 31, 1996.

    During 1996, a subsidiary of Capco participated in the drilling of one of the Company's exploratory wells on the same basis as did the Company. The Company has billed the subsidiary a total of $112,200, of which $64,700 was outstanding at December 31, 1996.

     During 1996, the Company provided a short-term advance to SEDCO amounting to $10,000, all of which was repaid subsequent to year end 1996. No interest was charged on the advance.

    During 1996, the Company loaned $300,000 to Mr. Chaudhary, evidenced by a promissory note bearing interest at the rate of prime plus 0.75%. Interest is due in quarterly installments and principal is due April 30, 1998. At year end, the note was current. The note is secured by Mr. Chaudhary's vested, but unexercised, options to acquire Common Stock of the Company. In September 1997, the Company commenced amortization of the note by applying twenty percent of Mr. Chaudhary's salary thereto.

     During 1996, the Company loaned $30,000 to William J. Hickey, a director. Such loan is evidenced by an unsecured promissory note, with interest of 9% payable at maturity.

    The Company charged SEDCO and Capco $6,600 for administrative services provided to such companies during the nine months ended September 30, 1997. Such administrative services consisted largely of Mr. Chaudhary's time.

    The Company charged Capco $23,335 for charges incurred in connection with the Solv-Ex Corporation matter, and $93,198 for an advance against an indemnification provided by Capco during the nine months ended September 30, 1997.

    During the nine months ended September 30, 1997, the Company billed a subsidiary of Capco a total of $30,800 and received payments of $92,000 which included amounts billed in the prior year, in connection with the subsidiary's participation in drilling and production activities in one of the Company's oil properties.

    During the nine months ended September 30, 1997, the Company charged interest to SEDCO, Ilyas Chaudhary and William Hickey (a former director of the Company) in the amounts of $6,500, $20,400, and $2,000, respectively, on outstanding, interest-bearing indebtedness to the Company. The Company received $19,300 from Mr. Chaudhary during the period in payment of interest charges.

    During the nine months ended September 30, 1997, the Company incurred interest charges in the total amount of $60,200 on the notes payable to Capco. The Company paid Capco a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

     From time to time the Company charters from a non-affiliated airplane leasing service, a jet airplane acquired by Mr. Chaudhary in 1997. When chartering the airplane, the Company pays the rate charged others by the leasing service, less a discount, so that the rate paid by the Company is less than that paid by others. Use of the airplane indirectly benefits Mr. Chaudhary since it reduces the amount of time he is required to engage the airplane. During 1997, the Company incurred usage charges of $49,400.

    In July 1997, the Company and Solv-Ex Corporation, which owned interests in two tar sands licenses in the Athabasca region of Alberta, Canada, informally agreed to terms upon which the Company would acquire a 55% interest in the licenses, related improvements and certain related technology, subject to various conditions, including satisfactory results of a due diligence investigation by the Company. Solv-Ex and its principal subsidiary have filed for reorganization pursuant to the United States Bankruptcy Code and for protection under analogous Canadian legislation. To conclude the transaction, the Company would be required to invest approximately $15 million, largely to pay creditors in Canada and would then undertake project development, which could cost as much as $1 billion. In lieu of committing to the purchase, the Company entered into an agreement with Capco by which the Company transferred to Capco its rights under such agreements in exchange for Capco's agreement to convey to the Company a 2% overriding royalty on the project (commencing after the project generated $10 million in gross revenues) and granted to the Company the right to acquire up to 25% of the interests in the project that are acquired by Capco for the same proportion of Capco's cost of acquisition and maintenance of the project. The option runs for two years from the date of Capco's acquisition of the properties or the company. Neither of these events has occurred. In the investigation and negotiations of the acquisition of the tar sands project, the Company and Capco had agreed that the Company would bear all costs, internal and third party, incurred by the Company prior to August 13, 1997 and that Capco would bear the expenses incurred subsequent to said date. Such costs include $100,000 lent to Solv-Ex as an inducement to negotiate and execute a purchase agreement. The Company's total costs in respect of the acquisition (excluding the loans) are approximately $60,000.

    In November 1997, the Company and a large independent oil company each entered into an agreement with Hamar II Associates, LLC, an entity in which Rodney C. Hill, a director of the Company is a member, providing for the Company and the large independent to acquire oil and gas leases and to participate in the drilling of a test well in northern California, to bear a proportionate part of the lease acquisition and maintenance payments and to pay a proportionate share (30% in the case of the Company and 60% in the case of the large independent) of a consideration of $100,000 to members of Hamar, including Rodney C. Hill. The Company has orally agreed to issue 20,000 shares of its Common Stock for no additional consideration should the test well drilled on the Behemoth Prospect be productive in quantities deemed commercial by the Company. Save for the issuance of the Common Stock, the terms of participation are the same for the Company and the large independent, which would be the operator of the project if it were successful.


    Rodney C. Hill, a director of the Company, is the sole stockholder of Rodney
C. Hill, a Professional Corporation, which acts as general counsel to the Company. In 1997, such corporation was engaged to provide legal services to the Company pursuant to a retainer agreement, which may be canceled by the Company at any time, and pursuant to which such corporation receives an annual retainer of $150,000 and reimbursement of certain expenses. During 1997, Mr. Hill was granted options to acquire 125,000 shares of the Common Stock of the Company at a price equal to the current fair market value of the Common Stock at the time of grant that vest over a period of five years. In March, 1998, the legal services agreement was amended to terminate the existing fee arrangement and limit the scope of representation of the Company to matters pertaining to the proposed business combination with compensation set at $100,000 upon completion of the business combination or $50,000 if such transaction is not consummated. The agreement was further amended to provide for the cancellation of the grant of options to acquire 125,000 shares of Common Stock and, among other consideration, the issuance of 20,000 shares of Common Stock, fully paid, and the grant of options to acquire 30,000 shares of Common Stock at fair market value at the time of grant that vested immediately.

    Ronald D. Ormand, a director of the Company, is a Managing Director of CIBC-Oppenheimer & Co., Inc., which has rendered investment banking services to the Company. During January 1998, the Company engaged CIBC-Oppenheimer to advise the Company with respect to strategies and procedures to adopt in an effort to maximize shareholder values.

    William N. Hagler, a director of the Company, is the President of Unico, Inc. and was the President of Capco from July 1997 to September 1997.

     In January 1998, the Company engaged Faysal Sohail, a director of the Company, to render investor relations services to the Company for which Mr. Sohail had been granted 20,000 shares of fully paid Common Stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Common Stock by (i) each person who is either the record owner or known to the Company to be a beneficial owner of more than 5% of the Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and officers of the Company as a group. Shares Beneficially Owned and as a Percent of Common Stock is given as of March 31, 1998, when there were 10,947,393 shares outstanding. Ownership as a Percent of Common Stock Assuming Full Conversion and Exercise assumes that the 10,000 shares of Series A Convertible Preferred Stock including $150,000 dividend, are converted at $4.06 per share (the closing price for the Company's Common Stock on March 31, 1998), that all 269,663 Warrants issued in connection with the Series A Preferred Stock are exercised, and that the Company obtains the requisite approval to comply with the terms of the Series A Preferred Stock with respect to conversion. See "Risk Factors-Potential Dilution Series A Preferred Stock". Such conversion and exercise would increase the outstanding shares by 2,769,663 shares to 13,717,056. Because the Series A Preferred Stock is not required to be converted and the conversion rate varies with the current price of the stock these numbers could vary materially.



                                                                                         Ownership as a Percent of
                                                                                          Common Stock Assuming Full
                                                             Ownership as a Percent of    Conversion and Exercise
                                      Shares Beneficially           Common Stock
                                           Owned (1)

Principal Stockholders:
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Capco Resources Ltd. (2)               3,472,890                     31.72%                     25.32%
     2236 S. Broadway, Suite K
     Santa Maria, CA  93456
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Ilyas Chaudhary (2)(3)                 3,743,521                     34.20%                     27.29%
     3201 Airpark Dr., Suite 201
     Santa Maria, California 93456

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Other Directors and Named
Executive Officers:
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Walton C. Vance                            3,000                       *                           *
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  William N. Hagler                         14,000                       *                           *
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Ronald D. Ormand                               -                       *                           *
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Rodney C. Hill                             1,500                       *                           *
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Alex S. Cathcart                               -                       *                           *
  Faysal Sohail                             31,600                       *                           *
  Bradley T. Katzung                           360                       *                           *
  Herb Miller                                    -                       *                           *
  Burt Cormany                              12,000                       *                           *
  Imran Jattala                                  -                       *                           *
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  All Directors and Officers as a        3,805,981                     34.77%                     27.75%
Group (3)..........................
--------------------------------------------------------------------------------------------------------------------



                                                SELLING STOCKHOLDERS (4)



                                                                                                  Amount and Percentage
                                                Shares Beneficially     Amount of Shares to be      to be Owned After
                                                 Owned Prior to the           Offered (5)           Completion of the
                                                      Offering                                         Offering (5)
                                             ------------------------  ------------------------  ------------------------
  RGC International Investors (6)                    2,724,719                 2,724,719                    0
  Aberfoyle Capital Limited                             44,944 (8)                44,944                    0


*        Less than one percent.
(1) Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed above have sole investment and voting power with respect to such shares subject to community property laws where applicable.
(2) Mr. Chaudhary owns of record and beneficially 1,130 shares of Common Stock and options to acquire 380,000 shares of Common Stock of which options to purchase 100,000 shares were exercisable as of March 31, 1998. Mr. Chaudhary owns 50% of a privately held Canadian company, which through a subsidiary, owned 90% by it and 10% by Mr. Chaudhary, owns 1,582,126 shares of the common stock of Capco, which in turn owns directly and indirectly through a wholly owned subsidiary, 3,472,890 shares (31.7%) of Common Stock. Mrs. Bushra Chaudhary, the wife of Mr. Chaudhary, owns the remaining 50% of the privately held Canadian company. Faisal Chaudhary, the adult son of Mr. and Mrs. Chaudhary, owns 905,961 shares of the common stock of Capco and Aamna Chaudhary, the daughter of Mr. and Mrs. Chaudhary, owns 905,961 shares of the common stock of Capco. Mr. and Mrs. Chaudhary each disclaim beneficial interest in the shares of Capco owned by each other and in the shares held by Faisal Chaudhary. SEDCO, a corporation wholly owned by Mr. Chaudhary, owns 269,501 shares of Common Stock (2.5%) and 4,227,821 shares of the common stock of Capco. As of March 31, 1998 there were 9,148,311 outstanding shares of the common stock of Capco. Shares in Capco owned by members of his family may be deemed to be owned by Mr. Chaudhary by reason of the attribution rules of the Securities and Exchange Commission.
(3) Includes 3,472,890 and 269,501 shares of Common Stock of the Company owned by Capco and SEDCO, respectively. Mr. Chaudhary, as the controlling stockholder of such companies, is deemed to be the beneficial owner of such shares.
(4) Selling Stockholders do not and have not had any material relationships with the registrant or any of its affiliates.
(5) These numbers assume that the Selling Stockholders offer all shares issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants and that all Shares so issued are sold in the Offering.
(6) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder. The actual number of shares of Common Stock issuable upon conversion of Series A Preferred Stock and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants and the Redemption Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. The Certificate of Designation governing the Series A Preferred Stock and the Warrants each contain provisions which limit the number of shares of Common Stock into which the shares of Series A Perferred Stock and the Warrants are convertible. Under these provisions, the number of shares of Common Stock into which the Series A Preferred Stock and the Warrants are convertible (together with any additional shares of Common Stock held by this Selling Stockholder) will not exceed 4.9% of the Company's then outstanding Common Stock. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Series A
     Preferred Stock and the Warrants.
(7) This number is the sum of 2,500,000 (the shares issuable upon conversion at a Conversion Price of $4.06, the closing price for the Common Stock on March 31, 1998) and 224,719 (the number of shares issuable upon exercise of the Selling Stockholder's Warrants).
(8) This number is the number of shares issuable upon exercise of the Warrants issued to Aberfoyle as a fee in connection with the placement of the Series A Preferred Stock.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $.001 per share, and 50,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

Common Stock

    As of March 31, 1998, the Company had 10,947,393 shares of Common Stock issued and outstanding. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. See "Price Range of Common Stock and Dividend Policy." In the event of the dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

    On December 31, 1997, the Company issued 10,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") in exchange for $10 million. The Series A Preferred Stock bears a cumulative dividend of 6% per annum payable quarterly in cash or, at the Company's option, the dividend amount may be added to the "Conversion Amount", as defined. The Series A Preferred Stock is convertible at the option of the holder into shares of Common Stock at a price equal to the lower of $9.345 or the average closing bid price for any three consecutive trading days during the 30 trading day period ending one trading day prior to the date the conversion notice is sent to the Company. In general, conversion of the Series A Preferred Stock can occur after 120 days from its issuance, in monthly increments of 20% of the amount issued. Presently, the Series A Preferred Stock is convertible into a maximum of 2,165,898 shares of the Common Stock (subject to increase in the event of certain dilutive events), until shareholder or regulatory approval is obtained, which the Company is obligated to seek. The issuance was exempt from registration under Rule 506 of Regulation D of the Securities Act.

    The Series A Preferred Stock is redeemable by the Company at any time and must be redeemed upon the occurrence of certain events. The Company may redeem the Series A Preferred Stock at 115% of its stated value plus accrued dividends and the issuance of a five year warrant to purchase 200,000 shares of the Common Stock at 105% of the average closing bid price for the five consecutive trading days preceding the date fixed for redemption. However, the holder has the ability to convert all or any shares of the Series A Preferred Stock into Common Stock. The Series A Preferred Stock must be redeemed under certain circumstances. Such circumstances include the failure of the Company to obtain an effective registration statement for the Common Stock underlying the Series A Preferred Stock prior to June 28, 1998, failure to maintain American Stock Exchange listing or should the Series A Preferred Stock cease to become fully convertible as a result of such conversion resulting in the issuance of more than 19.9% of the then outstanding shares of Common Stock and the Company has not, within certain time limitations, secured shareholder approval to allow for full conversion.

    The Series A Preferred Stock is senior to all other classes of the Company's equity securities and is accorded preferential status with regard to dividend and liquidation rights. The conversion of the Series A Preferred Stock could have a dilutive effect on the Company's Common Stock. The Series A Preferred Stock generally carries no voting rights other than with respect to the future issuance of preferred stock.

    The Board has the authority to issue an additional 49,990,000 shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including, without limitation, dividend rates, preemptive rights, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series. However, approval by the holders of a majority of the Company's Series A Preferred Stock is required to create any new class or series of capital stock having a preference over or on par with the Series A Preferred Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock could also have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders in the event the Company no longer remained in the control of the present controlling stockholders.

9% Convertible Senior Subordinated Debentures

    On December 26, 1995, the Company issued $11,000,000 of 9% Convertible Senior Subordinated Debentures ("Debentures") due December 15, 2005. On February 7, 1996 the underwriter exercised its right to overallotment and $1,650,000 of additional Debentures were issued. The Debentures are convertible into Common Stock, at the option of the holders of the Debentures, at any time prior to maturity at a conversion price of $4.38 per share, subject to adjustment in certain events. The Company has reserved 3,000,000 shares of its Common Stock for the conversion of the Debentures. Mandatory sinking fund payments of 15% of the original principal, adjusted for conversions prior to the date of payments, are required annually commencing December 15, 2000. The Debentures are uncollateralized and subordinated to all present and future senior debt, as defined, of the Company and are effectively subordinated to all liabilities of subsidiaries of the Company.

    Debentures in the amount of $6,212,000 were converted into 1,419,846 shares of Common Stock during the year ended December 31, 1996. An additional
$2,839,000 of Debentures were converted into 648,882 shares of Common Stock during the year ended December 31, 1997 and additional $24,000 of Debentures were converted into 5,485 shares of Common Stock during the first quarter of 1998.

Warrants

     The purchasers of the Series A Preferred Stock received warrants to purchase 224,719 shares of Common Stock at a price of $10.68 per share for a period of three years from December 31, 1997. In addition, Aberfoyle Capital, Ltd., was issued warrants to acquire 44,000 shares of Common Stock as a fee in connection with the placement of the Series A Preferred Stock. These warrants are exercisable at $10.68 per share for a three year period from December 31, 1997. The warrants issued to the purchasers of the Series A Preferred Stock and to Aberfoyle Capital, LTD., may be adjusted from time to time under certain anti-dilution provisions.

Redemption Warrants

     In connection with the issuance of the Series A Preferred Stock, the purchaser received the right to be issued warrants to acquire 200,000 shares of Common Stock should the Company exercise its right to redeem the Series A Preferred Stock. The warrants are exercisable over five years commencing five days after redemption of the Series A Preferred Stock at an exercise price of 105% of the price of the Common Stock at the time of redemption. The warrants may be adjusted from time to time under certain anti-dilution provisions.





Certain Corporate Governance Provisions

   Certain Anti-Takeover Effects of Certain Provisions of the Delaware General
                                Corporation Law

    The Delaware General Corporation Law provides that, subject to certain exceptions, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder. Except as specified in the Delaware GCL , an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and (y) the affiliates and associates of any such person.

    Under certain circumstances, the foregoing provisions make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereby. The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Company does not exclude it from the restrictions imposed by the foregoing provisions of Delaware law. Those provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

    Limitations on Directors' Liabilities and Indemnification of Officers and Directors The Certificate of Incorporation and the Bylaws of the Company each contain provisions that eliminate, to the extent permitted under the Delaware GCL, the personal monetary liability of a director to the Company and its stockholders for breach of a director's fiduciary duty of care as a director. If a director were to breach the duty of care, neither the Company nor its stockholders could recover monetary damages from the director and the only course of action available to the stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving the breach. To the extent certain claims against directors are limited to equitable remedies, these provisions may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their duty of care. Additionally, equitable remedies may not be effective in many instances. Were a stockholder's only remedy to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, the stockholder would have no effective remedy against the directors. Liability for monetary damages remains for (1) any breach of the duty of loyalty to the Company or its stockholders,
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) payment of an improper dividend or improper repurchase or redemption of the Company's stock, or (4) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation also provides that if the Delaware GCL is amended to allow the further elimination or limitation of the liability of directors, the liability of the Company's directors shall be limited to the fullest extent permitted by such amendment. The Delaware GCL permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions) by reason of their being officers or directors of the corporation. The indemnity may include expenses, such as attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnified officer or director, provided that he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The Bylaws provide indemnification to the fullest extent allowed pursuant to the foregoing provisions of the Delaware GCL.

    The Delaware GCL also permits a corporation to extend indemnification to various persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of their being officers or directors of the corporation. This indemnity may include the items specified in the preceding paragraph, subject to the proviso described in that paragraph. However, no such person will be indemnified as to matters for which he is found to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, indemnification is ordered by a court. The Certificate of Incorporation and Bylaws of the Company provide indemnification of the Company's directors and officers to the fullest extent allowed pursuant to the foregoing provisions.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    As permitted by the Delaware GCL, the Company has obtained a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the director and officers of the Company against losses arising from any wrongful act (as defined by such policy) in his or her capacity as director or officer of the Company.

Transfer Agent and Registrar

    The transfer agent and registrar for the Company's Common Stock is American Securities Transfer, Inc., Denver, Colorado.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock (the "Shares") being offered by the Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the American Stock Exchange or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

     The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell Shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

         The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

    The Company has agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 13,113,291shares of Common Stock (including 269,663 shares issuable upon the exercise of the Warrants and an estimated maximum of 2,165,898 to a minimum of 1,896,235 shares issuable upon conversion of the Series A Preferred Stock, depending on exercise of the warrants; such maximum being registered pursuant to the Registration Statement of which this Prospectus forms a part.) An additional number of shares of Common Stock, currently undeterminable, may be issued and may be then registered in the future to satisfy full conversion of the Series A Preferred Stock.See "Risk Factors-Potential Dilution-Outstanding Preferred Stock" Of these shares, 9,307,310 shares will be freely tradeable without restriction or further registration under the Securities Act. Of the remaining shares, 3,805,981 will be "restricted securities" ("Restricted Shares") within the meaning of Rule 144 under the Securities Act. In addition, approximately 817,143 shares of Common Stock may be issued upon the conversion of the outstanding Debentures, the conversion price for which is $4.38 per share. See "Notes to Consolidated Financial Statements - Note 8 Long Term Debt." Sales of any of these shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. See "Risk Factors -- Factors Relating to the Company -- Shares Eligible for Future Sale; Control by Significant Stockholder."
    In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the making of a filing with the Commission with respect to such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 calendar days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) as currently in effect without regard to the requirements as stated above. The Company is unable to estimate accurately the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors.

                              CERTAIN LEGAL MATTERS

    The validity of the Common Stock will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Denver, Colorado, as counsel to the Company.

                                     EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1996 and 1997, and for the three years in the period ended December 31, 1997 included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph concerning substantial doubt regarding the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P. (Los Angeles, California), independent accountants, given upon the authority of that firm as experts in accounting and auditing.

    The information appearing in this Prospectus with respect to the Company's proved reserves at December 31, 1995, 1996 and 1997, and to the extent stated herein, was estimated by Netherland, Sewell & Associates, Inc. and Sproule Associates Limited, independent petroleum engineers. Such information is included herein on the authority of such firms as experts in petroleum engineering.

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, of which this Prospectus is a part, as well as such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a worldwide web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the American Stock Exchange and such reports and other information concerning the Company also can be obtained at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

    The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto which are on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other documents filed as an exhibit to the Registration Statement for a more complete description of the matter involved, each such statement being qualified in all respects by such reference.

                                   APPENDIX A

                                    GLOSSARY

    The following  defined  terms have the indicated  meanings when used in this
Prospectus:

Bbl or barrel: 42 United States gallons liquid volume, usually used herein in reference to crude oil or other liquid hydrocarbons. Bcf: One billion cubic feet of gas.

BOE or Barrels of oil equivalent: a conversion of gas to oil at a ratio of 6,000 cubic feet of gas to one Bbl of oil, usually. Then oil and gas are added together for total BOE. BOEPD: Barrels of oil equivalent per day.

Bopd: Barrels of oil per day.

BTU: British Thermal Unit, which is a heating equivalent measure for natural gas and is an alternate measure of natural gas reserves, as opposed to Mcf, which is strictly a measure of natural gas volume. Typically prices quoted for natural gas are designated as price per MMBTU, the same basis on which natural gas is contracted for sale.

Completion: The installation of permanent equipment for the production of crude oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency. Developed acreage: The number of acres of oil and gas leases held or owned, which are allocated or assignable to producing wells or wells capable of production.

Development well: A well which is drilled to and completed in a known-producing formation adjacent to a producing well in a previously discovered field and in a stratigraphic horizon known to be productive.

EBITDA: Earnings before interest expense, provision (benefit) for taxes on income, depletion, depreciation and amortization. Ecopetrol: Empresa Columbiana de Perroles, the Columbian state-owned oil company.

Exploration: The search for economic deposits of minerals, petroleum and other natural earth resources by any geological, geophysical or geochemical technique. Exploration well: A well drilled either in search of a new, as-yet-undiscovered oil or gas reservoir or to greatly extend the known limits of a previously discovered reservoir, as indicated by reasonable interpretation of available data, with the objective of completing that reservoir.

Field: Ageographic area in which a number of oil or gas wells produce from a continuous reservoir.

Finding cost: a calculation, for a specified time, by dividing the sum of acquisition, exploration and development costs by the amount of proved reserves added as a result of acquisition, drilling and other activities during the same period (including the amount of any proved reserves added from properties previously acquired and including reserve revisions).

GAAP: Generally accepted accounting principles, consistently applied.

MBbl: One thousand barrels of oil.

MBOE: One thousand barrels of oil equivalent.

Mbopd: One thousand barrels of oil per day.

Mcf: One thousand cubic feet of natural gas.

Mcfd: One thousand cubic feet of natural gas per day.

Mineral interest: Possessing the right to explore, right of ingress and egress, right to lease and right to receive part or all of the income from mineral exploitation, i.e., bonus, delay rentals and royalties.

MMBbl:  One million barrels of oil.

MMBOE: One  million barrels of oil equivalent.

MMcf: One million cubic feet of natural gas.

MMcfd: One million cubic feet of natural gas per day.

Net acres or net wells: The sum of fractional ownership working interests in gross acres or gross wells.

Net revenue interest: A share of a Working Interest that does not bear any portion of the expense of drilling and completing a well that represents the holder's share of production after satisfaction of all royalty, overriding royalty, oil payments and other nonoperating interests.

Oil wells or gas wells: Those wells which generate revenue from oil production or gas production, respectively.

Operator: The person or company actually operating an oil or gas well.

Proved developed reserves: Proved Reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves: The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data have demonstrated with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions, on the basis of prices and costs on the date the estimate is made and any price changes provided by existing contracts.

Proved undeveloped reserves: Proved Reserves which can be expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

PV-10 Value: The estimated future net revenue to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%. These amounts are calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property related expenses such as general and administrative expense, debt service, future income tax expense or depreciation, depletion and amortization.

Recompletion: The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

Reserve replacement cost: With respect to proved reserves, a three-year average calculated by dividing total acquisition, exploration and development costs by net reserves added during the period.

Reservoir: A porous and permeable underground formation containing a natural accumulation of producible crude oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

SAGD wells: Oil wells drilled using technology known as "steam assisted gravity drainage," which involves drilling two horizontal wells in a parallel configuration, one above the other, and within a short distance of each other. Steam is injected into the upper wellbore which creates a steam chamber and heats the oil so that it may flow by gravity to the lower producing wellbore, where it is extracted.


Working interest: The operating interest that gives the owner the right to drill, produce, and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE



Report of Independent Accountants                                            F-2

Consolidated Balance Sheets as of
December 31, 1996 and 1997                                                   F-3

Consolidated Statements of Income,
years ended December 31, 1995, 1996 and 1997                                 F-4

Consolidated Statements of Stockholders'
Equity, years ended December 31, 1995, 1996 and 1997                         F-5

Consolidated Statements of Cash Flows,
years ended December 31, 1995, 1996 and 1997                                 F-6

Notes to Consolidated Financial Statements                                   F-7

Supplemental Information About Oil and
Gas Producing Activities (unaudited)                                        F-31





Supporting Financial Statement Schedule:

         Report of Independent Accountants                                  F-37

         Schedule II - Valuation and Qualifying Accounts,
         years ended December 31, 1995, 1996 and 1997                       F-38

         Schedules other than that listed above have been omitted since they are either not required, are not applicable or the required information is included in the footnotes to the financial statements.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Saba Petroleum Company

    We have audited the accompanying consolidated balance sheets of Saba Petroleum Company and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Saba Petroleum Company and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's near term liquidity may not be sufficient to satisfy their short term obligations, which raises substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



COOPERS & LYBRAND L.L.P.
Los Angeles, California
May   , 1998



                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1997
   The accompanying notes are an integral part of these consolidated financial statements F-6

                                                                             1996                       1997
                                                                             ----                       ----
ASSETS
Current assets:
   Cash and cash equivalents
                                                                     $              734,036     $           1,507,641
   Accounts receivable, net of allowance for doubtful
         accounts of $65,000 (1996) and $69,000 (1997).                           7,361,326                 6,459,074
   Other current assets                                                           3,485,924                 4,589,501
                                                                    ------------------------    ----------------------
                                                                    ------------------------    ----------------------
          Total current assets                                                   11,581,286                12,556,216
                                                                    ------------------------    ----------------------
                                                                    ------------------------    ----------------------
Property and equipment (Note 8):
   Oil and gas properties (full cost method)                                     44,494,387                76,562,279
   Land                                                                           1,888,578                 2,685,605
   Plant and equipment                                                            3,799,307                 5,682,800
                                                                    ------------------------    ----------------------
                                                                    ------------------------    ----------------------
                                                                                 50,182,272                84,930,684
   Less accumulated depletion and depreciation                                 (15,323,780)              (22,325,276)
                                                                    ------------------------    ----------------------
                                                                    ------------------------    ----------------------
          Total property and equipment                                                                     62,605,408
                                                                                 34,858,492
                                                                    ------------------------    ----------------------
                                                                    ------------------------    ----------------------
Other assets:
   Deposits on properties                                                            42,529               -
   Notes receivable, less current portion                                           936,257                 1,385,092
   Deferred financing costs                                                       1,123,250                   553,030
   Due from affiliates                                                              103,559                   235,608
   Deposits and other                                                               471,513                   321,592
                                                                    ------------------------    ----------------------
                                                                    ------------------------    ----------------------
          Total other assets                                                      2,677,108                 2,495,322
                                                                    ------------------------    ----------------------
                                                                    ========================    ======================

                                                                     $           49,116,886     $          77,656,946
                                                                    ========================    ======================
                                                                    ========================    ======================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities
                                                                    $             5,377,137     $          10,104,519
   Income taxes payable                                                           1,981,064                   733,887
   Current portion of long-term debt                                              1,805,556                13,441,542
                                                                    ------------------------    ----------------------
                                                                    ------------------------    ----------------------
          Total current liabilities                                               9,163,757                24,279,948

                                                                    ------------------------    ----------------------
                                                                    ------------------------    ----------------------

Long-term debt, net of current portion                                           20,811,980                19,609,855
Other liabilities                                                                   108,295                    78,069
Deferred taxes                                                                      590,285                   784,930
Minority interest in consolidated subsidiary                                        727,359                   752,570
Preferred stock - $.001 par value, authorized
       50,000,000 shares;  issued and outstanding
       10,000 (1997) shares                                                    -                            8,511,450
Commitments and contingencies (Note 15)
Stockholders' equity:
   Common stock - $.001 par value, authorized
        150,000,000 shares; issued and outstanding
        10,081,026 (1996) and 10,883,908 (1997) shares                               10,081                    10,884
   Capital in excess of par value                                                12,891,002                17,321,680
   Retained earnings                                                              4,802,845                 7,200,292
   Deferred compensation                                                       -                            (803,000)
   Cumulative translation adjustment                                                 11,282                  (89,732)
                                                                    ------------------------    ----------------------
                                                                    ------------------------    ----------------------
          Total stockholders' equity                                             17,715,210                23,640,124

                                                                    ------------------------    ----------------------
                                                                    ========================    ======================

                                                                    $            49,116,886     $          77,656,946
                                                                    ========================    ======================



                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1995, 1996 and 1997


                                                              1995                 1996                  1997
                                                              ----                 ----                  ----
Revenues:
   Oil and gas sales                                       $   16,941,247         $ 31,520,757         $  33,969,151
   Other                                                          753,008            1,681,587             2,026,611
                                                       -------------------   ------------------   -------------------
                                                       -------------------   ------------------   -------------------
            Total revenues                                     17,694,255           33,202,344            35,995,762
                                                       -------------------   ------------------   -------------------
                                                       -------------------   ------------------   -------------------

Expenses:
   Production costs                                            10,561,552           14,604,291            16,607,027
   General and administrative                                   2,005,192            3,919,435             5,124,771
   Depletion, depreciation and amortization                     2,826,684            5,527,418             7,264,956
                                                       -------------------   ------------------   -------------------
                                                       -------------------   ------------------   -------------------
            Total  expenses                                    15,393,428           24,051,144            28,996,754
                                                       -------------------   ------------------   -------------------
                                                       -------------------   ------------------   -------------------

Operating income                                                2,300,827            9,151,200             6,999,008
                                                       -------------------   ------------------   -------------------
                                                       -------------------   ------------------   -------------------

Other income (expense):
   Interest income                                                 16,924              114,302               165,949
   Other                                                         (26,614)               92,149             (535,426)
   Interest expense, net of interest capitalized
   of  $27,369 (1995)                                         (1,364,110)          (2,401,856)           (2,304,517)

   Gain on issuance of shares of subsidiary                       124,773                8,305                 4,036
                                                       -------------------   ------------------   -------------------
                                                       -------------------   ------------------   -------------------
                 Total other income (expense)                 (1,249,027)          (2,187,100)           (2,669,958)
                                                       -------------------   ------------------   -------------------
                                                       -------------------   ------------------   -------------------

   Income before income taxes                                   1,051,800            6,964,100             4,329,050

Provision for taxes on income                                   (449,636)          (2,957,983)           (1,875,720)
Minority interest in earnings
        of consolidated subsidiary                               (55,632)            (241,401)              (55,883)
                                                       -------------------   ------------------   -------------------
                                                       -------------------   ------------------   -------------------

    Net income                                           $        546,532        $   3,764,716        $    2,397,447
                                                       ===================   ==================   ===================
                                                       ===================   ==================   ===================

Net earnings per common share:

   Basic                                                $            0.07        $        0.43        $         0.23

   Diluted                                              $            0.06        $        0.37        $         0.22

Weighted average common shares outstanding:
   Basic                                                        8,327,495            8,803,941            10,649,766
   Diluted                                                      8,699,233           11,825,453            12,000,940




                                                            SABA PETROLEUM COMPANY AND SUBSIDIARIES
                                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                         Years ended December 31, 1995, 1996 and 1997

                       Common Stock           Capital In     Cumulative       Unearned        Retained         Total
                                                Excess      Translation     Compensation      Earnings     Stockholders'
                    Shares       Amount      Of Par Value    Adjustment                                       Equity
                  ------------  ----------  --------------- -------------  ---------------   ------------ ----------------
                  ------------  ----------  --------------- -------------  ---------------   ------------ ----------------
Balance at
December 31, 1994   8,238,514    $  8,238      $ 5,764,219      $ -              $ -           $ 510,870      $ 6,283,327

Minority
interest in
subsidiary                                                                                       (19,273)         (19,273)

Exercise of
options               116,666         117          189,466                                                        189,583

Issuance of
Common Stock for       24,000          24           25,476                                                         25,500
compensation

Issuance of
Common Stock          150,000         150          599,850                                                        600,000

Cumulative
translation                                                       22,480                                           22,480
adjustment

Unearned
compensation                                                                      (8,500)                         (8,500)

Contributed
surplus                                            208,600                                                        208,600

Net income
                                                                                                 546,532          546,532
                  ------------  ----------  --------------- -------------  ---------------   ------------ ----------------

Balance at
December 31, 1995   8,529,180       8,529        6,787,611        22,480          (8,500)      1,038,129        7,848,249

Issuance and
exercise of           118,000         118          646,982                                                        647,100
options

Issuance of
Common Stock           14,000          14           41,986                                                         42,000

Cumulative
translation                                                     (11,198)                                         (11,198)
adjustment

Unearned
compensation                                                                        8,500                           8,500

Debenture
conversions         1,419,846       1,420        5,414,423                                                      5,415,843


Net income                                                                                     3,764,716        3,764,716
                  ------------  ----------  --------------- -------------  ---------------   ------------ ----------------

Balance at
December 31, 1996  10,081,026      10,081       12,891,002        11,282                -      4,802,845       17,715,210

Issuance and
exercise of           154,000         154        1,409,842                      (803,000)                         606,996
options

Issuance of
warrants                                           622,000                                                        622,000

Cumulative
translation
adjustments

Debenture
conversions           648,882         649        2,398,836                                                      2,399,485

Net income                                                                                     2,397,447        2,397,447
                  ------------  --------------------------- -------------  ---------------   ------------ ----------------

Balance at
December 31, 1997  10,883,908    $ 10,884      $17,321,680    $ (89,732)      $ (803,000)     $7,200,292     $ 23,640,124

                  ============  ==========  =============== =============  ===============   ============ ================





                                                            SABA PETROLEUM COMPANY AND SUBSIDIARIES
                                                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Years ended December 31, 1995, 1996 and 1997

                                                                      1995                1996                1997
                                                                      ----                ----                ----
Cash flows from operating activities:
   Net income                                                      $      546,532      $    3,764,716       $  2,397,447
   Adjustments to reconcile net income to net cash
      provided by operations:
        Depletion, depreciation and amortization                        2,826,684           5,527,418          7,264,956
         Write off of property screening costs                         -                    -                    254,937
        Amortization of unearned compensation                              17,000               8,500          -
        Deferred tax provision (benefit)                                  (39,000)            366,389            248,645
        Compensation expense attributable to
           non-employee option                                         -                       91,600            106,000
        Minority interest in earnings of                                   55,632             241,403             55,883
consolidated
            subsidiary
        Gain on issuance of shares of subsidiary                        (124,773)             (8,305)            (4,036)
        Changes in:
             Accounts receivable                                      (1,999,984)         (2,919,287)            859,286
             Other assets                                             (2,452,503)           (572,233)           (24,304)
             Accounts payable and accrued liabilities                   2,396,976           (237,328)          4,768,747
             Income taxes payable and other liabilities                   509,343             650,644          (973,681)
                                                               -------------------  ------------------  -----------------
                                                               -------------------  ------------------  -----------------
             Net cash provided by operating activities                  1,735,907           6,913,517         14,953,880
                                                               -------------------  ------------------  -----------------
                                                               -------------------  ------------------  -----------------
Cash flows from investing activities:
   Deposit (purchase) of restricted certificate of deposit            (1,750,000)           1,750,000          -
   Expenditures for oil and gas properties                           (12,807,412)        (12,171,392)       (32,874,800)
   Expenditures for equipment, net                                    (2,660,120)           (585,893)        (2,039,234)
   Proceeds from sale of oil and gas properties                           157,933             256,646            234,141
   Increase in notes receivable                                        -                  (1,172,639)        (2,114,953)
   Proceeds from notes receivable                                         302,968              67,384            629,109
                                                               -------------------  ------------------  -----------------
                                                               -------------------  ------------------  -----------------
             Net cash used in investing activities                   (16,756,631)        (11,855,894)       (36,165,737)
                                                               -------------------  ------------------  -----------------
                                                               -------------------  ------------------  -----------------
Cash flows from financing activities:
   Proceeds from notes payable and long-term debt                      34,814,900          17,085,315         28,725,454
   Principal payments on notes payable and
      long-term debt                                                 (19,136,299)        (12,296,839)       (15,972,780)
   Increase in deferred financing costs                               (1,854,421)           (165,777)          -
   Net change in accounts with affiliated companies                      (47,120)            (21,251)          (131,562)
   Net proceeds from exercise of options and
       issuance of  common stock                                          789,583             422,500            227,500
   Proceeds from issuance of preferred stock, net                      -                    -                  8,511,450
   Issuance of warrants                                                -                    -                    622,000
   Increase in contributed surplus                                        208,600           -                  -
   Capital subscription of minority interest                               74,778              12,805              8,535
                                                               -------------------  ------------------  -----------------
                                                               -------------------  ------------------  -----------------
            Net cash provided by financing activities                  14,850,021           5,036,753         21,990,597
                                                               -------------------  ------------------  -----------------
                                                               -------------------  ------------------  -----------------
Effect of exchange rate changes on cash
     and cash equivalents                                                  12,006               (627)            (5,135)
                                                               -------------------  ------------------  -----------------
                                                               -------------------  ------------------  -----------------
Net increase (decrease) in cash and cash equivalents                    (158,697)              93,749            773,605
Cash and cash equivalents at beginning of year                            798,984             640,287            734,036
                                                               -------------------  ------------------  -----------------
                                                               ===================  ==================  =================
Cash and cash equivalents at end of year                           $      640,287     $       734,036      $   1,507,641
                                                               ===================  ==================  =================


                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1.       Description of Business and Summary of Significant Accounting Policies

      General

     Saba Petroleum Company ("Saba" or the "Company") is a Delaware corporation formed in 1979 as a natural resources company. Saba is an international oil and gas producer with principal producing properties located in the continental United States, Canada and Colombia. Until 1994, all of the Company's principal assets were located in the United States. In 1994 and 1995, the Company acquired interests in producing properties in Canada and Colombia. For the years ended December 31, 1996 and 1997, approximately 50.4% and 38.3% of the Company's gross revenues from oil and gas production were derived from its international operations. Saba's principal United
     States oil and gas producing properties are located in California, Louisiana, Michigan, New Mexico and Wyoming. As of December 31, 1997, 53.8 % of the Company's outstanding Common Stock is owned directly, or indirectly, by the Company's Chief Executive Officer.


      Management's Plans

     The Company's  financial  statements  for the year ended  December 31, 1997 have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company reported a working capital deficit of $11.7 million at December 31, 1997, due principally to the classification of $12.3 million of long-term debt presently scheduled for repayment to the Company's principal lender during the next year. The Company is in a capital intensive business, and during 1997, the Company's capital expenditures for drilling activities did not produce expected increases in proved oil and gas reserves, which, when coupled with the decline in oil and gas prices, reduced the quantity of proved reserves against which the Company could borrow and the projected cash flow with which to service debt. The Company's immediate needs for capital will intensify should the Company be successful in one or more of the exploratory projects it is undertaking, in that the Company will incur additional capital expenditures to drill more wells and create transportation and marketing infrastructure. Major exploratory projects often require substantial capital investments and a significant amount of time before generating revenue. The Company's exploratory prospect in Indonesia requires a three-year work commitment of $17.0 million. The Company is in negotiation with several potential joint venture partners to participate in this project.


      The Company is taking action to satisfy its working capital requirements. It has retained investment banking counsel to advise it on such matters as asset divestitures and a proposed business combination (see footnote 17). It is in discussions with institutions to secure capital either by the placement of debt or equity. Discussions have been held with the Company's principal lender to restructure existing indebtedness to allow sufficient time for the contemplated business combination to be concluded. The Company is also in negotiations for the disposition of non-core oil and gas assets and possibly the sale of real estate assets. The proceeds of such sales, should they be concluded, would be applied to the reduction of bank debt. Management believes that should such asset divestitures be timely concluded, short term obligations to the bank will be satisfied to the extent that the remainder of debt will be restructured to significantly reduce the working capital deficit.


      Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Consolidation

     The consolidated  financial  statements include the accounts of the Company
     and  its   wholly  and   majority-owned   subsidiaries.   All   significant
     intercompany balances and transactions have been eliminated.


      Fair Value of Financial Instruments

     Cash and Cash Equivalents - The Company considers all liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

     Other Financial Instruments - The Company does not hold or issue financial instruments for trading purposes. The Company's financial instruments consist of notes receivable and long-term debt. The fair value of the Company's notes receivable and long-term debt, excluding the Debentures, is estimated based on current rates offered to the Company for similar issues of the same remaining maturates. The fair value of the Debentures is based on quoted market prices.

     Derivative   Instruments   -  The  Company  does  not  utilize   derivative
     instruments in the management of its foreign exchange, commodity price or interest rate market risks.

     The fair value of the Company's notes receivable and long-term debt, excluding the Debentures, at December 31, 1996 and 1997 approximates carrying value. The carrying value and fair value of the Debentures at December 31, 1996 and 1997 are as follows:

                                                 1996                                   1997
                                         ------------------------------------    --------------------------------------
                                         ------------------------------------    --------------------------------------

                                            Carrying Value      Fair Value         Carrying Value       Fair Value
              9% convertible
               senior subordinated
               Debentures-due 2005            $6,438,000       $36,374,700           $3,599,000         $6,298,250


     The fair value of the Debentures at March 31, 1998 was $3,059,150.

      Oil and Gas Properties

     The Company's oil and gas producing activities are accounted for using the full cost method of accounting. Accordingly, the Company capitalizes all costs, in separate cost centers for each country, incurred in connection with the acquisition of oil and gas properties and with the exploration for and development of oil and gas reserves. Such costs include lease acquisition costs, geological and geophysical expenditures, costs of drilling both productive and non-productive wells, and overhead expenses directly related to land acquisition and exploration and development activities. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition involves a significant change in reserves in which case the gain or loss is recognized.


     Depletion of the capitalized costs of oil and gas properties, including estimated future development, site restoration, dismantlement and abandonment costs, net of estimated salvage values, is provided using the equivalent unit-production method based upon estimates of proved oil and gas reserves and production which are converted to a common unit of measure based upon their relative energy content. Unproved oil and gas properties are not amortized but are individually assessed for impairment. The cost of any impaired property is transferred to the balance of oil and gas properties being depleted.


     In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties are not to exceed their related estimated future net revenues discounted at 10 percent, net of tax considerations, plus the lower of cost or estimated fair market value of unproved properties.


     Substantially all of the Company's exploration, development and production activities are conducted jointly with others and, accordingly, the financial statements reflect only the Company's proportionate interest in such activities.


      Plant and Equipment

     Plant, consisting of an asphalt refining facility, is stated at the acquisition price of $500,000 plus the cost to refurbish the equipment. Depreciation is calculated using the straight-line method over its estimated useful life. Equipment is stated at cost. Depreciation, which includes amortization of assets under capital leases, is calculated using the straight-line method over the estimated useful lives of the equipment, ranging from three to fifteen years. Depreciation expense in the years ended December 31, 1995, 1996 and 1997 was $155,900, $293,245 and $477,239,
     respectively. Normal repairs and maintenance are charged to expense as incurred. Upon disposition of plant and equipment, any resultant gain or loss is recognized in current operations.


     Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life.


     The implementation in 1995 of Statement of Financial Accounting ("SFAS") No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to Be Disposed Of," has had no impact on the financial statements.


      Deferred Financing Costs

     The costs related to the issuance of debt are capitalized and amortized using the effective interest method over the original terms of the related debt. At December 31, 1997, the Company had unamortized costs in the amount of $42,837 and $507,202, net of accumulated amortization of $256,500 and $1,495,090, relating to its bank credit facilities and Debentures, respectively. Amortization expense in 1995, 1996 and 1997 was $63,600, $241,827 and $134,598, respectively.


      Stock-Based Compensation

     In 1996, the Company implemented the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." This statement sets forth-alternative standards for recognition of the cost of stock-based compensation and requires that a company's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. As allowed in this statement, the Company continues to apply Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in recording compensation related to its plans.


      Income Taxes

     The Company accounts for income taxes pursuant to the asset and liability method of computing deferred income taxes. Deferred tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.


      Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange; income and expenses are translated at the weighted average rates of exchange during the year. The resultant cumulative translation adjustments are included as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in net income.


      Earnings per Common Share

     Basic earnings per common share are based on the weighted average number of shares outstanding during each year. The calculation of diluted earnings per common share includes, when their effect is dilutive, certain shares subject to stock options and additionally assumes the conversion of the 9% convertible senior subordinated Debentures due December 15, 2005, using the conversion price of $4.38 per common share.


      Sale of Subsidiary Stock

     The Company accounts for a change in its proportionate share of a subsidiary's equity resulting from the issuance by the subsidiary of its stock in current operations in the consolidated financial statements.


      Two-For-One Forward Stock Split

     On November 21, 1996, The Company's Board of Directors approved a two-for-one forward stock split effected as a stock dividend on all outstanding shares of Common Stock. The Company's outstanding stock option awards and Debentures were also adjusted accordingly. The record date established for such stock split was December 9, 1996 with a payment date of December 16, 1996. All share and per share amounts have been adjusted to give retroactive effect to this split for all periods presented.


      Reclassification

     Certain previously reported financial information has been reclassified to conform to the current year's presentation.

2.       Acquisitions

     In September 1995, the Company acquired a 25% interest in the Teca and Nare oil fields ("Teca/Nare Fields") and a 50% interest in the Velasquez-Galan pipeline, all of which are located in Colombia, South America. The
     Company's gross acquisition cost for the acquired interests was $12.25 million, which was reduced by the Company's share of net revenue credits from the properties from the effective date of January 1, 1995 to the closing date ($3.95 million), leaving a net purchase price of $8.3 million. In addition, the Company assumed an oil imbalance obligation of approximately $1.25 million at the closing date. In December 1995, the Company acquired a 50% interest in the Cocorna oil field in Colombia at a net acquisition cost of $533,000. In connection with the acquisition of the Teca/Nare Fields, the Colombia government owned oil company (Ecopetrol) required that Omimex, the operator of the properties, obtain a letter of credit for the benefit of Ecopetrol in the amount of $3.5 million to secure payments due third party vendors at the Teca/Nare Fields. Such letter of credit was issued in November 1995. In connection with the issuance of the letter of credit, Omimex required that the Company pledge collateral consisting of a $1.75 million certificate of deposit. The letter of credit expired by its own terms in 1996 and the collateral was returned to the Company.


     The acquisition cost of the properties has been assigned to various accounts in the accompanying balance sheet (primarily oil and gas properties), and the results of operations of the properties are included in the accompanying financial statements from the respective dates of acquisition of each property.


     The following unaudited proforma financial information presents the results of operations of the Company as if the acquisitions had occurred as of the beginning of 1995. The proforma financial information does not necessarily reflect the results of operations that would have occurred had the properties been acquired at the beginning of the period.


                                                                                   Year Ended
                                                                                   December 31,
                                                                                      1995
                                                                                   (unaudited)

                             Total revenues                                               $27,677,526

                             Total operating expenses, including general and
                             administrative and depletion, depreciation and
                             amortization                                                 (20,036,052)

                             Interest expense                                              (1,984,594)

                             Other income (expense)                                            (9,690)
                                                                                ----------------------

                             Income before income taxes                                     5,647,190

                             Provision for taxes on income                                  2,767,123
                                                                                ----------------------

                             Net income                                                  $  2,880,067
                                                                                ======================

                             Net earnings per common share (basic)                           $   0.33
                                                                                ======================


    The following unaudited summary of gross revenue and direct operating expenses of the acquired properties for the nine month period ended September 30, 1995 includes all adjustments (consisting of normal recurring accruals only) which management considers necessary to present fairly the gross revenues and direct operating expenses of the acquired properties for the nine months ended September 30, 1995.


                                                                                Nine Months
                                                                                   Ended
                                                                               September 30,
                                                                                    1995
                                                                                (unaudited)

                         Gross Revenues:
                         Sales of oil                                           $      8,871,288
                         Pipeline revenues                                             1,516,876
                                                                             --------------------
                         Total gross revenues                                         10,388,164
                                                                             --------------------

                         Direct operating expenses:
                         Operating expenses (1)                                        2,537,423
                         Pipeline operating expenses (1)                                 990,054
                         Production and other taxes (2)                                  474,211
                                                                             --------------------
                                                                             --------------------
                         Total direct operating expenses                               4,001,688
                                                                             --------------------
                         Excess of gross revenues over
                         direct operating expenses                              $      6,386,476
                                                                             ====================
                         --------------------------

                         (1) Excludes depreciation, depletion and amortization expenses. (2) Includes war and pipeline transportation taxes; does not include provision for income taxes.



    In October 1995, all of the issued shares of Capco Resource Properties Ltd. ("CRPL"), the Company's 100% owned subsidiary, were exchanged for 13,437,322 voting common shares of Beaver Lake Resources Corporation ("BLRC"), a publicly traded corporation located in Alberta, Canada.

    The net assets of BLRC were deemed to be acquired at their net book value (which approximated fair market value) at the date of acquisition.

    Net assets acquired were as follows:


                                Working capital deficiency                      $ (105,981)

                                Oil and gas properties                               316,420
                                                                            ------------------

                                                                                $   210,439
                                                                            ==================

    On the same date as the share exchange with the Company, BLRC acquired interests in certain oil and gas properties in exchange for 1,443,204 shares of its common stock. Property interests of $399,527 were acquired and production notes receivable in the amount of $157,311 were deemed to be paid.

    In addition, as part of a private placement of 1,200,000 shares in 1995, the Company purchased 1,000,000 common shares of BLRC at a cost of approximately $370,000. In 1996 and 1997, BLRC issued 35,000 shares and 23,010 shares, respectively, of common stock to minority shareholders. As a result of these transactions, the Company owned 74.2% of the outstanding common stock of BLRC at December 31, 1997.

    The sales of shares of common stock by the subsidiary resulted in net gains in 1995, 1996 and 1997 of $124,773, $8,305 and $4,036, respectively, which the Company has reported in current operations. Deferred income taxes have not been recorded in conjunction with these transactions as the Company plans to maintain a majority ownership position in the subsidiary.

    3.   Notes Receivable

    Notes receivable are comprised of the following at December 31, 1996 and 1997:

                                                                                              1996                1997
                                                                                          ------------        ------------
     Canadian  prime plus 0.75% (6.75% at December 31,  1997)  production  notes receivable,  with interest paid currently,  collateralized by producing oil
     and
     gas properties                                                                     $      120,385      $       65,012
     Prime plus 0.75% (9.25% at December 31, 1997) promissory note from an officer of the Company with quarterly interest only  installments,  due October 31,
     1998,  collateralized  by vested stock options to purchase the Common Stock of the
     Company                                                                                   300,000             283,742
     Prime plus 0.75% (9.25% at December 31, 1997) note receivable from joint venture partner with principal  payments  through October 2000 and interest payments at the end of twenty-four and forty-eight  months,  collateralized by
     producing oil and gas properties                                                          739,206             414,205
     9% note receivable from affiliated company, with principal and interest due in full on December 31, 1998, collateralized by the Chief Executive Officer's
     vested but unexercised options to purchase the Common Stock of the Company                101,667             101,667
     11.5% note  receivable  from a joint venture  partner,  with  principal and interest
     payments through June, 2002 collateralized by producing oil and gas properties           -                 1,737,554
     10%  note  receivable  from  unaffiliated   companies  due  on  demand  and
     collateralized by personal guarantees from the borrowers' Chief Executive
     Officers                                                                                  -                   175,000
     Other                                                                                      79,917              43,940
                                                                                          ------------        ------------
                                                                                             1,341,175           2,821,120
     Less current portion (included in other current assets)                                   404,918           1,436,028
                                                                                          ============        ============
                                                                                        $      936,257      $    1,385,092
                                                                                          ============        ============



4.        Oil and Gas Properties, Land, Plant and Equipment

Oil and gas properties, land, plant and equipment at December 31, 1996 and 1997 are as follows:


December 31, 1996                           United
Oil and gas properties                      States               Canada           Colombia               Total
Unevaluated oil and gas
  Properties                             $       843,351     $                  $                   $         843,351

                                                                           -                 -
Proved oil and gas properties                 29,933,734           4,999,809         8,717,493             43,651,036
                                       ------------------   -----------------  ----------------    -------------------
      Total capitalized costs                 30,777,085           4,999,809         8,717,493             44,494,387

Less accumulated depletion
   And depreciation                           11,038,022             824,752         2,921,559             14,784,333
                                       ==================   =================  ================    ===================
      Capitalized costs, net               $  19,739,063        $  4,175,057       $ 5,795,934        $    29,710,054
                                       ==================   =================  ================    ===================

Other property and equipment
Land                                      $    1,583,344      $      843,351      $    305,234       $      1,888,578

                                                                   -
Plant and equipment                            2,222,464              69,081         1,507,762              3,799,307
                                       ------------------   -----------------  ----------------    -------------------
                                               3,805,808              69,081         1,812,996              5,687,885

Less accumulated depreciation                    337,816              26,874           174,757                539,447
                                       ------------------   -----------------  ----------------    -------------------
                                       ==================   =================  ================    ===================
                                          $    3,467,992      $       42,207       $ 1,638,239       $      5,148,438
                                       ==================   =================  ================    ===================

December 31, 1997
Oil and gas properties
Unevaluated oil and gas
  Properties                              $    5,555,350      $                 $                    $      5,555,350

                                                                           -                 -
Proved oil and gas properties                 53,107,650           7,770,588        10,128,691             71,006,929
                                       ------------------   -----------------  ----------------    -------------------
      Total capitalized costs                 58,663,000           7,770,588        10,128,691             76,562,279

Less accumulated depletion
   And depreciation                           15,489,222           1,265,331         4,550,919             21,305,472
                                                                                                   -------------------
                                       ==================   =================  ================    ===================
      Capitalized costs, net               $  43,173,778        $  6,505,257       $ 5,577,772        $    55,256,807
                                       ==================   =================  ================    ===================

Other property and equipment
Land                                      $    2,380,371        $                 $    305,234       $      2,685,605

                                                                           -
Plant and equipment                            3,799,515              81,200         1,802,085              5,682,800
                                       ------------------   -----------------  ----------------    -------------------
                                               6,179,886              81,200         2,107,319              8,368,405

Less accumulated depreciation                    634,225              43,416           342,163              1,019,804
                                       ------------------   -----------------  ----------------    -------------------
                                       ==================   =================  ================    ===================
                                          $    5,545,661      $       37,784       $ 1,765,156       $      7,348,601
                                       ==================   =================  ================    ===================


    At December 31, 1997, plant and equipment and accumulated depreciation included $620,248 and $ 73,972, respectively, for assets acquired under capital leases.

    Costs incurred in oil and gas property acquisition, exploration, and development activities are as follows:


                                                      United
                                                      States            Canada            Colombia               Total

                 December 31, 1996
                 Exploration                     $     1,832,579   $      150,262    $       -            $       1,982,841
                 Development                           5,572,690          734,269            -                    6,306,959
                 Acquisition of proved
                    properties                         3,149,644          257,717             474,231             3,881,592
                                                   --------------    --------------    ----------------     -----------------
                       Total costs incurred      $    10,554,913   $    1,142,248    $        474,231     $      12,171,392
                                                   ==============    ==============    ================     =================
                                                   ==============    ==============    ================     =================



                 December 31, 1997
                 Exploration                     $     5,581,637   $    2,082,419    $              -     $       7,664,056
                 Development                          13,680,108          277,991           1,411,198            15,369,297
                 Acquisition of proved
                   properties                          9,035,274          488,345                   -             9,523,619
                                                   ==============    ==============    ================     =================
                       Total costs incurred      $    28,297,019   $    2,848,755    $      1,411,198     $      32,556,972
                                                   ==============    ==============    ================     =================



     Oil and gas depletion expense in the years ended December 31, 1995, 1996 and 1997 was $2,605,419, $4,979,361 and $6,610,554 or $1.80, $2.22, and $2.64
per produced barrel of oil equivalent, respectively.

5.       Statement of Cash Flows

    Following is certain supplemental information regarding cash flows for the years ended December 31, 1995, 1996 and 1997:


                                   1995               1996               1997
                                   ----               ----               ----

Interest paid               $   1,388,369    $     2,309,475     $     2,088,252

Income taxes paid          $        -         $    1,150,029     $     2,531,157


    Non-cash investing and financing transactions:

    In January 1995, the Company awarded 24,000 shares of Common Stock with a fair market value of $25,500 to an employee.

     The acquisition cost of oil and gas properties which were acquired in September 1995 included an oil imbalance obligation in the amount of $1,248,866 which was assumed by the Company.

    In October 1995, the Company's Canadian subsidiary issued common stock to acquire a corporation at a recorded net cost of $210,439.

    In October 1995, interests in oil and gas properties with a cost of $399,527 were acquired by the issuance of 1,443,204 shares of common stock of the Company's Canadian subsidiary and cancellation of notes receivable in the amount of $157,311.

    In February 1996, the company issued 14,000 shares of Common Stock to a director of the Company in settlement of an obligation in the amount of $42,000.

     Debentures in the principal amount of $6,212,000, less related costs of $796,157, were converted into 1,419,846 shares of Common Stock during the year ended December 31, 1996.

     The Company incurred a credit to Stockholders' Equity in the amount of $91,600 resulting from the issuance of stock options to a consultant during the year ended December 31, 1996.

     The Company incurred a credit to Stockholders' Equity in the amount of $133,000 attributable to the income tax effect of stock options exercised during the year ended December 31, 1996.

     Cumulative   foreign  currency   translation  gains  (losses)  of  $18,216,
($15,655) and ($131,050) were recorded during the years ended December 31, 1995, 1996 and 1997, respectively.

    The Company realized gains in 1995, 1996 and 1997 of $124,773, $8,305 and $4,036, respectively, as a result of the issuance of common stock by a subsidiary.

    The Company incurred capital lease obligations in the amount of $598,827 to acquire equipment during the year ended December 31, 1997.

     Debentures in the principal amount of $2,839,000, less related costs of $439,515, were converted into 648,882 shares of Common Stock during the year ended December 31, 1997.

    The Company incurred a credit to Stockholders' Equity in the amount of $909,000 resulting from the granting of stock options to a consultant during the year ended December 31, 1997.

    The Company incurred a credit to Stockholders' Equity in the amount of $273,496 attributable to the income tax effect of stock options exercised during the year ended December 31, 1997.

6.       Accounts Payable and Accrued Liabilities

    Accounts payable and accrued liabilities at December 31, 1996 and 1997 are as follows:


                                                                     1996                     1997
             Trade accounts payable                          $        3,545,599       $        6,705,897
             ----------------------------------------------
             Undistributed revenue payable                              341,614                  780,475
             ----------------------------------------------
             Insurance and tax assessments payable                      618,032                  760,177
             ----------------------------------------------
             Other accrued expenses                                     871,892                1,857,970
                                                               ================         ================
                 Total                                       $        5,377,137       $       10,104,519
                                                               ================         ================


7.       Income Taxes

     The components of income (loss) before income taxes and after minority interest in earnings of consolidated subsidiary for the years ended December 31, 1995, 1996 and 1997 are as follows:


                                                        1995                1996                   1997
                     United States                $     (523,572)   $          383,453       $       457,166
                     --------------------------
                     Canada                              134,138               693,439               262,852
                     --------------------------
                     Colombia                          1,385,602             5,645,807             3,553,149
                                                   ----------------   -------------------
                                                                                              =================
                           Total                 $       996,168    $        6,722,699       $     4,273,167
                                                   ================   ===================     =================

     Components of income tax expense (benefit) for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                                      1995                 1996                   1997
                     Current:
                     ------------------------
                                  Federal      $      (112,364)     $         149,600     $           291,581
                                  State                  45,000               259,994                  21,201
                                  Foreign               556,000             2,182,000               1,310,987
                                                 ----------------     -----------------     -------------------
                                                        488,636             2,591,594               1,623,769
                                                 ----------------     -----------------     -------------------
                     Deferred:
                                  Federal              (44,350)               207,787                 114,114
                                  State                   5,350               158,602                  35,265
                                  Foreign                     -                     -                 102,572
                                                                                            -------------------
                                                 ----------------     -----------------
                                                       (39,000)               366,389                 251,951
                                                                                            -------------------
                                                 ================     =================
                                               $        449,636     $       2,957,983     $         1,875,720
                                                 ================     =================     ===================

    The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31, 1995, 1996 and 1997 as follows:

                                                                   1995                1996              1997
                     Expected tax provision (benefit)              34.0%               34.0%            34.0%
                     ----------------------------------------
                     State income taxes, net of
                     ----------------------------------------
                        Federal benefit                             3.3                 4.1              1.3
                     ----------------------------------------
                     Effect of foreign earnings                     2.6                 5.6              7.6
                     ----------------------------------------
                     Other                                          5.2                  .3              1.0
                     ----------------------------------------
                                                              =================    ===============    ============
                                                                   45.1%               44.0%            43.9%
                                                              =================    ===============    ============


    The tax effected temporary differences which give rise to the deferred tax provision consist of the following:



                                                               1995            1996               1997
              Property and equipment                    $      337,900    $     481,700     $     (92,500)
              ----------------------------------------
              Effect of state taxes                           (12,300)        (120,000)            171,800
              ----------------------------------------
              Net operating losses                             209,500          (2,200)             39,400
              ----------------------------------------
              Foreign tax credits                            (640,000)        (845,811)          (648,394)
              ----------------------------------------
              Alternative minimum tax credits                 (38,100)         (61,200)              2,300
              ----------------------------------------
              Change in valuation allowance                    155,000          897,500            817,700
              ----------------------------------------
              Other                                           (51,000)           16,400           (38,355)
                                                          ==============    =============     ==============
                                                        $     (39,000)    $     366,389     $      251,951
                                                          ==============    =============     ==============

    The components of the tax effected deferred income tax asset (liability) as of December 31,1996 and 1997 are as follows:



                                                                              1996                 1997
              Property and equipment                                   $     (1,458,300)     $    (1,365,800)
              ------------------------------------------------------
              State taxes                                                        171,800             -
              ------------------------------------------------------
              Net operating losses                                                39,400             -
              ------------------------------------------------------
              Foreign tax credits                                              1,600,800            2,249,200
              ------------------------------------------------------
              Alternative minimum tax credits                                    196,400              194,100
              ------------------------------------------------------
              Other                                                               35,200               73,500
                                                                         -----------------     ----------------
                                                                                 585,300            1,151,000
              Valuation allowance                                             (1,052,500)          (1,870,200)
                                                                         =================     ================
              Net deferred income tax liability                        $        (467,200)     $      (719,200)
                                                                         =================     ================



     At December 31, 1996 and 1997, $123,000 and $69,000 of current deferred taxes are included in other current assets, respectively.

    At December 31, 1997, the Company had approximately $2,249,200 of foreign tax credit carryovers, which will begin to expire in the year 2000. A $1,870,200 valuation allowance has been provided for a portion of the foreign tax credits which are not likely to be realized during the carryforward period. The Company also has alternative minimum tax credit carryforwards for federal and state purposes of approximately $194,100. The credits carry over indefinitely and can be used to offset future regular tax.

    In general, Section 382 of the Internal Revenue Code includes provisions which limit the amount of net operating loss carryforwards and other tax attributes that may be used annually in the event that a greater than 50% ownership change (as defined) takes place in any three year period.

8.       Long-Term Debt

    Long-term debt at December 31, 1996 and 1997 consists of the following:


                                                                     1996                  1997
                                                                     ----                  ----
                    9% convertible senior subordinated
                       Debentures due 2005                          $  6,438,000          $  3,599,000

                    Revolving loan agreement with a bank              12,100,000            17,410,000
                    Term loan agreements with a bank                     450,000             8,803,769
                    Demand loan agreement with a bank                  1,605,136             2,362,809
                    Capital lease obligations                          -                       525,819
                    Promissory note                                    -                       350,000
                    Promissory note                                      450,000             -
                    Promissory notes - Capco                           1,574,400             -
                                                               ------------------    ------------------
                                                                      22,617,536            33,051,397

                    Less current portion                               1,805,556            13,441,542
                                                               ==================    ==================
                                                                     $20,811,980           $19,609,855
                                                               ==================    ==================


    On December 26, 1995, the Company issued $11,000,000 of 9% convertible senior subordinated debentures ("Debentures") due December 15, 2005. The Debentures are convertible into Common Stock of the Company, at the option of the holders of the Debentures, at any time prior to maturity at a conversion price of $4.38 per share, subject to adjustment in certain events. The Company has reserved 3,000,000 shares of its Common Stock for the conversion of the Debentures. The Debentures were not redeemable by the Company prior to December 15, 1997. Mandatory sinking fund payments of 15% of the original principal, adjusted for conversions prior to the date of payments, are required annually commencing December 15, 2000. The Debentures are uncollateralized and subordinated to all present and future senior debt, as defined, of the Company and are effectively subordinated to all liabilities of subsidiaries of the Company. The principal use of proceeds from the sale of the Debentures was to retire short-term indebtedness incurred by the Company in connection with its acquisitions of producing oil and gas properties in Colombia. A portion of the proceeds was used to reduce the balance outstanding under the Company's revolving credit agreement. On February 7, 1996, the Company issued an additional $1,650,000 of Debentures pursuant to the exercise of an over-allotment option by the underwriting group. Net proceeds to the Company were approximately $1.5 million and a portion was utilized to reduce the outstanding balance under the Company's revolving line of credit.

    Certain terms of the Debentures contain requirements and restrictions on the Company with regard to the following limitations on Restricted Payments (as defined in the Indenture), on transactions with affiliates, and on oil and gas property divestitures; Change of Control (as defined), which will require immediate redemption; maintenance of life insurance coverage of $5,000,000 on the life of the Company's Chief Executive Officer; and limitations on fundamental changes and certain trading activities, on Mergers and Consolidations (as defined) of the Company, and on ranking of future indebtedness. Debentures in the amount of $6,212,000 were converted into 1,419,846 shares of Common Stock during the year ended December 31, 1996. An additional $2,839,000 of Debentures were converted into 648,882 shares of Common Stock during the year ended December 31, 1997.

    The revolving loan ("Agreement") is subject to semi-annual redeterminations and will be converted to a three-year term loan on July 1, 1999. Funds advanced under the facility are collateralized by substantially all of the Company's U.S. oil and gas producing properties and the common stock of its principal subsidiaries. The Agreement also provides for a second borrowing base term loan of which $3.4 million was borrowed for the purpose of development of oil and gas properties in California. Funds advanced under this credit facility are to be repaid no later than April 30, 1998. At December 31, 1997 the borrowing bases for the two loans were $17.4 million and $3.1 million, respectively. Interest on the two loans is payable at the prime rate plus 0.25%, or LIBOR rate pricing options plus 2.25%. The weighted average interest rate for borrowings outstanding under the loans at December 31, 1997 was 8.1%. In accordance with the terms of the Agreement, and after giving effect to the Company's anticipated capital requirements, $6.6 million of the loan balances are classified as currently payable at December 31, 1997. The Agreement, at December 31, 1997, requires, among other things, that the Company maintain at least a 1 to 1 working capital ratio, stockholders' equity of $18.0 million, a ratio of cash flow to debt service of not less than 1.25 to 1.0 and general and administrative expenses at a level not greater than 20% of revenue, all as defined in the Agreement. Additionally, the Company is restricted from paying dividends and advancing funds in excess of specified limits to affiliates. On March 30, 1998, the Agreement was amended to provide for deferrals of borrowing base reductions in the amount of $542,000 per month for a period of three months.

    In September 1997, the Company borrowed $9,687,769 from its principal commercial lender to finance the acquisition cost of a producing oil and gas property. Interest is payable at the prime rate (8.5% at December 31, 1997) plus 3.0%. On December 31, 1997, a principal payment in the amount of $7.0 million was made reducing the outstanding balance to $2.7 million, which is due to be repaid no later than April 30, 1998, and accordingly, is classified as currently payable at December 31, 1997.

    In November 1997 the Company established a term loan ($3,000,000) with its principal commercial lender. Interest is payable at the prime rate (8.5% at December 31, 1997) plus 3.0%. The loan is due to be repaid no later than April 30, 1998, and accordingly, is classified as currently payable at December 31, 1997.

    The Company's Canadian subsidiary has available a demand revolving reducing loan in the face amount of $2.8 million. Interest is payable at a variable rate equal to the Canadian prime rate plus 0.75% per annum (6.75% at December 31, 1997) The loan is collateralized by the subsidiary's oil and gas producing properties, and a first and fixed floating charge debenture in the principal amount of $3.6 million over all assets of the company. The borrowing base reduces at the rate of $56,000 per month. In accordance with the terms of the loan agreement, $643,000 of the loan balance is classified as currently payable at December 31, 1997. Although the bank can demand payment in full of the loan at any time, it has provided a written commitment not to do so except in the event of default.

    The Company leases certain equipment under agreements which are classified as capital leases. Lease payments vary from three to four years. The effective interest rate on the total amount of capitalized leases at December 31, 1997 was 8.8%.

     The promissory note ($350,000) is due to the seller of an oil and gas property, which was acquired by the Company in December 1997. The note bears interest at the rate of 13.5%, and is due to be repaid in 1998.

    The promissory note ($450,000) was due to the seller of an oil refining facility, which was acquired by the Company in June 1994. Final payment of the note, which bore interest at the prime rate in effect on the note anniversary date, plus two percent was made on June 24, 1997. The note was collateralized by a deed of trust on the acquired assets.

    The 9% promissory notes - Capco are due to the Company's parent company, Capco Resources Ltd. and to Capco Resources, Inc., formerly wholly-owned by Capco Resources Ltd. and now majority-owned by Capco Resources Ltd. The loan proceeds were utilized by the Company principally in connection with the acquisition of producing oil and gas properties in Colombia. The notes were paid in 1997.

    Maturities of long term debt at December 31, 1997 are as follows:

                          1998                                        $13,441,542
                          1999                                          5,144,241
                          2000                                          5,195,129
                          2001                                          4,834,485
                          2002                                          2,457,000
                          Thereafter                                    1,979,000
                                                                    -------------
                                                                     $33,051,397


9.       Related Party Transactions

    Related party transactions are described as follows:

     In 1995, 1996 and 1997, the Company charged its affiliates $92,900, $26,300
and  $18,600,   respectively,   for   reimbursement   of  certain   general  and
administrative expenses.

    In 1995, the Company charged an affiliate $7,600 and was charged $30,000 by affiliates for interest on short-term advances.

     In 1995, the Company received remittances from affiliates totaling $107,300 in payment of prior and current period charges for general and administrative expenses and cash advances.

    In 1995, the Company received a short-term advance in the amount of $10,500 from an affiliate.

     In 1995, the Company loaned $101,700 to a company controlled by the Company's Chief Executive Officer at an interest rate of 9% per annum. The loan is collateralized by the officer's vested, but unexercised, Common Stock options.

     In 1995, the Company borrowed $350,000 from a company controlled by a director of the Company. The entire amount, plus interest at the rate of 10% per annum, was repaid in December 1995.

    In 1995, affiliated companies loaned a total of $2,221,900 to the Company, at an interest rate of 9% per annum, in connection with the acquisition of producing oil and gas properties in Colombia. Of this amount, $600,000 was converted to equity by the issuance of 150,000 shares of Common Stock of the Company. The balance of the borrowings is due April 1, 2006 and is subordinated to the same extent as the Debentures are subordinated. The Company incurred interest expense in the amount of $67,600 in 1995 as a result of this indebtedness.

    In 1996, the Company provided a short-term advance to an affiliate in the amount of $10,000.

    In 1996, the Company received remittances in the amount of $120,200 and made payments in the amount of $90,900 for reimbursement of prior period account balances.

    In 1996, the Company charged affiliates $19,400 and was charged $152,300 by affiliates for interest on promissory notes.

    In 1996, the Company loaned $30,000 to a director of the Company, on an unsecured basis, at an interest rate of 9% per annum.

    In 1996, the Company loaned $300,000 to the Chief Executive Officer of the Company at an interest rate of prime plus 0.75% due in quarterly installments. The loan is collateralized by the officer's vested, but unexercised, Common Stock options.

    In 1997 the Company charged interest in the amount of $45,343 to affiliates and was charged interest in the amount of $60,220 by affiliates. The Company paid the affiliates a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

     In 1997 the Company received $10,000 in repayment of a short-term advance to an affiliate, and $61,193 from the Chief Executive Officer for accrued interest and principal on his loan from the Company.

    In 1997 the Company charged an affiliate $23,335 for charges incurred in connection with a potential property acquisition, and $93,642 for an advance and related expenses against an indemnification provided by the affiliate.

    During the year 1997, the Company billed an affiliate a total of $18,814 and received payments of $91,983 which included amounts billed in the prior year, in connection with the affiliate's participation in drilling and production activities in one of the Company's oil properties.

     In 1997, the Company incurred airplane charter expenses in the amount of $72,774 from non-affiliated airplane leasing services, for the use of an airplane owned by the Company's Chief Executive Officer

10.       Preferred Stock

    On December 31, 1997, the Company sold 10,000 shares of Series A 6% Convertible Preferred Stock ("Preferred Stock") for $10 million. The Preferred Stock bears a cumulative dividend of 6% per annum, payable quarterly, and, at the option of the Company, can be paid either in cash or through the issuance of shares of the Company's Common Stock. The Preferred Stock is senior to all other classes of the Company's equity securities. The conversion price of the Preferred Stock is based on the future price of the Company's Common Stock, without discount, but will be no greater than $9.345 per share. Conversion of the Preferred Stock cannot begin until May 1, 1998. Three years from date of issuance, any remaining Preferred Stock will automatically convert into the Company's Common Stock. The Preferred Stock is redeemable, at the option of the Company, at various prices commencing at 115% of the issue price plus any accrued, but unpaid, dividends, and under certain circumstances, at the option of the Preferred Stock holder. Should the Company choose to redeem the issue, the Preferred Stock holder will be entitled to receive 200,000 warrants to purchase the Company's Common Stock. In connection with the sale of the Preferred Stock, warrants to purchase 224,719 shares of Common Stock were issued to the purchaser of the Preferred Stock and warrants to purchase 44,944 shares of Common Stock were issued as a fee for the placement of the issue. The warrants are exercisable over a three year period at a price of $10.68. The fair value of the warrants at December 31, 1997, was estimated at $622,000 using the Black-Scholes pricing model.

11.      Common Stock and Stock Options

    In January 1995, the Company awarded 24,000 shares of Common Stock to an employee pursuant to the terms of an employment agreement. The cost of the stock award, based on the stock's fair market value at the award date, was charged to stockholders' equity and was amortized against earnings over the contract term.

    In July 1995, the Company canceled its Incentive and Nonqualified Stock Option Plans. No options were granted under either plan prior to cancellation.

    During the year 1995, the Company issued options to acquire 200,000 shares of the Company's Common Stock to a consultant. The options had an exercise price of $1.63 and were exercisable for a period of one year, beginning January 2, 1995. Options to acquire 116,666 shares of Common Stock were exercised during the year ended December 31, 1995. In July 1995, the consulting arrangement was terminated and the balance of the options was canceled. The Company also issued options to acquire 200,000 shares of the Company's Common Stock to an employee under the terms of an employment agreement.

    In April 1996 and June 1996, the Company's Board of Directors and shareholders, respectively, approved the Company's 1996 Incentive Equity Plan ("Plan"). The purpose of the Plan is to enable the Company to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of the Company's Common Stock that may be issued pursuant to the Plan, and the maximum number of shares of Common Stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000, respectively.

    During the year 1996, the Company issued options to acquire 100,000 shares of the Company's Common Stock to a consultant. The options had an exercise price of $4.00 and were exercisable over a period of 180 days, beginning May 21, 1996. The options were fully exercised during the year 1996. The Company also issued options to acquire 20,000 shares of the Company's Common Stock to an employee under the terms of an employment agreement.

    On May 30, 1997, the Company issued options to acquire 470,000 and 125,000 shares of Common Stock to certain employees and a consultant, respectively, in accordance with the provisions of the 1996 Incentive Equity Plan. Options to acquire 15,000 shares of Common Stock were subsequently cancelled. The options have an exercise price equal to the market value at date of grant and become exercisable over various periods ranging from two to five years from the date of grant. No options were exercised during the period ended December 31, 1997. The Company recognized deferred compensation expense of $909,000 resulting from the grant to the consultant. Of this amount, $106,000 was reported as compensation expense during the year ending December 31, 1997. The balance of deferred compensation expense will be amortized over the remaining vesting period of the option.

    In May 1997, the Company's stockholders approved the Company's 1997 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), which provided that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of the Company's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. Subject to shareholder approval, the Board of Directors increased the number of shares of the Company's Common Stock subject to option from 3,000 to 15,000 vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At December 31, 1997, a total of 45,000 options had been granted under the Directors Plan.

    As of December 31, 1997, the Company had outstanding options for 548,000 shares of Common Stock to certain employees of the Company. These options, which are not covered by the Incentive Equity Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options, which ranges from $1.25 to $4.38, is the fair market value of the Common Stock at the date of grant. There is no contractual expiration date for exercise of a portion of these options. Options to acquire 154,000 shares of Common Stock were exercised in 1997, and options to acquire 40,000 shares of Common Stock were cancelled in 1997. Options to acquire 344,000 shares of Common Stock were exercisable at December 31, 1997.

     Information regarding the shares under option and weighted average exercise price for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                      1995                         1996                         1997
                                           ----------------------------  -------------------------- ------------------------------
                                           ----------------------------  -------------------------- ------------------------------

                                                            Wt. Avg.                    Wt. Avg.                       Wt. Avg.
                                              Shares         Ex. Pr.       Shares        Ex. Pr.       Shares          Ex. Pr.
    Beginning of year                           890,000          $1.42       740,000         $1.40       742,000            $1.49
    Granted                                     400,000          $1.56       120,000         $4.06       640,000           $15.50
    Exercised                                 (116,666)          $1.63     (118,000)         $3.58     (154,000)            $1.47
    Canceled                                  (433,334)          $1.52        -             -           (55,000)            $5.31
                                           -------------                 ------------               -------------
                                           =============                 ============               =============
    End Of Year                                 740,000          $1.40       742,000         $1.49     1,173,000            $8.95
                                           =============                 ============               =============
    Options exercisable
      at end of year                            176,000          $1.34       306,000         $1.37       344,000            $1.38
                                           =============   ============  ============  ============ =============    =============
                                           =============   ============  ============  ============ =============    =============
    Weighted average fair value of
    options granted during the year              $0.29                        $1.17                       $6.99
                                                 ------                       ------                      -----

    The fair value of each option granted during 1995, 1996 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) risk-free interest rates ranging from 4.9% to 7.9%, (b) expected volatility ranging from 43.2% to 58.4%, (c) average time to exercise ranging from six months to five years, and (d) expected dividend yield of 0.0%.

The following table summarizes information about stock options outstanding at December 31, 1997:


                                          Options Outstanding                                    Options Exercisable
                                   ---------------------------------------------------   ------------------------------------
                                   ---------------------------------------------------   ------------------------------------

                                        Number            Average         Weighted            Number            Weighted
                  Range of          Outstanding at       Remaining         Average        Exercisable at         Average
               Exercise prices       December 31,       Contractual       Exercise         December 31,      Exercise Price
                                         1997               Life            Price              1997
               ----------------    -----------------   ---------------  --------------   -----------------   ----------------
               ----------------    -----------------   ---------------  --------------   -----------------   ----------------
                $1.25 - $1.38           308,000             (1)         $        1.29        240,000         $    1.29


                    $1.50               220,000             (2)         $        1.50        100,000         $    1.50


                    $4.38               20,000           not stated     $        4.38          4,000         $    4.38


                   $15.50               625,000          9.4 years      $        15.50           -           $      -

                                   -----------------                                     -----------------
                                   =================                                     =================

               $1.25 - $15.50         1,173,000                                              344,000
                                   =================                                     =================
                                   =================                                     =================

(1) No contractual expiration date for 163,000 options; balance of 145,000 options, to the extent they are vested, expire one year following termination of option holder's employment.

(2) No contractual expiration date for 180,000 options; remaining contractual life for 40,000 options is ten months.

    The Company accounts for stock based compensation to employees under the rules of Accounting Principles Board Opinion No 25. The compensation cost for options granted in 1995, 1996 and 1997 was $30,800, $30,136, and $482,793,
respectively. If the compensation cost for the Company's 1995, 1996 and 1997 grants to employees had been determined consistent with SFAS No. 123, the Company's net income and net earnings per common share (basic) for 1995, 1996 and 1997 would approximate the proforma amounts set forth below:


                                      1995                           1996                              1997
                                 -----------------------------  --------------------------------  -------------------------------
                                 -----------------------------  --------------------------------  -------------------------------

                                   As Reported     Proforma       As Reported      Proforma        As Reported      Proforma

              Net income            $546,532       $522,785       $3,764,716      $3,745,218        $2,397,447     $2,094,736

              Net earnings per
                common share
                 (basic)              $0.07         $0.06            $0.43           $0.43            $0.23           $0.20


    On May 30, 1997, the Company's Board of Directors authorized, on a deferred basis, the issuance of 200,000 shares of Common Stock to the Company's
President, the issuance of such shares being contingent upon the officer remaining in the employ of the Company for a period of two years succeeding the expiration of his existing employment contract at December 31, 1999, with such shares to be issued in two equal installments at the end of each of the two succeeding years.

    Additionally, the Board of Directors authorized the issuance of 100,000 shares of performance shares to the Company's President, issuable at the end of calendar year 1998 provided that certain operating results are reported by the Company at the end of that year.

12.      Earnings Per Share

    (In thousands, except per share data)
                                              1995                           1996                               1997
                                  ----------------------------- -------------------------------- -----------------------------------
                                  ----------------------------- ------------------------------- ------------------------------------

                                   Income   Shares  Per share    Income    Shares    Per share   Income     Shares      Per share
    Income available to
       common stockholders
       - basic EPS                 $   547   8,327    $   0.07   $  3,765     8,804   $  0.43    $  2,397     10,650       $   0.23

    Effect of dilutive
    securities:
      Contingently issuable                    330                              371                              350
    shares
      Convertible Debentures             9      41                    559     2,650                   203      1,001
                                  --------- -------             --------------------            ---------- ----------
                                  --------- -------             --------------------            ---------- ----------

    Income available to
      common stockholders
      and assumed conversions
        - diluted EPS              $  556    8,699    $   0.06   $    4,324   11,825   $  0.37    $ 2,600      12,001      $   0.22

                                  ========= ======= =========== ==================== ========== ========== ========== ==============
                                  ========= ======= =========== ==================== ========== ========== ========== ==============


13.      Quarterly Financial Data (unaudited)

         The following is a tabulation of unaudited quarterly operating results for 1996 and 1997:

                                                                      Net         Basic Net      Diluted Net
                                    Total            Gross          Income      Income (Loss)   Income (Loss)
                                    Revenues         Profit          (Loss)        Per Share       Per Share
                                    --------         ------         -------      ------------    ------------
            1996
            ----


            First Quarter        $  7,387,290     $  2,506,692     $   755,488            0.09           $0.08

            Second Quarter
                                    8,002,828        2,717,416         734,375            0.09            0.08
            Third Quarter
                                    7,762,922        2,530,891         730,869            0.08            0.07
            Fourth Quarter
                                   10,049,304        3,970,582       1,543,984            0.17            0.14
                                --------------   --------------  --------------
                                ==============   ==============  ==============
                                 $ 33,202,344     $ 11,725,581    $  3,764,716
                                ==============   ==============  ==============
            1997
            ----

            First Quarter         $ 9,563,474     $  3,912,379    $  1,441,582            0.14          $0.12

            Second Quarter
                                    8,271,953        1,945,168         507,300            0.05           0.05
            Third Quarter
                                    8,942,773        2,424,537         598,618            0.06           0.05
            Fourth Quarter
                                    9,217,562        2,200,062       (150,053)          (0.01)          (0.01)
                                --------------   --------------  --------------
                                ==============   ==============  ==============
                                   35,995,762       10,482,146       2,397,447
                                ==============   ==============  ==============

 14.     Retirement Plan

    The Company sponsors a defined contribution retirement savings plan ("401(k) Plan") to assist all eligible U.S. employees in providing for retirement or other future financial needs. The Company currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. The Company's contributions to the 401(k) Plan were $25,745, $44,014 and $41,762 in 1995, 1996 and 1997, respectively.

15.      Commitments and Contingencies

    The Company is a defendant in various legal proceedings, which arise in the normal course of business. Based on discussions with legal counsel, management does not believe that the ultimate resolution of such actions will have a significant effect on the Company's financial statements or operations.

    Leases

     The Company leases office space, vehicles and office equipment under non-cancelable operating leases expiring in the years 1998 through 2002. Future minimum lease payments under all leases are as follows:


                                           Year Ending December 31,

                                         1998                      $308,660
                                         1999                       233,521
                                         2000                        86,503
                                         2001                        35,697
                                         2002                        13,105
                                                              ==============
                                                                   $677,486
                                                              ==============

    Rent expense amounted to $129,470, $246,013 and $248,596 for the years ended December 31, 1995, 1996 and 1997, respectively.

    Concentration of Credit Risk and Major Customers

    The Company invests its cash primarily in deposits with major banks. Certain deposits may, at times, be in excess of federally insured limits ($2,461,583 and $3,951,106 at December 31, 1996 and December 31, 1997, respectively, according to bank records). The Company has not incurred losses related to such cash balances.

    The Company's accounts receivable result from its activities in the oil and gas industry. Concentrations of credit risk with respect to trade receivables are limited due to the large number of joint interest partners comprising the Company's customer base. Ongoing credit evaluations of the financial condition of joint interest partners are performed and generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses have not exceeded management's expectations. Included in accounts receivable at December 31, 1996 and 1997 are the following amounts due from unaffiliated parties (each accounting for 10% or more of accounts receivable):


                                                                 1996                 1997
                                                                 ----                 ----


                                Customer A            $       2,566,700       $     1,482,600
                                                         ====================    ===============

                                Customer B            $       1,267,100       $      931,965
                                                         ====================    ===============

                                Customer C            $        899,600        $      745,567
                                                         ====================    ===============



    Sales to major unaffiliated customers (customers accounting for 10 percent or more of gross revenue), all representing purchasers of oil and gas and related transportation tariffs and the applicable geographic area for each customer, for each of the years ended December 31, 1995, 1996 and 1997 are as follows:



             Geographic Area                                 1995               1996               1997
                                                             ----               ----               ----

             Customer A       Colombia               $     4,505,000    $    13,594,000    $    10,769,000
                                                        ===============    ==============     ==============

             Customer B       United States          $     2,926,000    $     4,117,000    $    7,738,280
                                                        ===============    ==============     ==============

             Customer C       United States          $     2,150,000    $        -         $        -
                                                        ===============    ==============     ==============



All sales to the geographic area of Colombia are to the government owned oil company.


    Contingencies

    The Company is subject to extensive Federal, state, and local environmental laws and regulations. These requirements, which change frequently, regulate the discharge of materials into the environment. The Company believes that it is in compliance with existing laws and regulations.

    Environmental Contingencies

    Pursuant to the purchase and sale agreement of an asphalt refinery in Santa Maria, California, the sellers agreed to perform certain remediation and other environmental activities on portions of the refinery property through June 1999. Because the purchase and sale agreement contemplates that the Company might also incur remediation obligations with respect to the refinery, the Company engaged an independent consultant to perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period. The Company, however, believes that all required remediation will be completed by the seller within the five year period. Environmental compliance surveys such as those the Company has had performed are limited in their scope and should not be expected to disclose all environmental contamination as may exist.

    In accordance with the Articles of Association for the Cocorna Concession, the Concession expired in February 1997 and the property interest reverted to Ecopetrol. The property is presently under operation by Ecopetrol. Under the terms of the acquisition of the Concession, the Company and the operator were required to perform various environmental remedial operations, which the operator advises have been substantially, if not wholly, completed. The Company and the operator are awaiting an inspection of the Concession area by Colombian officials to determine whether the government concurs in the operator's conclusions. Based upon the advice of the operator, the Company does not anticipate any significant future expenditures associated with the environmental requirements for the Cocorna Concession.

    In 1993, the Company acquired a producing mineral interest from a major oil company ("Seller"). At the time of acquisition, the Company's investigation revealed that the Seller had suffered a discharge of diluent (a light oil based fluid which is often mixed with heavier grade crudes). The purchase agreement required the Seller to remediate the area of the diluent spill. After the Company assumed operation of the property, the Company became aware of the fact that diluent was seeping into a drainage area, which traverses the property. The Company took action to eliminate the fluvial contamination and requested that the Seller bears the cost of remediation. The Seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the Seller has agreed to remediate. The Company has commenced an investigation into the source of the contamination to ascertain whether it is physically part of the area which the Seller agreed to remediate or is a separate spill area. Investigation and discussions with the Seller are ongoing. Should the Company be required to remediate the area itself, the cost to the Company could be significant. The Company has spent approximately $240,000 to date in remediation activities, and present estimates are that the cost of complete remediation could approach $1 million. Since the investigation is not complete, an accurate estimate of cost cannot be made.

    In 1995, the Company agreed to acquire, for less than $50,000, an oil and gas interest on which a number of oil wells had been drilled by the seller. None of the wells were in production at the time of acquisition. The acquisition agreement required that the Company assume the obligation to abandon any wells that the Company did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to the Company were obtained. The Company has been unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. The leases have expired and the Company is presently considering whether to attempt to secure new leases. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $800,000. The Company is currently unable to assess its exposure to third parties if the Company elects to plug such wells without first obtaining necessary consent.

    The Company, as is customary in the industry, is required to plug and abandon wells and remediate facility sites on its properties after production operations are completed. The cost of such operation will be significant and will occur, from time to time, as properties are abandoned.

    There can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. The incurrence of such environmental compliance costs could be materially adverse to the Company. No assurance can be given that the costs of closure of any of the Company's other oil and gas properties would not have a material adverse effect on the Company.

16. Business Segments

The Company considers that its operations are principally in one industry segment that of acquisition, exploration, development and production of oil and gas reserves. A summary of the Company's operations by geographic area for the years ended December 31, 1995, 1996 and 1997 is as follows:


(Dollars in thousands)                      United                                                   Corporate &
                                            States             Canada             Colombia              Other               Total
Year ended December 31, 1995
   Total revenues                           $    11,538     $       1,577          $      4,505      $   74            $    17,694


   Production costs                               7,431               901                 2,229           -                 10,561

  Other operating expenses                          398               243                    51           -                    692
   Depreciation, depletion and
      amortization                                1,735               156                   823         113                  2,827
   Income tax expense (benefit)                     849               147                   645      (1,191)                   450
                                       -----------------   ---------------    ------------------
   Results of operations from oil
      and gas producing activities                1,125               130                   757
                                       =================   ===============    ==================
   Interest and other expenses (net)                                                                  2,617                   2,617
                                                                                                  ===================  =============
   Net income (loss)                                                                                $(1,465)            $       547

                                                                                                  ===================  =============

   Identifiable assets at
      December 31, 1995                          19,525             3,963                13,514        2,749                  39,751
                                       =================   ===============    ==================  ===================  =============
Year ended December 31, 1996

   Total revenues                        $       15,907     $       3,105     $          13,594    $     596                  33,202

   Production costs                               8,160             1,172                 5,272           -                   14,604

  Other operating expenses                          759               536                   213           -                    1,508

   Depreciation, depletion and
      Amortization                                2,565               353                 2,275          334                   5,527
   Income tax expense (benefit)                   1,561                 -                 2,917       (1,520)                  2,958

                                       -----------------   ---------------    ------------------
   Results of operations from oil
      and gas producing activities                2,862             1,044                 2,917
                                       =================   ===============    ==================
   Interest and other expenses (net)                                                                   4,840                   4,840
                                                                                                  ===================  =============
   Net income (loss)                                                                                  (3,058)                  3,765
                                                                                                  ===================  =============
   Identifiable assets at
      December 31, 1996                  $      28,730       $     5,346        $       12,473     $  2,568             $     49,117
                                       =================   ===============    ==================  ===================  =============
Year ended December 31, 1997
   Total revenues                        $      21,359       $     2,582        $       10,769     $  1,286             $     35,996
   Production costs                             10,461             1,080                 5,066           -                    16,607
                                                                                                          -
  Other operating expenses                        4,112              472                   246          295                    5,125
   Depreciation, depletion and
      amortization                                4,541              543                 1,797          384                    7,265

   Income tax expense (benefit)                     752              158                 1,495         (529)                   1,876
                                       -----------------   ---------------    ------------------
   Results of operations from oil
      and gas producing activities          $     1,493          $   329        $        2,165

                                       =================   ===============    ==================
   Interest and other expenses (net)                                                                   2,726                   2,726
                                                                                                  ===================  =============
   Net income (loss)                                                                                $ (1,590)           $      2,397
                                                                                                  ===================  =============
   Identifiable assets at
      December 31, 1997                     $    46,886     $      7,460        $       11,047      $ 12,263             $    77,656
                                       =================   ===============    ==================  ===================  =============


17.      Subsequent Events (unaudited)

    On March 18, 1998, the Company entered into a preliminary agreement with Omimex Resources, Inc., a privately held Fort Worth, Texas oil and gas company ("Omimex"), which operates a substantial portion of Company's producing properties, to enter into a business combination ("Agreement"). At the date of this report, all of the details of the business combination have not been fully negotiated. However, the principle features of the combination would be that all of the assets of the Company, save its California operations, would be combined with the assets of Omimex, with the Company being the surviving corporation. Since entering into the Agreement, Omimex has indicated an interest that the Company include its Indonesian operations in the proposed combination, and this inclusion is under negotiations. The economic terms of the transaction would be to issue common shares to the shareholders of Omimex on a basis proportionate to the respective net asset values of the two companies, determined by replacing the account for properties on the respective balance sheets by the present worth, calculated at a ten percent discount, of the proved reserves of the apposite company and adjusting that number by other assets and liabilities. Credit would also be given for oil and gas properties deemed to have exploration or development potential. Should definitive agreements be obtained and the combination consummated, it is expected that the Company will issue a number of shares to the holders of Omimex stock such that such holders will own in excess of fifty but less than sixty percent of the outstanding stock of the Company. Management of Omimex would become management of the Company, which would be headquartered in Fort Worth, Texas. The Company's California operations would be held by Saba Petroleum, Inc., an existing subsidiary, the shares of which would be distributed proportionately to the Company's shareholders immediately prior to the consummation of the business combination. Structuring of the transaction is in the preliminary stage and far from fully negotiated. Consummation of the transaction would require shareholder approval, various governmental approvals and agreement on various matters which are yet unresolved. Closing of the transaction is expected to take approximately three months.

Approximately $8.8 million in principal amount of bank debt matured for payment on April 30, 1998 (see Note 8, Long Term Debt). The Company and its bank were in discussions to restructure the terms of the loan agreement and extend the maturities of the short-term loans to a time which would accommodate the proposed business combination with Omimex provided that a $2.0 million payment was made on April 30, 1998 and a definitive agreement with Omimex was executed. The definitive agreement with Omimex has not as yet been concluded and the Company was unable to make the $2.0 million payment. Therefore, no extension was secured and the $8.8 million of principal indebtedness remains due and payable. The Company is continuing its discussions with the bank in an attempt to restructure the indebtedness and is continuing its negotiations with Omimex with a definitive agreement to be executed by May 15, 1998. The bank has not declared the loan in default by giving notice to the Company as required pursuant to the terms of the loan agreement.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

Estimated Proved Reserves

Estimates of the Company's proved developed and undeveloped oil and gas reserves for its working and royalty interest wells were prepared by independent engineers. The estimates are based upon engineering principles generally accepted in the petroleum industry and take into account the effect of past performance and existing economic conditions. Reserve estimates vary from year to year because they are based upon judgmental factors involved in interpreting and analyzing production performance, geological and engineering data and changes in prices, operating costs and other economic, regulatory, and operating conditions. Changes in such factors can have a significant impact on the estimated future recoverable reserves and estimated future net revenue by changing the economic lives of the properties. Proved undeveloped oil and gas reserves include only those reserves which are expected to be recovered on undrilled acreage from new wells which are reasonably certain of production when drilled, or from presently existing wells which could require relatively major expenditures to effect recompletion. Presented below is a summary of proved reserves of the Company's oil and gas properties:

                                                    United
                                                    States            Canada (1)            Colombia               Total
                                                    ------            ----------            --------               -----
Year ended December 31, 1995
Oil (Barrels)
Proved reserves:
      Beginning of year                                6,671,341            464,390            -                      7,135,731

      Acquisition, exploration and
          Development of minerals in
          place                                        1,295,876            289,113             5,473,310            7,058,299

      Revisions of previous estimates                  (691,553)            264,497            -                      (427,056)

      Production                                       (710,271)           (85,800)              (430,808)          (1,226,879)


      Sales of minerals in place                         (2,798)            (6,000)            -                        (8,798)
                                              ===================   ================  ===================== ====================
      End of year                                      6,562,595           926,200               5,042,502           12,531,297

                                              ===================   ================  ===================== ====================

Proved developed reserves, end of year                 5,385,856           750,500               4,731,369           10,867,725

                                              ===================   ================  ===================== ====================

Gas (Thousands of cubic feet) Proved reserves:
      Beginning of year                                7,225,973          2,565,800                  -                9,791,773

      Acquisition, exploration and
          Development of minerals in
          place                                        1,333,669            464,028            -                      1,797,697

      Revisions of previous estimates                  1,519,718          7,832,888            -                      9,352,606

      Production                                       (938,577)          (398,616)            -                    (1,337,193)

      Sales of minerals in place                        (37,734)           (88,100)            -                      (125,834)

                                              ===================   ================  ===================== ====================
      End of year                                      9,103,049         10,376,000            -                      19,479,049

                                              ===================   ================  ===================== ====================

Proved developed reserves, end of year                 8,190,986          2,051,000            -                      10,241,986

                                              ==================================================================================
                                              ==================================================================================


(1) See reference (1) on page F-33





Year ended December 31, 1996
Oil (Barrels)
Proved reserves:
    Beginning of year                                  6,562,595            926,200           5,042,502              12,531,297
    Acquisition, exploration and
     development of minerals in place                  4,501,828            103,837                                   4,605,665
                                                                                               -
    Revisions of previous estimates                    5,950,525             24,771           5,595,772              11,571,068
    Production                                         (803,070)           (134,008)         (1,031,207)             (1,968,285)
    Sales of minerals in place                          (60,820)                                                       (60,820)
                                                                           -                   -
                                              ===================   ================  ===================== ====================
    End of year                                       16,151,058            920,800              9,607,067           26,678,925
                                              ===================   ================  ===================== ====================

Proved developed reserves, end of year                 7,993,854            710,000              4,692,140           13,395,994
                                              ===================   ================  ===================== ====================

Gas (Thousands of cubic feet) Proved reserves:
    Beginning of year                                  9,103,049         10,376,000                                  19,479,049
                                                                                               -
    Acquisition, exploration and
       development of minerals in
       place                                           4,186,184            924,033                                   5,110,217
                                                                                               -
    Revisions of previous estimates                    1,046,326             48,213                                   1,094,539
                                                                                               -
    Production                                       (1,089,576)          (561,042)                                 (1,650,618)
                                                                                               -
    Sales of minerals in place                         (132,018)          (236,204)                                   (368,222)
                                                                                               -
                                              ===================   ================  ===================== ====================
    End of year                                       13,113,965         10,551,000                                  23,664,965
                                                                                               -
                                              ===================   ================  ===================== ====================

Proved developed reserves, end of year                11,520,707          2,654,000                                  14,174,707
                                                                                               -
                                              ===================   ================  ===================== ====================


Year ended December 31, 1997
Oil (Barrels)
Proved reserves:
    Beginning of year                                 16,151,058            920,800              9,607,067           26,678,925
    Acquisition, exploration and
     development of minerals in place                  4,200,193              9,640              1,600,225            5,810,058

    Revisions of previous estimates                  (6,139,246)            (24,055)             2,247,541          (3,915,760)
    Production                                       (1,120,645)            (99,685)              (886,651)          (2,106,981)
    Sales of minerals in place                       (2,541,157)               -                     -               (2,541,157)

                                              ===================   ================  ===================== ====================
    End of year                                       10,550,203            806,700             12,568,182           23,925,085
                                              ===================   ================  ===================== ====================

Proved developed reserves, end of year                 8,048,356            603,600              7,964,016           16,615,972
                                              ===================   ================  ===================== ====================

(1) See reference (1) on page F-33



Year ended December 31, 1997 (continued) Gas (Thousands of cubic feet) Proved reserves:

    Beginning of year                                 13,113,965         10,551,000                                  23,664,965
                                                                                               -
    Acquisition, exploration and
       development of minerals in place              13,337,886          1,190,546                                   14,528,432
                                                                                               -
    Revisions of previous estimates                 (4,477,286)            (23,832)                                  (4,501,118)
                                                                                               -
    Production                                      (1,673,914)          (733,714)                                   (2,407,628)
                                                                                               -
    Sales of minerals in place                                                                                            9,805
                                                           9,805                  -            -
                                              ===================   ================  ===================== ====================
    End of year                                       20,310,456         10,984,000                                  31,294,456
                                                                                               -
                                              ===================   ================  ===================== ====================

Proved developed reserves, end of year                13,988,220          3,412,000                                  17,400,220
                                                                                               -
                                              ===================   ================  ===================== ====================


(1) The proved reserve information on December 31, 1995, 1996 and 1997 includes the following proved reserve amounts attributable to the approximately 26% minority interest resulting from the CRPL business combination with BLRC in October 1995. See Note 2 of Notes to Consolidated Financial Statements.

                                                                         1995                 1996                 1997
                                                                         ----                 ----                 ----
Oil (Bbls)                                                                                         236,911              208,417
                                                                            237,237
Gas (Mcf)                                                                 2,657,709              2,714,646            2,837,793
Barrels of Oil Equivalent (BOE)                                                                    689,352              681,382
                                                                            680,189
Standardized measure of discounted future
net cash flows                                                         $  1,893,643          $   2,840,628          $ 2,351,565


     Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserve

          The following information at December 31, 1995, 1996 and 1997 has been prepared in accordance with Statement of Financial Accounting Standards No. 69, which requires the standardized measure of discounted future net cash flows to be based on sales prices, costs and statutory income tax rates in effect at the time the projections are made and a 10 percent per year discount rate. The projections should not be viewed as estimates of future cash flows nor should the "standardized measure" be interpreted as representing current value to the Company (dollars in thousands).


                                                                                   December 31, 1995

                                                             United
                                                             States          Canada (1)          Colombia            Total
                                                             ------          ----------          --------            -----

          Future cash inflows                                $  100,559      $      25,411       $    52,335        $   178,305
          Future production costs                              (56,871)            (8,979)          (30,193)           (96,043)
          Future development costs                              (3,997)            (3,064)           (1,675)            (8,736)
          Future income tax expenses                           (10,872)            (3,204)           (5,623)           (19,699)
                                                         ---------------  -----------------   ---------------   ----------------
                                                         ---------------  -----------------   ---------------   ----------------
          Future net cash flows                                  28,819             10,164            14,844             53,827
          10 percent annual discount for
              estimated timing of cash flows                    (9,585)            (2,771)           (2,406)           (14,762)
                                                         ---------------  -----------------   ---------------   ----------------
                                                         ---------------  -----------------   ---------------   ----------------
          Standardized measure of discounted
              future net cash flows                         $    19,234     $        7,393       $    12,438       $     39,065
                                                         ===============  =================   ===============   ================
                                                                                   December 31, 1996
          Future cash inflows                                $  324,206      $      39,985        $  157,552        $   521,743
          Future production costs                             (143,964)           (13,247)          (63,458)          (220,669)
          Future development costs                             (24,432)              (587)          (22,153)           (47,172)
          Future income tax expenses                           (36,539)            (9,529)          (22,172)           (68,240)
                                                         ---------------  -----------------   ---------------   ----------------
                                                         ---------------  -----------------   ---------------   ----------------
          Future net cash flows                                 119,271             16,622            49,769            185,662
          10 percent annual discount for
              estimated timing of cash flows                   (45,942)            (5,581)          (17,650)           (69,173)
                                                         ---------------  -----------------   ---------------   ----------------
                                                         ---------------  -----------------   ---------------   ----------------
          Standardized measure of discounted
              future net cash flows                         $    73,329      $      11,041       $    32,119        $   116,489
                                                         ===============  =================   ===============   ================
                                                                                   December 31, 1997
          Future cash inflows                                $  184,240      $      30,826        $  167,418        $   382,484
          Future production costs                              (87,803)           (11,639)          (71,327)          (170,769)
          Future development costs                             (18,263)                                                (28,136)
                                                                                   (1,604)           (8,269)
          Future income tax expenses                           (15,773)                             (36,022)           (56,102)
                                                                                   (4,307)
                                                         ---------------  -----------------   ---------------   ----------------
                                                         ---------------  -----------------   ---------------   ----------------
          Future net cash flows                                  62,401             13,276            51,800            127,477
          10 percent annual discount for
              estimated timing of cash flows                   (16,572)                             (16,878)           (37,624)
                                                                                   (4,174)
                                                         ---------------  -----------------   ---------------   ----------------
                                                         ---------------  -----------------   ---------------   ----------------
          Standardized measure of discounted
              future net cash flows                         $    45,829     $        9,102       $    34,922       $     89,853
                                                         ===============  =================   ===============   ================
                                                         ===============  =================   ===============   ================

          (1) See reference (1) on page F-33

       The following are the principal sources of changes in the standardized measure of discounted future net cash flows during 1995, 1996 and 1997 (dollars in thousands).


                                                                                                 1995
                                                                    United
                                                                    States           Canada (1)       Colombia             Total
                                                                    ------           ----------       --------             -----
       Balance at beginning of year                                 $   18,779       $      2,348     $   -             $     21,127
       ----------------------------

       Acquisitions, discoveries and extensions                          6,561              2,123          17,848             26,532
       Sales and transfers of oil and gas
          produced, net of production costs                            (3,873)              (670)         (1,837)            (6,380)
       Changes in estimated future development costs                     2,329            (2,716)         -                    (387)
       Net changes in prices, net of production costs                  (1,682)              1,614         -                     (68)
       Sales of reserves in place                                         (11)              (115)         -                    (126)
       Development costs incurred during the period                        126           -                -                      126
       Changes in production rates and other                           (3,358)            (2,757)         -                  (6,115)
       Revisions of previous quantity estimates                        (1,452)              7,313         -                    5,861
       Accretion of discount                                             2,367                332         -                    2,699
       Net change in income taxes                                        (552)               (79)         (3,573)            (4,204)
                                                                 --------------    ---------------  --------------    --------------
                                                                 ==============    ===============  ==============    ==============
       Balance at end of year                                       $   19,234       $      7,393     $    12,438       $     39,065
                                                                 ==============    ===============  ==============    ==============
                                                                 ==============    ===============  ==============    ==============


                                                                                                 1996
                                                                    United
                                                                    States           Canada (1)       Colombia             Total
                                                                    ------           ----------       --------             -----
       Balance at beginning of year                                 $   19,234       $      7,393     $    12,438       $     39,065
       ----------------------------
       Acquisitions, discoveries and extensions                         43,988              1,604         -                   45,592
       Sales and transfers of oil and gas
          produced, net of production costs                            (7,590)            (1,845)         (7,605)           (17,040)
       Changes in estimated future development costs                  (15,038)              2,430        (16,233)           (28,841)
       Net changes in prices, net of production costs                   14,951              5,680          20,390             41,021
       Sales of reserves in place                                        (667)               (77)         -                    (744)
       Development costs incurred during the period                        330                120         -                      450
       Changes in production rates and other                                16              (490)         (2,236)            (2,710)
       Revisions of previous quantity estimates                         32,023                436          32,781             65,240
       Accretion of discount                                             2,467                748           1,601              4,816
       Net change in income taxes                                     (16,385)            (4,958)         (9,017)           (30,360)
                                                                 --------------    ---------------  --------------    --------------
                                                                 ==============    ===============  ==============    ==============
       Balance at end of year                                       $   73,329        $    11,041     $    32,119        $   116,489
                                                                 ==============    ===============  ==============    ==============
                                                                 ==============    ===============  ==============    ==============

       (1) See reference (1) on page F-33







                                                                                                 1997
                                                                    United
                                                                    States           Canada (1)       Colombia             Total
                                                                    ------           ----------       --------             -----
       Balance at beginning of year                                 $   73,329        $    11,041     $    32,119        $   116,489
       ----------------------------
       Acquisitions, discoveries and extensions                         31,593                                                40,687
                                                                                              726           8,368
       Sales and transfers of oil and gas
          produced, net of production costs                           (10,497)            (1,254)         (5,611)           (17,362)
       Changes in estimated future development costs                                      (1,108)                             18,043
                                                                         9,920                              9,231
       Net changes in prices, net of production costs                 (51,463)            (4,739)        (15,151)           (71,353)
       Sales of reserves in place                                      (4,314)                                               (4,314)
                                                                                                -               -
       Development costs incurred during the period
                                                                         1,601                 70           (719)                952
       Changes in production rates and other                           (9,298)                                               (8,149)
                                                                                            (927)           2,076
       Revisions of previous quantity estimates                       (20,764)                                              (11,129)
                                                                                            (126)           9,761
       Accretion of discount                                                                                                  15,526
                                                                         9,515              1,540           4,471
       Net change in income taxes                                       16,207                            (9,622)             10,464
                                                                                            3,879
                                                                 --------------    ---------------  --------------    --------------
                                                                 ==============    ===============  ==============    ==============
       Balance at end of year                                       $   45,829       $      9,102     $    34,923       $     89,854
                                                                 ==============    ===============  ==============    ==============
                                                                 ==============    ===============  ==============    ==============

       (1) See reference (1) on page F-33

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Saba Petroleum Company

     Our report on the consolidated financial statements of Saba Petroleum Company and subsidiaries, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, is included on page F-2 of this Form S-1/A. In connection with our audits of such consolidated financial statements, we have also audited the related consolidated financial statement schedule listed in the index on page F-1 of this Form S-1/A.

    In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein. This information should be read in conjunction with the explanatory paragraph of our report referred to above.



COOPERS & LYBRAND L.L.P.


Los Angeles, California
April 15, 1998




                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                  Years ended December 31, 1995, 1996 and 1997
                             (dollars in thousands)




                                                                                  Additions
                                                                       ---------------------------------
                                                                       ---------------------------------

                                                       Balance at         Charged       Charged         Deductions       Balance at
                                                        beginning            to         to other           from           close of
                                                        of period          income       accounts         reserves          period
1995
Amounts deducted from applicable assets:
     Accounts receivable                                         62            12           (17)             -               57

     Deferred income taxes
                                                                  -           155            -               -              155
     Other non current assets

     Reserves included in other non current liabilities:         85            18             17            78               42

     Restoration and reclamation                                 64            26             -             -                90


1996
Amounts deducted from applicable assets:
     Accounts receivable                                    $    57          $ 12         $   -         $    4           $   65

     Deferred income taxes                                      155           897             -              -            1,052

     Other non current assets                                    42            12             -             19               35


     Reserves included in other non current liabilities:
     Restoration and reclamation                                 90            28             -             30               88


1997
Amounts deducted from applicable assets:
     Accounts receivable                                     $   65        $   12        $    -         $    8            $  69

     Deferred income taxes                                    1,052           818             -              -            1,870

     Other non current assets                                    35            -              -              -               35

     Reserves included in other non current liabilities:




No dealer, salesperson or other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

TABLE OF CONTENTS

                                                Page

Prospectus Summary............................
Cautionary Statement Regarding Forward
  Looking Statements..........................
Risk Factors..................................
The Company...................................
Use of Proceeds...............................
Capitalization................................
Price Range of Common Stock and
  Dividend Policy.............................
Selected Financial Data.......................
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations...............................
Business......................................
Management....................................
Principal Stockholders........................
Description of Capital Stock..................
Shares Eligible for Future Sale...............
Underwriting..................................
Certain Legal Matters.........................
Incorporation by Reference....................
Experts.......................................
Available Information.........................
Index to Financial Statements.................   F-1
Report of Netherland, Sewell & Associates.....   A-1
Report of Sproule Associates Limited..........   B-1
Glossary .........C-1

                                2,165,898 Shares

                               [graphic omitted]

                             SABA PETROLEUM COMPANY

                                  Common Stock

                                   PROSPECTUS
                                   May 13, 1998








                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    Estimated expenses in connection with the issuance and distribution of the Common Stock other than underwriting discounts and commissions, all of which will be borne by the Company.


                 ---------------------------------------------------------------------- ----------------

                 Commission registration fee..................................                   $4,328
                 ---------------------------------------------------------------------- ----------------
                 ---------------------------------------------------------------------- ----------------

                 NASD filing fee..............................................
                 ---------------------------------------------------------------------- ----------------
                 ---------------------------------------------------------------------- ----------------

                 American Stock Exchange listing fee..........................                   17,500
                 ---------------------------------------------------------------------- ----------------
                 ---------------------------------------------------------------------- ----------------

                 Blue Sky fees and expenses...................................
                 ---------------------------------------------------------------------- ----------------
                 ---------------------------------------------------------------------- ----------------

                 Printing and engraving expenses..............................                   15,000
                 ---------------------------------------------------------------------- ----------------
                 ---------------------------------------------------------------------- ----------------

                 Legal fees and expenses......................................                   70,000
                 ---------------------------------------------------------------------- ----------------
                 ---------------------------------------------------------------------- ----------------

                 Accounting fees and expenses.................................                    5,000
                 ---------------------------------------------------------------------- ----------------
                 ---------------------------------------------------------------------- ----------------

                 Transfer agent and registrar fees............................                   40,000
                 ---------------------------------------------------------------------- ----------------
                 ---------------------------------------------------------------------- ----------------

                 Other........................................................                    3,000
                 ---------------------------------------------------------------------- ----------------
                 ---------------------------------------------------------------------- ----------------

                      TOTAL...................................................          $       154,828
                 ---------------------------------------------------------------------- ----------------

Item 14. Indemnification of Directors and Officers.
================================================================================

    Section 145 of the Delaware GCL permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability. The Company's Bylaws provide that it shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware GCL.

    In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware GCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the Delaware GCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situation described in clauses (i) through
(iv) above. The provision does not limit or eliminate the rights of the Company or any stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

    Pursuant to Section 145 of the Delaware GCL, the Company maintains directors' and officers' liability insurance coverage.

Item 15. Recent Sales of Unregistered Securities.

    On September 15, 1994, the Company issued 44,440 unregistered shares of Common Stock to Magnum Petroleum, Inc. in exchange for interests in oil and gas properties valued at approximately $66,660. The Common Stock was exempt from registration pursuant to Regulation D of the Securities Act and Section 4(2) of the Securities Act. On December 30, 1994, the Company issued 300,000 unregistered shares to Capco in connection with the acquisition of Capco Resource Properties Ltd. The Common Stock was exempt from registration pursuant to Section 4(2) of the Securities Act.

    In January 1995, the Company issued 24,000 unregistered shares of Common Stock, pursuant to a consulting agreement with Burt Cormany. The Common Stock was exempt from registration pursuant to Section 4(2) of Regulation D under the Securities Act.

    On December 31, 1997, the Company issued 10,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") in exchange for $10 million. The Series A Preferred Stock bears a cumulative dividend of 6% per annum and is convertible at the option of the holder into shares of Common Stock at a price equal to the lower of $9.345 or the average closing bid price for any three consecutive trading days during the 30 trading day period ending one trading day prior to the date the conversion notice is sent to the Company. In general, conversion of the Series A Preferred Stock can occur after 120 days from its issuance, in monthly increments of 20% of the amount issued. The Series A Preferred Stock may be converted into a maximum of 2,165,898 shares of the Common Stock (subject to increase in the event of certain dilutive events), until either shareholder or regulatory approvalis obtained, which the Company may be obligated to seek. The issuance was exempt from registration under Rule 506 of Regulation D of the Securities Act.

    The Series A Preferred Stock is redeemable by the Company at any time and must be redeemed upon the occurrence of certain events. The Company may redeem the Series A Preferred Stock at 115% of its stated value plus accrued dividends and the issuance of a five year warrant to purchase 200,000 shares of the Common Stock at 105% of the average closing bid price for the five consecutive trading days preceding the date fixed for redemption. However, the holder has the ability to convert all or any of the Series A Preferred Stock into Common Stock. The Series A Preferred Stock is senior to all other classes of the Company's equity securities and is accorded preferential status with regard to dividend and liquidation rights. The conversion of the Series A Preferred Stock could have a dilutive effect on the Company's Common Stock. The Series A Preferred Stock generally carries no voting rights other than with respect to the future issuance of preferred stock.

Item 16. Exhibits.


              3(i).1 Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No.
                      001-13880) and incorporated herein by reference)

           3(i).1(a)  Certificate of  Designations,  Preferences,  and Rights of
                      Series A Convertible Preferred Stock dated December 31, 1997 (filed as Exhibit 3(i).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

             3(ii).1 ByLaws of the Company (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)


                 4.1  Form of Indenture  (including form of Debenture) (filed as
                      Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


                 5.1 Opinion of Gibson, Dunn & Crutcher LLP regarding legality**


                10.1 Form of Indemnification Agreement entered into with officers and directors of the Company (filed as Exhibit
                      10.1 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


                10.2  Employment   Agreement  with  Ilyas  Chaudhary  (filed  as
                      Exhibit 10.3 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


                10.3  Employment  Agreement  with  Walton  C.  Vance  (filed  as
                      Exhibit 10.31 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)


                10.4 First Amendment, Letter Agreement with Bradley T. Katzung (filed as Exhibit 10.33 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)


                10.5 Second Amendment to Employment Agreement with Bradley T. Katzung (Filed as Exhibit 10.5 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

                10.6  Employment  Agreement  with Burt Cormany (filed as Exhibit
                      10.1 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No.
                      001-13880) and incorporated herein by reference)


                10.7 Employment Agreement with Alex Cathcart, dated March 1, 1997, (filed as Exhibit 10.38 to the Company's Quarterly Report Form 10-Q for the quarter ended June 30, 1997 (file No.001-13880) and incorporated herein by reference)


                10.8 Retainer Agreement with Rodney C. Hill, A Professional Corporation, dated March 16, 1997 (filed as Exhibit 10.39 to the Company's Quarterly Report Form 10-Q for the quarter ended June 30, 1997(File No. 001-13880) and incorporated herein by reference)


                10.9 Amendment to Retainer Agreement with Rodney C. Hill, A Professional Corporation dated March 13, 1998 (Filed as
                      Exhibit 10.9 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.10 Saba Petroleum Company 1996 Equity Incentive Plan (filed as Exhibit 4.4 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

               10.11 Saba Petroleum Company 1997 Stock Option Plan for Non Employee Directors (filed as Exhibit 4.5 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

               10.12 First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1996 (File No. 001-13880) and incorporated herein by reference)


               10.13  Amendment  Number One to First  Amended and Restated  Loan
                      Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.20 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 1-12322) and incorporated herein by reference)


               10.14  Amendment  Number Two to First  Amended and Restated  Loan
                      Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.15 Amendment Number Three to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.16 Amendment Number Four to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10 to the Company's Current Report on Form 8-K filed September 24, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.17 Corrections relating to Second Amendment dated August 28, 1997, and Fourth Amendment dated September 9, 1997 to the First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.4 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.18 Amendment Number Five to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.4 to the Company's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)


               10.19 Consent Letter to Preferred Stock Transaction by Bank One, Texas, N.A. dated December 31, 1997 (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)


               10.20  Amendment of the First Amended and Restated Loan Agreement
                      between  the  Company  and   Bank One,  Texas,  N.A.,
                      dated December 31, 1997 (filed as Exhibit 10.3 to Saba's ReportForm 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)


               10.21 Amendment Number Seven to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (Filed as Exhibit 10.21 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.22 Stock Purchase Agreement (filed as an exhibit to the Company's Current Report on Form 8-K dated January 10, 1995 (File No. 1-12322) and incorporated herein by reference)


               10.23 Processing Agreement between Santa Maria Refining Company and Petro Source Refining Corporation (filed as Exhibit
                      10.6 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.24 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Teca and Nare fields (filed as Exhibit 10.7 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.25 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Cocorna Field (filed as Exhibit 10.8 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.26 Agreement among Saba Petroleum Company and Cabot Oil and Gas Corporation to acquire Cabot Properties (filed as
                      Exhibit 10.9 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.27  Agreement  among Saba Petroleum  Company,  Beaver Lake
                      Resources Corporation and Capco Resource Properties Ltd. (filed as Exhibit 10.10 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.28 Amendment to Agreement among the Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire the Teca and Nare fields (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 14, 1995 (File No. 1-12322) and incorporated herein by reference)


               10.29 Promissory Notes of the Company (filed as Exhibit 10.13 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.30  CRI Stock Purchase Termination Agreement (filed as Exhibit
                      10.14 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.31 Form of Common Stock Conversion Agreement between Capco and the Company (filed as Exhibit 10.15 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference).


               10.32 Form of Agreement regarding exercise of preemptive rights between Capco and the Company (filed as Exhibit 10.16 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.33 Letter Agreement, as amended, between Omimex de Colombia, Ltd. and the Company (filed as Exhibit 10.17 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.34 Promissory Note of Mr. Chaudhary (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)


               10.35 Form of Stock Option Agreements between Mr. Chaudhary and Messrs. Hickey and Barker (filed as Exhibit 10.3 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)


               10.36 Form of Stock Option Termination Agreements between the Company and Messrs. Hagler and Richards (filed as Exhibit
                      10.4 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated by reference)

               10.37 Agreement Minutes concerning Colombia oil sales contract between Omimex as operator and Ecopetrol (filed as Exhibit 10.21 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.38 Operating Agreement between Omimex and Sabacol-Velasquez property (filed as Exhibit 10.22 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.39 Operating Agreement between Omimex and Sabacol-Cocorna and Nare properties (filed as Exhibit 10.23 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.40 Operating Agreement between Omimex and Sabacol-Velasquez-Galan Pipeline (filed as Exhibit 10.24 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.41 Operating Agreement between Omimex and Sabacol-Cocorna Concession property (filed as Exhibit 10.25 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.42 Life insurance contract on life of Ilyas Chaudhary (filed as Exhibit 10.26 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.43 Life insurance contract on life of Ilyas Chaudhary (filed as Exhibit 10.27 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.44 Agreement for Assignment of Leases between the Company and Geo Petroleum, Inc. (filed as an exhibit to the Company's amended annual report on Form 10-KSB/A for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.45 Amendment to Agreement for Assignment of Leases between the Company and Geo Petroleum, Inc. (Filed as Exhibit
                      10.45 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.46 Agreement to Provide Collateral between Capco and Saba Petroleum Company (filed as Exhibit 10.29 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.47 Purchase and Sale Agreement between DuBose Ventures, Inc., Rockbridge Oil & Gas, Inc., Saba Energy of Texas, Incorporated and Energy Asset Management Corporation to acquire properties in Jefferson Parish, LA (filed as Exhibit 10.30 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.48 Beaver Lake Resources Corporation March 1997 Re-Financing Agreement (filed as Exhibit 10.3 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31,1997 (File No. 001-13880) and incorporated herein by reference)


               10.49 Production Sharing Contract between Perusahaan Pertambangan Minyak Dan Gas Bumi Nagara (Pertamina) and Saba Jatiluhur Limited (filed as Exhibit 10.5 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.50 Agreements among the Company, Amerada Hess Corporation and Hamar Associates II, LLC dated November 1, 1997 (Filed as
                      Exhibit 10.50 to the Company's annual report on Form
                      10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.51 Agreements among the Company, Chevron U.S.A. Production Company and Nahama Natural Gas (Filed as Exhibit 10.51 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

               10.52 Exchange Agreement between the Company and Energy Asset Management Company, L.L.C.dated March 6, 1998 (Filed as
                      Exhibit 10.52 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

                      Office Lease Agreement, 3201 Airpark Drive, Santa Maria, California (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31,
               10.53 1997 (File No. 001-13880) and incorporated herein by reference)

               10.54 Office Lease Agreement, 17526 Von Karman Avenue, Irvine, California (Filed as Exhibit 10.54 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

               10.55 Purchase and Sale Agreement between the Company and Statoil Exploration (US) Inc.dated August 19, 1997 (filed as an exhibit to the Company's Current Report on Form 8-K dated September 24, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.56  Securities  Purchase  Agreement  dated  December  31, 1997
                      (filed as  Exhibit  10.1 to Saba's    Report  Form 8-K
                      filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)

               10.57 Registration Rights Agreement dated as of December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

               10.58 Stock Purchase Warrant (Closing Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

               10.59 Stock Purchase Warrant (Redemption Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

               10.60  Finder  Agreement  dated as of December 31, 1997 (Filed as
                      Exhibit 10.60 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No.
                      001-13880) and incorporated herein by reference)

               10.61 Stock Purchase Warrant (Finder Warrant) dated as of December 31, 1997 (Filed as Exhibit 10.61 to the Company's annual report on Form 10-K for the year ended December
                      31, 1997 (File No. 001-13880) and incorporated herein by reference)

               10.62 Preliminary Agreement To Enter Into A Business Combination dated March 18, 1998 by and among the Company and Omimex Resources, Inc. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)

               10.63 Press Release announcing the Proposed Combination between the Company and Omimex Resources, Inc. dated March 18, 1998 (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)


               16.1 Letter from Jackson & Rhodes P.C. to the Company (filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 (File No. 1-12322) and incorporated herein by reference)


                21.1 Subsidiaries of the Company (filed as Exhibit 21.1 to the Company's Registration Statement on Form S-1 dated January 21, 1998 and incorporated herein by reference)


                23.1 Consent of Coopers & Lybrand L.L.P. (Los Angeles, California)*


                23.2  Consent of Netherland, Sewell & Associates, Inc.*


                23.3  Consent of Sproule Associates Limited*


                23.4  Consent of Gibson, Dunn & Crutcher LLP (included in
                      Exhibit 5.1)**

                24.1 Powers of attorney, see p. II-8 (filed as Exhibit 24.1 to the Company's Registration Statement on Form S-1 dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

*   Filed herewith
** To be filed by amendment




Item 17. Undertakings.

    The undersigned registrant hereby undertakes that:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time The Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered therein, and that, the offering of the securities at that time as the initial bona fide offering thereof of those securities.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                                           POWER OF ATTORNEY

    Saba Petroleum Company, a Delaware corporation, and each person whose signature appears below, constitute and appoint Ilyas Chaudhary, Rodney C. Hill and Walton C. Vance, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                                              SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Santa Maria, State of California on May 12, 1998.

                             SABA PETROLEUM COMPANY


                             By: /s/ ILYAS CHAUDHARY
                                 Ilyas Chaudhary
                            Chairman of the Board and
                             Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


----------------------------------------------------- ------- --------------------------- ------------------------

                     Signatures                                         Title                      Date


----------------------------------------------------- ------- --------------------------- ------------------------
                                                      ------- --------------------------- ------------------------
                /s/ ILYAS CHAUDHARY                           Chairman of the Board and      May 12, 1998
----------------------------------------------------          Chief Executive Officer
                  Ilyas Chaudhary                             (Principal Executive
                                                              Officer)

----------------------------------------------------- ------- --------------------------- ------------------------
----------------------------------------------------- ------- --------------------------- ------------------------
                /s/ WALTON C. VANCE                           Vice President, Chief          May 12, 1998
----------------------------------------------------          Financial Officer and
                  Walton C. Vance                             Secretary and Director
                                                              (Principal Financial and
                                                              Accounting Officer)

----------------------------------------------------- ------- --------------------------- ------------------------
----------------------------------------------------- ------- --------------------------- ------------------------
                /s/ ALEX S. CATHCART                          President, Chief               May 12, 1998
----------------------------------------------------          Operating Officer and
                  Alex S. Cathcart                            Director

                                                      ------- --------------------------- ------------------------
----------------------------------------------------- ------- --------------------------- ------------------------
               /s/ WILLIAM N. HAGLER                          Director                       May 12, 1998
----------------------------------------------------
                 William N. Hagler
                                                      ------- --------------------------- ------------------------
----------------------------------------------------- ------- --------------------------- ------------------------

                /s/ RONALD D. ORMAND                          Director                       May 12, 1998
----------------------------------------------------
                  Ronald D. Ormand
                                                      ------- --------------------------- ------------------------
----------------------------------------------------- ------- --------------------------- ------------------------

                 /s/ RODNEY C. HILL                           Director                       May 12, 1998
----------------------------------------------------
                   Rodney C. Hill
                                                      ------- --------------------------- ------------------------
----------------------------------------------------- ------- --------------------------- ------------------------

                 /s/ FAYSAL SOHAIL                            Director                       May 12, 1998
----------------------------------------------------
                   Faysal Sohail
----------------------------------------------------- ------- --------------------------- ------------------------

                                                        SABA PETROLEUM COMPANY

                                                             EXHIBIT INDEX


         3. Exhibits:

              3(i).1 Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No.
                      001-13880) and incorporated herein by reference)

           3(i).1(a)  Certificate of  Designations,  Preferences,  and Rights of
                      Series A Convertible Preferred Stock dated December 31, 1997 (filed as Exhibit 3(i).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

             3(ii).1 ByLaws of the Company (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)


                 4.1  Form of Indenture  (including form of Debenture) (filed as
                      Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


                 5.1 Opinion of Gibson, Dunn & Crutcher LLP regarding legality**


                10.1 Form of Indemnification Agreement entered into with officers and directors of the Company (filed as Exhibit
                      10.1 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


                10.2  Employment   Agreement  with  Ilyas  Chaudhary  (filed  as
                      Exhibit 10.3 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


                10.3  Employment  Agreement  with  Walton  C.  Vance  (filed  as
                      Exhibit 10.31 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)


                10.4 First Amendment, Letter Agreement with Bradley T. Katzung (filed as Exhibit 10.33 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)


                10.5 Second Amendment to Employment Agreement with Bradley T. Katzung (Filed as Exhibit 10.5 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

                10.6  Employment  Agreement  with Burt Cormany (filed as Exhibit
                      10.1 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No.
                      001-13880) and incorporated herein by reference)


                10.7 Employment Agreement with Alex Cathcart, dated March 1, 1997, (filed as Exhibit 10.38 to the Company's Quarterly Report Form 10-Q for the quarter ended June 30, 1997 (file No.001-13880) and incorporated herein by reference)


                10.8 Retainer Agreement with Rodney C. Hill, A Professional Corporation, dated March 16, 1997 (filed as Exhibit 10.39 to the Company's Quarterly Report Form 10-Q for the quarter ended June 30, 1997(File No. 001-13880) and incorporated herein by reference)


                10.9 Amendment to Retainer Agreement with Rodney C. Hill, A Professional Corporation dated March 13, 1998 (Filed as
                      Exhibit 10.9 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.10 Saba Petroleum Company 1996 Equity Incentive Plan (filed as Exhibit 4.4 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

               10.11 Saba Petroleum Company 1997 Stock Option Plan for Non Employee Directors (filed as Exhibit 4.5 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

               10.12 First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1996 (File No. 001-13880) and incorporated herein by reference)


               10.13  Amendment  Number One to First  Amended and Restated  Loan
                      Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.20 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 1-12322) and incorporated herein by reference)


               10.14  Amendment  Number Two to First  Amended and Restated  Loan
                      Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.15 Amendment Number Three to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.16 Amendment Number Four to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10 to the Company's Current Report on Form 8-K filed September 24, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.17 Corrections relating to Second Amendment dated August 28, 1997, and Fourth Amendment dated September 9, 1997 to the First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.4 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.18 Amendment Number Five to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.4 to the Company's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)


               10.19 Consent Letter to Preferred Stock Transaction by Bank One, Texas, N.A. dated December 31, 1997 (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)


               10.20  Amendment of the First Amended and Restated Loan Agreement
                      between  the  Company  and   Bank One,  Texas,  N.A.,
                      dated December 31, 1997 (filed as Exhibit 10.3 to Saba's ReportForm 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)


               10.21 Amendment Number Seven to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (Filed as Exhibit 10.21 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.22 Stock Purchase Agreement (filed as an exhibit to the Company's Current Report on Form 8-K dated January 10, 1995 (File No. 1-12322) and incorporated herein by reference)


               10.23 Processing Agreement between Santa Maria Refining Company and Petro Source Refining Corporation (filed as Exhibit
                      10.6 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.24 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Teca and Nare fields (filed as Exhibit 10.7 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.25 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Cocorna Field (filed as Exhibit 10.8 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.26 Agreement among Saba Petroleum Company and Cabot Oil and Gas Corporation to acquire Cabot Properties (filed as
                      Exhibit 10.9 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.27  Agreement  among Saba Petroleum  Company,  Beaver Lake
                      Resources Corporation and Capco Resource Properties Ltd. (filed as Exhibit 10.10 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.28 Amendment to Agreement among the Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire the Teca and Nare fields (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 14, 1995 (File No. 1-12322) and incorporated herein by reference)


               10.29 Promissory Notes of the Company (filed as Exhibit 10.13 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.30  CRI Stock Purchase Termination Agreement (filed as Exhibit
                      10.14 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.31 Form of Common Stock Conversion Agreement between Capco and the Company (filed as Exhibit 10.15 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference).


               10.32 Form of Agreement regarding exercise of preemptive rights between Capco and the Company (filed as Exhibit 10.16 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.33 Letter Agreement, as amended, between Omimex de Colombia, Ltd. and the Company (filed as Exhibit 10.17 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)


               10.34 Promissory Note of Mr. Chaudhary (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)


               10.35 Form of Stock Option Agreements between Mr. Chaudhary and Messrs. Hickey and Barker (filed as Exhibit 10.3 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)


               10.36 Form of Stock Option Termination Agreements between the Company and Messrs. Hagler and Richards (filed as Exhibit
                      10.4 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated by reference)

               10.37 Agreement Minutes concerning Colombia oil sales contract between Omimex as operator and Ecopetrol (filed as Exhibit 10.21 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.38 Operating Agreement between Omimex and Sabacol-Velasquez property (filed as Exhibit 10.22 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.39 Operating Agreement between Omimex and Sabacol-Cocorna and Nare properties (filed as Exhibit 10.23 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.40 Operating Agreement between Omimex and Sabacol-Velasquez-Galan Pipeline (filed as Exhibit 10.24 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.41 Operating Agreement between Omimex and Sabacol-Cocorna Concession property (filed as Exhibit 10.25 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.42 Life insurance contract on life of Ilyas Chaudhary (filed as Exhibit 10.26 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.43 Life insurance contract on life of Ilyas Chaudhary (filed as Exhibit 10.27 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.44 Agreement for Assignment of Leases between the Company and Geo Petroleum, Inc. (filed as an exhibit to the Company's amended annual report on Form 10-KSB/A for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.45 Amendment to Agreement for Assignment of Leases between the Company and Geo Petroleum, Inc. (Filed as Exhibit
                      10.45 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.46 Agreement to Provide Collateral between Capco and Saba Petroleum Company (filed as Exhibit 10.29 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.47 Purchase and Sale Agreement between DuBose Ventures, Inc., Rockbridge Oil & Gas, Inc., Saba Energy of Texas, Incorporated and Energy Asset Management Corporation to acquire properties in Jefferson Parish, LA (filed as Exhibit 10.30 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

               10.48 Beaver Lake Resources Corporation March 1997 Re-Financing Agreement (filed as Exhibit 10.3 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31,1997 (File No. 001-13880) and incorporated herein by reference)


               10.49 Production Sharing Contract between Perusahaan Pertambangan Minyak Dan Gas Bumi Nagara (Pertamina) and Saba Jatiluhur Limited (filed as Exhibit 10.5 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.50 Agreements among the Company, Amerada Hess Corporation and Hamar Associates II, LLC dated November 1, 1997 (Filed as
                      Exhibit 10.50 to the Company's annual report on Form
                      10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.51 Agreements among the Company, Chevron U.S.A. Production Company and Nahama Natural Gas (Filed as Exhibit 10.51 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

               10.52 Exchange Agreement between the Company and Energy Asset Management Company, L.L.C.dated March 6, 1998 (Filed as
                      Exhibit 10.52 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

                      Office Lease Agreement, 3201 Airpark Drive, Santa Maria, California (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31,
               10.53 1997 (File No. 001-13880) and incorporated herein by reference)

               10.54 Office Lease Agreement, 17526 Von Karman Avenue, Irvine, California (Filed as Exhibit 10.54 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

               10.55 Purchase and Sale Agreement between the Company and Statoil Exploration (US) Inc.dated August 19, 1997 (filed as an exhibit to the Company's Current Report on Form 8-K dated September 24, 1997 (File No. 001-13880) and incorporated herein by reference)


               10.56  Securities  Purchase  Agreement  dated  December  31, 1997
                      (filed as  Exhibit  10.1 to Saba's    Report  Form 8-K
                      filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)

               10.57 Registration Rights Agreement dated as of December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

               10.58 Stock Purchase Warrant (Closing Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

               10.59 Stock Purchase Warrant (Redemption Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

               10.60  Finder  Agreement  dated as of December 31, 1997 (Filed as
                      Exhibit 10.60 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No.
                      001-13880) and incorporated herein by reference)

               10.61 Stock Purchase Warrant (Finder Warrant) dated as of December 31, 1997 (Filed as Exhibit 10.61 to the Company's annual report on Form 10-K for the year ended December
                      31, 1997 (File No. 001-13880) and incorporated herein by reference)

               10.62 Preliminary Agreement To Enter Into A Business Combination dated March 18, 1998 by and among the Company and Omimex Resources, Inc. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)

               10.63 Press Release announcing the Proposed Combination between the Company and Omimex Resources, Inc. dated March 18, 1998 (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)


               16.1 Letter from Jackson & Rhodes P.C. to the Company (filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 (File No. 1-12322) and incorporated herein by reference)



                21.1 Subsidiaries of the Company (filed as Exhibit 21.1 to the Company's Registration Statement on Form S-1 dated January 21, 1998 and incorporated herein by reference)


                23.1 Consent of Coopers & Lybrand L.L.P. (Los Angeles, California)*


                23.2  Consent of Netherland, Sewell & Associates, Inc.*


                23.3  Consent of Sproule Associates Limited*


                23.4  Consent of Gibson, Dunn & Crutcher LLP (included in
                      Exhibit 5.1)**

                24.1 Powers of attorney, see p. II-8 (filed as Exhibit 24.1 to the Company's Registration Statement on Form S-1 dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

*   Filed herewith
** To be filed by amendment